Exhibit 10.8

CRYSTAL BRIDGE ENTERPRISES INC.

and

Alpha Cognition Inc.

ARRANGEMENT AGREEMENT

October 27, 2020

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation Not Affected by Headings	15
1.3	Number and Gender	15
1.4	Date for Any Action	15
1.5	Currency	15
1.6	Accounting Matters	15
1.7	Knowledge	15
1.8	Schedules	16
ARTICLE 2 THE ARRANGEMENT		16
2.1	Arrangement	16
2.2	Interim Order	16
2.3	Alpha Meeting	17
2.4	Alpha Circular	18
2.5	Final Order	19
2.6	Court Proceedings	19
2.7	Filing Statement	19
2.8	Crystal Meeting	20
2.9	Regulatory Approvals	21
2.10	Crystal Consolidation	21
2.11	Concurrent Financing	21
2.12	Effective Date	21
2.13	Crystal Board Reconstitution	22
2.14	Crystal Management Reconstitution	22
2.15	Payment of Consideration Shares	22
2.16	Escrow	23
2.17	Alpha Convertible Promissory Notes	24
2.18	Alpha Options	24
2.19	Alpha Warrants	24
2.20	Alpha LTIP	24
2.21	Announcement and Shareholder Communications	25
2.22	Withholding Taxes	25
2.23	U.S. Securities Compliance	25
2.24	Extension of Outside Date	26
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF Alpha		26
3.1	Representations and Warranties	26
3.2	Survival of Representations and Warranties	27
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF Crystal		27
4.1	Representations and Warranties	27
4.2	Survival of Representations and Warranties	27
ARTICLE 5 COVENANTS		27
5.1	Covenants of Alpha Regarding the Conduct of Business	27
5.2	Covenants of Alpha Relating to the Arrangement	31
5.3	Covenants of Crystal Regarding the Conduct of Business	32
5.4	Covenants of Crystal Relating to the Arrangement	34

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ARTICLE 6 CONDITIONS		35
6.1	Mutual Conditions Precedent	35
6.2	Additional Conditions Precedent to the Obligations of Crystal	36
6.3	Additional Conditions Precedent to the Obligations of Alpha	37
6.4	Satisfaction of Conditions	38
ARTICLE 7 ADDITIONAL AGREEMENTS		38
7.1	Non-Solicitation / Right to Match	38
7.2	Access to Information; Confidentiality	42
7.3	Notices of Certain Events	42
ARTICLE 8 TERM, TERMINATION, AMENDMENT AND WAIVER		43
8.1	Term	43
8.2	Termination	43
8.3	Expenses and Termination Fees	45
8.4	Amendment	46
8.5	Waiver	46
ARTICLE 9 GENERAL PROVISIONS		47
9.1	Privacy	47
9.2	Notices	47
9.3	Governing Law; Waiver of Jury Trial	48
9.4	Injunctive Relief	48
9.5	Time of Essence	48
9.6	Entire Agreement, Binding Effect and Assignment	49
9.7	No Liability	49
9.8	Severability	49
9.9	Counterparts, Execution	49

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ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated October 27, 2020.

BETWEEN:

CRYSTAL BRIDGE ENTERPRISES INC., a company incorporated under the laws of British Columbia and having an office at 439 Helmcken Street, Vancouver, BC V6B 2E6

(“Crystal”)

- and -

Alpha Cognition Inc., a company incorporated under the laws of British Columbia and having an office at 439 Helmcken Street, Vancouver, BC V6B 2E6

(“Alpha”)

WHEREAS:

A.	Crystal, a capital pool company under Policy 2.4 of the TSX-V, entered into a non-binding Letter Agreement dated July 9, 2020 with Alpha for the purposes of completing a Qualifying Transaction;

B.	The Parties wish to enter into this Agreement to further formalize the terms of, replace and supersede the Letter Agreement;

C.	The Parties intend to carry out the transactions contemplated in this Agreement by way of an arrangement under the provisions of the BCBCA; and

D.	The Alpha Board has determined, after receiving financial and legal advice, that the Consideration to be received by Alpha Shareholders (other than Crystal and its affiliates) pursuant to the Arrangement is fair and that the Arrangement is in the best interests of Alpha, and the Alpha Board has resolved to recommend that the Alpha Shareholders vote in favour of the Arrangement, all subject to the terms and the conditions contained in this Agreement.

NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Alpha” means Alpha Cognition Inc., a company incorporated under the BCBCA;

“Alpha Board” means the board of directors of Alpha as the same is constituted from time to time;

“Alpha Change in Recommendation” has the meaning ascribed thereto in Section 8.2(a)(iii);

“Alpha Circular” means the notice of the Alpha Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Alpha Shareholders and Alpha Warrantholders in connection with the Alpha Meeting, as amended, supplemented or otherwise modified from time to time, in such form as required pursuant to the BCBCA and as required by the Court to obtain the Interim Order and the Final Order;

“Alpha Class C Share Amendment” means the amendment to the special rights and restrictions of the Class C Shares contained in Alpha’s articles, the particulars of which are set out in Schedule E;

“Alpha Class C Shares” means the Class C - Series A Preferred shares in the capital of Alpha;

“Alpha Common Shares” means the common voting shares in the capital of Alpha;

“Alpha Convertible Promissory Notes” means the convertible promissory notes dated April 27, 2020, and any convertible promissory notes issued on exercise of the Alpha Convertible Promissory Note Warrants, which are convertible into Alpha Common Shares on or before October 27, 2021;

“Alpha Convertible Promissory Note Warrants” means the warrants dated April 27, 2020 exercisable to purchase Alpha Convertible Promissory Notes until October 30, 2020, or at the election of the holder until October 30, 2020, convertible into units on the same terms as the Concurrent Financing entitling the holder to ultimately receive one Crystal Post-Consolidated Common Share and one half of one Crystal Warrant;

“Alpha Data Room” means the electronic data room, as existing as the date of this Agreement, and made available to Crystal by Alpha in connection with the Arrangement;

“Alpha Disclosure Letter” means the disclosure letter executed by Alpha and delivered to Crystal concurrently with the execution of this Agreement;

“Alpha Financial Statements” means the audited consolidated annual financial statements of Alpha for the years ended December 31, 2019 and 2018 and the unaudited consolidated interim financial statements of Alpha for the six month period ended June 30, 2020;

“Alpha LTIP” means the long term incentive plan of Alpha dated October 9, 2020;

“Alpha Meeting” means the special meeting of Alpha Shareholders and Alpha Warrantholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution, as well as to approve the Class C Share Resolution;

“Alpha Option Plan” means the Alpha Class A Common Share Stock Option Plan adopted by the directors of Alpha on November 30, 2017, and renamed the Legacy Stock Option Plan pursuant to the resolutions of the board of directors of Alpha dated September 2, 2020;

“Alpha Options” means the stock options to acquire Alpha Common Shares granted or existing under the Alpha Option Plan, which are outstanding and unexercised at the date of this Agreement, and as evidenced by the stock option certificates between Alpha and the holders thereof, and, where applicable, as amended pursuant to the resolutions of the board of directors of Alpha dated September 2, 2020;

“Alpha Privacy Policy” has the meaning set out in subsection (hh)(i) of Schedule C;

“Alpha Securityholder Approval” has the meaning ascribed thereto in Section 2.2(c);

“Alpha Shareholders” means the holders of Alpha Shares;

“Alpha Shareholders Agreement” means the shareholders agreement dated February 27, 2015 between Alpha and the holders of Alpha Common Shares and Alpha Class C Shares;

“Alpha Shares” means the collectively, the Alpha Common Shares and Alpha Class C Shares;

“Alpha Voting Support Agreements” means the voting support and lock-up agreements (including all amendments thereto), in form satisfactory to Crystal, to be entered into with the Supporting Alpha Securityholders setting forth the terms and conditions upon which they will agree, among other things, not to sell, transfer or dispose of any Alpha Shares for the time period specified therein, to vote in favour of the Arrangement Resolution and Class C Share Resolution, and to otherwise support the Arrangement;

“Alpha Warrantholders” means the holders of Alpha Warrants;

“Alpha Warrants” means the 9,201,783 warrants to purchase Alpha Common Shares described in Schedule I, which are outstanding and unexercised at the date of this Agreement;

“Acquisition Proposal” means other than the transactions contemplated by this Agreement, any offer, proposal or inquiry from any Person or group of Persons, whether or not in writing and whether or not delivered to the Alpha Shareholders, after the date hereof relating to:

(a)	any acquisition or purchase, direct or indirect, of: (i) the assets of Alpha and/or its Subsidiary that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Alpha and its Subsidiary, taken as a whole, or which contribute 20% or more of the consolidated revenue of Alpha and its Subsidiary, taken as a whole (or any lease, long-term supply, hedging arrangement, joint venture, strategic alliance, partnership or other transaction having the same economic effect as a sale of such assets), or (ii) beneficial ownership of 20% or more of the issued and outstanding voting or equity securities of Alpha or its Subsidiary that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of Alpha and its Subsidiary, taken as a whole;

(b)	any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of Alpha or its Subsidiary;

(c)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Alpha or its Subsidiary; or

(d)	any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or which would or could reasonably be expected to materially reduce the benefits to Crystal under this Agreement or the Arrangement;

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, together with the Alpha Disclosure Letter;

“Anti-Spam Laws” means An Act to Promote the Efficiency and Adaptability of the Canadian Economy by Regulating Certain Activities that Discourage Reliance on Electronic Means of Carrying out Commercial Activities, and to Amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada), all other applicable Law enacted or issued with respect to same, and any similar applicable Law governing the sending of direct marketing messages by electronic means or the installation of computer programs in any jurisdiction;

“Arrangement” means the arrangement of Alpha under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.4 of this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any amendment or variation is acceptable to both Parties acting reasonably);

“Arrangement Resolution” means the special resolution of the Alpha Shareholders and Alpha Warrantholders approving the Plan of Arrangement, which is to be considered at the Alpha Meeting and shall be substantially in the form and content of Schedule B hereto;

“Authorization” means any authorization, order, permit, approval, grant, license, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, and includes any Authorization in accordance with Environmental Laws;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“business day” means any day other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia;

“Business IP” has the meaning set out in subsection (gg)(i) of Schedule C;

“Claim” means (i) any suit, action, proceeding, dispute, investigation, claim, arbitration, order, summons, citation, directive, ticket, charge, demand or prosecution, whether legal or administrative; or (ii) any appeal or application for review; whether at law or in equity or by any Governmental Entity;

“Class C Share Resolution” means the special resolution of the Alpha Shareholders approving the Alpha Class C Share Amendment;

“Closing” means the completion of the Transaction on the terms and subject to the conditions set forth in this Agreement;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Competition Act” means the Competition Act (Canada), as amended from time to time;

“Concurrent Financing” means the brokered private placement of up to 8,125,000 Subscription Receipts at an issue price of $1.60 per Subscription Receipt for aggregate gross proceeds of up to approximately $13,000,000, plus a 15% over-allotment option exercisable by the agents, to be completed prior to the Effective Time on terms and conditions to be mutually agreed upon by Crystal and Alpha;

“Confidentiality Agreement” means the confidentiality agreement between Alpha and Crystal dated May 15, 2020;

“Consideration” means the consideration to be received by Alpha Shareholders and Alpha Warrantholders from Crystal pursuant to the Plan of Arrangement in respect of each Alpha Share and Alpha Warrant that is issued and outstanding immediately prior to the Effective Time, being:

(a)	1 Crystal Post-Consolidated Share or 1 Crystal Restricted Voting Share for each Alpha Common Share issued and outstanding,

(b)	1 Crystal Class B Preferred Share for each Alpha Class C Share issued and outstanding, and

(c)	1 Consideration Warrant for each Alpha Warrant issued and outstanding;

“Consideration Shares” means the Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares and Crystal Class B Preferred Shares to be issued in exchange for Alpha Shares pursuant to the Arrangement;

“Consideration Warrants” means Crystal Warrants to be issued to Alpha Warrantholders, substantially in the form attached as Schedule H, with the same exercise price and term to expiry as the Alpha Warrants so exchanged;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective assets is subject;

“Court” means the Supreme Court of British Columbia;

“Crystal” means Crystal Bridge Enterprises Inc., a company incorporated under the BCBCA;

“Crystal Authorized Capital Amendment“ means the creation of the Crystal Restricted Voting Shares and the Crystal Class B Preferred Shares, by way of amendments to the articles of Crystal;

“Crystal Board Reconstitution” has the meaning ascribed thereto in Section 2.13;

“Crystal Class B Preferred Shares” means the Class B - Series A preferred voting shares in the capital of Crystal to be adopted with the special rights and restrictions set out in Schedule G by way of the Crystal Authorized Capital Amendment;

“Crystal Common Shares” means the common shares without par value in the capital of Crystal as currently constituted on the date of this Agreement;

“Crystal Consolidation” means the consolidation of Crystal Common Shares on the basis of one Crystal Post-Consolidated Share for every 7.14 Crystal Common Shares, and the corresponding adjustments to the Crystal Warrants in accordance with the terms of the Crystal Warrants, and the Crystal Options in accordance with the terms of the Crystal Option Plan;

“Crystal Financial Statements” means the audited consolidated annual financial statements of Crystal for the years ended July 31, 2019 and 2018, and the unaudited consolidated interim financial statements of Crystal for the nine month period ended April 30, 2020;

“Crystal Management Reconstitution” has the meaning ascribed thereto in Section 2.14;

“Crystal Meeting” means the special meeting of Crystal Shareholders, including any adjournment or postponement thereof, to be called and held to consider the Crystal Shareholder Resolutions;

“Crystal Disclosure Documents” means all information, disclosure, forms, reports, schedules, statements, certifications and other documents, including without limitation all press releases, forms, reports, schedules, financial statements and notes and schedules to such financial statements, management’s discussion and analysis of financial condition and results of operations, certifications, annual information forms, management information circulars, material change reports, business acquisition reports and other documents publicly disclosed or filed by Crystal with the Securities Authorities and publicly available at www.sedar.com;

“Crystal Option Plan” means the Crystal Stock Option Plan dated effective September 21, 2018;

“Crystal Options” means options to purchase Crystal Common Shares granted under the Crystal Option Plan;

“Crystal Post-Consolidated Shares” means the Crystal Common Shares after giving effect to the Crystal Consolidation;

“Crystal Restricted Voting Shares” means the restricted voting common shares in the capital of Crystal, to be adopted with the special rights and restrictions set out in Schedule F (as such may be amended based on advice from United States counsel) by way of the Crystal Authorized Capital Amendment, and issued to U.S. Restricted Shareholders in accordance with this Agreement;

“Crystal Shareholder Approval” means approval of the Crystal Shareholder Resolutions by a majority of the votes cast on the Crystal Shareholder Resolutions by the Crystal Shareholders present in person or by proxy at the Crystal Meeting;

“Crystal Shareholder Resolutions” means the ordinary resolutions of Crystal Shareholders approving the Crystal Authorized Capital Amendment;

“Crystal Shareholders” means the registered and/or beneficial holders of Crystal Common Shares;

“Crystal Termination Fee” has the meaning ascribed thereto in Section 8.3(b);

“Crystal Termination Fee Event” has the meaning ascribed thereto in Section 8.3(c);

“Crystal Warrants” common share purchase warrants of Crystal to purchase Crystal Common Shares or Crystal Post-Consolidated Shares, as applicable;

“Cyber Security Incidents” has the meaning set out in subsection (hh)(ii) of Schedule C;

“Depositary” means Computershare Trust Company of Canada, or such other depositary as Crystal may determine;

“Dissent Rights” means the rights of dissent exercisable by the Alpha Shareholders in respect of the Arrangement described in the Plan of Arrangement;

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Employee Plan” means all benefit or compensation plans, programs, policies, practices, contracts, agreements or other arrangements, covering current or former employees, directors or consultants of Alpha, including without limitation employment, consulting, deferred compensation, equity, benefit, bonus, incentive, pension, retirement, savings, stock purchase, profit sharing, stock option, stock appreciation, phantom stock, termination, change of control, life insurance, medical, health, welfare, hospital, dental, vision care, drug, sick leave, disability, and similar plans, programmes, arrangements or practices, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to by a member of Alpha, or to which a member of Alpha is obligated to contribute, or with respect to which a member of Alpha has any liability, direct or indirect, contingent or otherwise, other than benefit plans established pursuant to statute;

“Encumbrance” means any Claim, encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, option, right of pre-emption, privilege or any matter capable of registration against title or any Contract to create any of the foregoing;

“Environmental Laws” means all Law aimed at, or relating to, the reclamation or restoration of properties, occupational health and safety, protection of the environment, abatement of pollution, protection of wildlife, ensuring public safety from environmental hazards and all other Laws relating to (a) the management processing, use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substances; (b) plant and animal life, (c) lands; or (d) other natural resources;

“ERISA” has the meaning set out in subsection (v)(iv) of Schedule C;

“ERISA Affiliate” has the meaning set out in subsection (v)(iv) of Schedule C;

“Filing Statement” means the filing statement of Crystal to be prepared and delivered in accordance with Section 2.7 of this Agreement disclosing the Transaction, including all schedules, appendices and exhibits thereto and enclosures therewith, as amended, supplemented or otherwise modified from time to time;

“Final Order” means the final order of the Court, after a hearing upon the fairness of the terms and conditions of the Arrangement, in a form acceptable to Alpha and Crystal, each acting reasonably, approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to both Parties acting reasonably);

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the TSX-V; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Substances” means any waste or other substance that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or that could result in any Liability under, any applicable Environment Laws including petroleum and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cadmium, lead, mercury, polychlorinated biphenyls (“PCBs”), PCB-containing equipment and material, mould, asbestos, asbestos-containing material, urea-formaldehyde, urea-formaldehyde-containing material and any other material or substance that may impair the environment;

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board, as updated and amended from time to time and applied in accordance with the consistency requirements thereof;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Intellectual Property” means domestic and foreign intellectual property rights, whether or not registrable, patentable or otherwise formally protectable, including:

(a)	inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications;

(b)	works, copyrights, copyright registrations and applications for copyright registration, including all moral rights or similar rights of authorship or attribution;

(c)	designs, design registrations, design registration applications and integrated circuit topographies;

(d)	trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos, and all goodwill related thereto;

(e)	know-how, trade secrets, proprietary information, algorithms, formulae, recipes, systems, compositions, manufacturing and production processes, methods and techniques and related documentation, clinical and testing data, customer and supplier information, and market and survey information (collectively “Trade Secrets”); and

(f)	telephone numbers, domain names and social media identities, and the goodwill associated with any of the foregoing;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to Alpha and Crystal, each acting reasonably, providing for, among other things, the calling and holding of the Alpha Meeting, as the same may be amended by the Court with the consent of Alpha and Crystal, each acting reasonably;

“Key Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, Authorizations and other approvals of Governmental Entities, necessary to proceed with the transactions contemplated by this Agreement and the Plan of Arrangement, including but not limited to, the approval of the Transaction by the TSX-V;

“Key Third Party Consents” means those notices, consents or approvals required to be delivered to or obtained from any third party (other than any Governmental Entity), including under any Contract, to proceed with or in connection with the transactions contemplated by this Agreement and the Plan of Arrangement;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any permit of or from any Governmental Entity, and the term “applicable”, with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Letter Agreement” means the letter agreement dated July 9, 2020 between the Parties;

“Liability” means, in respect of any Person, any debt, liability or obligation of any kind or nature whatsoever, including (a) any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, (b) any right against such Person to an equitable remedy for breach of performance, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and (c) any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise);

“License” means a license or royalty agreement, or other Contract relating to any third party Intellectual Property or to the development of any Intellectual Property for Alpha or its Subsidiary (other than agreements with employees entered into in the ordinary course of business on standard forms);

“Material Adverse Effect” means in respect of either Party, any one or more changes, effects, events, developments, occurrences, circumstances or states of fact, either individually or in the aggregate, that is, or could reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise), condition (financial or otherwise) or prospects of such Party and its Subsidiaries (if any), other than changes, effects, events, occurrences, circumstances or states of fact resulting from:

(a)	any change in the market price of such Party’s securities;

(b)	any action taken pursuant to or as contemplated by this Agreement or with the prior written consent of the other Party;

(c)	changes affecting the global pharmaceutical industry generally;

(d)	any changes in the market price of commodities;

(e)	general political, economic, financial, currency exchange, securities or commodity market;

(f)	the commencement or continuation of any war, armed hostilities or acts of terrorism; or

(g)	any change in applicable Law,

provided, however, that with respect to clauses (c), (d), (e), (f) and (g), such changes do not relate primarily to such Party and its Subsidiaries (if any), taken as a whole, or do not have a materially disproportionate effect on such Party and its Subsidiaries (if any);

“Material Contracts” means in respect of a Party, any Contract:

(a)	that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on such Party;

(b)	under which such Party or its Subsidiary has, directly or indirectly, guaranteed any liabilities, obligations or indebtedness of a third party (other than ordinary course endorsements for collection);

(c)	relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset;

(d)	relating to the sale or issuance (as applicable) of any of the assets, equity interests or voting interests of the Party or its Subsidiary;

(e)	providing for the establishment, investment in, organization or formation of any joint ventures or partnerships;

(f)	under which such Party or its Subsidiary is obligated to make or expects to receive payments in excess of $100,000 over the remaining term of the Contract or requiring performance by such Party or its Subsidiary more than one year from the date hereof;

(g)	relating to the acquisition of any business, a material amount of shares or assets of any other Person or any real property (whether by amalgamation, sale or issue of shares, sale of assets or otherwise), in each case involving amounts in excess of $100,000;

(h)	that is a License relating to Intellectual Property;

(i)	that relates to non-competition, non-solicitation, exclusivity in any business line, geographic area or otherwise, or otherwise limiting the freedom of the Party or its Subsidary to engage in any line of business, compete with any other Person, solicit any Persons for any purpose, operate its assets at maximum production capacity or otherwise conduct its business;

(j)	that creates an exclusive dealing arrangement or right of first offer or refusal;

(k)	that is a collective bargaining agreement, a labour union contract or any other memorandum of understanding or other agreement with a union representing the employees of a Party or its Subsidiary;

(l)	that requires notice to, or consent of, a counterparty thereto in connection with the execution, delivery and performance of this Agreement, or the consummation of the Arrangement or the other transactions provided for in this Agreement or the Plan of Arrangement;

(m)	pursuant to which a counterparty would or could have rights of, or that contain provisions triggering, termination, non-renewal, amendment, modification, award, payment or damages, directly or indirectly, whether or not with notice or lapse of time or both, as a result of the performance by the Party of its obligations under this Agreement or the consummation of the Arrangement or the other transactions provided for in this Agreement or the Plan of Arrangement;

(n)	with any Governmental Entity; and

(o)	that is otherwise material to such Party and its Subsidiary;

“material fact” and “material change” have the meanings ascribed thereto in the Securities Act;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Ontario Securities Commission;

“Name Change” means the change of name of Crystal to “Alpha Cognition Inc.”, or such similar name as the parties may agree upon and that may be approved by applicable regulatory authorities on Closing;

“notice” has the meaning ascribed thereto in Section 9.2;

“ordinary course of business” or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person, provided that in any event such action is not unreasonable or unusual;

“Outside Date” means March 1, 2021, or such later date as may be agreed to in writing by the Parties;

“Owned IP” has the meaning set out in subsection (gg)(i) of Schedule C;

“Parties” means Alpha and Crystal, and “Party” means either of them;

“Permit” means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other authorization of, from or required by any Governmental Entity;

“Permitted Encumbrances” means:

(a)	liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made in the Alpha Financial Statements);

(b)	registered servitudes, easements, restrictions, rights of way and other similar rights in real property or any interest therein, provided: (i) the same are not of such nature as to materially restrict, limit, impair or impede the use of the property subject thereto in the business of Alpha and its Subsidiary; and (ii) each such encumbrance has been complied with and is in good standing;

(c)	liens for Taxes either not due and payable or due but for which notice of assessment has not been given, as set forth in the Alpha Disclosure Letter;

(d)	undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse Claims, security interests or encumbrances to which any Governmental Entity may be entitled that have not at the time been filed or registered against the title to the asset or served upon the owner or lessee of the property subject thereto pursuant to Law and that relate to obligations not due or delinquent, provided that they do not materially restrict, limit, impair of impede the ability of Alpha or any of its subsidiaries to carry on the business of Alpha and its Subsidiary;

(e)	assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease to which Alpha or any of its subsidiaries is the tenant;

(f)	security given in the ordinary course of the business of Alpha and its Subsidiary to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the business of Alpha and its Subsidiary, other than security for borrowed money, provided that such security does not materially restrict, limit, impair of impede the ability of Alpha or any of its subsidiaries to carry on the business of Alpha and its Subsidiary;

(g)	the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially restrict, limit, impair or impede its use in the operation of the business of Alpha and its Subsidiary; and

(h)	those liens set out in the Alpha Disclosure Letter;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Personal Information” means any information (regardless of form) that relates to an identified or identifiable individual; an identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identifier, such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person; or any other information about an individual that is defined as “personal data” or “personal information” by applicable Law. Personal Information may include information such as name, street address, telephone number, email address, photograph, date of birth, social security number, driver’s license number or data collected through an automated license plate recognition system, passport number, financial account information, username and password combinations or customer or account number, geolocation information of an individual or device, biometric data, medical or health information, cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier, and web or mobile browsing or usage information that is linked to the foregoing;

“Plan of Arrangement” means the plan of arrangement of Alpha, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with this Agreement, the Plan of Arrangement or upon the direction of the Court in the Interim Order or the Final Order, with the prior written consent of the Parties, each acting reasonably;

“Proceeding” has the meaning set out in subsection (ii)(iii) of Schedule C;

“Proposed Agreement” has the meaning ascribed thereto in Section 7.1(d);

“Real Property” has the meaning set out in subsection (r)(i) of Schedule C;

“Registered IP” has the meaning set out in subsection (gg)(i) of Schedule C;

“Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in connection with the consummation of the Arrangement;

“Response Period” has the meaning ascribed thereto in Section 7.1(d);

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means all applicable securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada and the TSX-V;

“Securities Laws” means the Securities Act and the U.S. Securities Act, together with all other applicable state, federal and provincial securities Laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Subject Parties” has the meaning set out in subsection (ee)(ii) of Schedule C;

“Subscription Receipts” means the subscription receipts to be issued by Alpha at an issue price of $1.60 per Subscription Receipt in connection with the Concurrent Financing, each Subscription Receipt entitling the holder to receive one Alpha Common Share and one-half of one warrant to purchase Alpha Common Shares, which will be automatically exchanged for one Crystal Post-Consolidated Share and one half of one Crystal Warrant, respectively, on completion of the Transaction. Each full Crystal Warrant will entitle the holder thereof to purchase one Crystal Post-Consolidated Share at a price equal to $2.10 for a period of 24 months following the closing date of the Concurrent Financing;

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators;

“Superior Proposal“ means an unsolicited bona fide written Acquisition Proposal made by a third party to Alpha or its shareholders in writing after the date hereof: (a) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Alpha Shares; (b) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal; (c) is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to be available to the satisfaction of the Alpha Board acting in good faith (after receipt of advice from its financial advisors and outside legal counsel is obtained); (d) which is not subject to a due diligence and/or access condition; (e) that did not result from a breach of Section 7.1 by Alpha or its representatives; (f) is made available to all Alpha Shareholders on the same terms and conditions, including, but not limited to, as to the form and amount of consideration offered thereunder; and (g) in respect of which the Alpha Board determines in good faith (after receipt of advice from its outside legal counsel) that: (i) such Acquisition Proposal is reasonably capable of completion without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; (ii) failure to recommend such Acquisition Proposal to its shareholders would be inconsistent with its fiduciary duties under applicable Law; and (iii) such Acquisition Proposal would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to its shareholders from a financial point of view than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Crystal pursuant to Section 7.1(e));

“Supporting Alpha Securityholders” means each of the Alpha Shareholders and Alpha Warrantholders set forth in Section 1.1(a) of the Alpha Disclosure Letter;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies, statutory royalties, inspection and expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;

“Transaction” means the transaction between Crystal and Alpha, which includes the Arrangement and issuance of Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares and Crystal Class C Preferred Shares to Alpha Shareholders, the Crystal Board Reconstitution, the Crystal Management Reconstitution, the Concurrent Financing, the Alpha Class C Share Amendment, the Crystal Consolidation, the Crystal Authorized Capital Amendment, the Name Change, and any other transactions contemplated by this Agreement;

“TSX-V” means the TSX Venture Exchange;

“TSX-V Approval” means all necessary approvals of the TSX-V, including for the Transaction and the Filing Statement, subject only to the filing of documents within the times established by the TSX-V;

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. GAAP” means United States generally accepted accounting principles;

“U.S. Restricted Shareholders” means the holders of Alpha Common Shares resident in the United States and set forth in Section 1.1(b) of the Alpha Disclosure Letter, who shall receive such number of Crystal Restricted Voting Shares as set out in the Alpha Disclosure Letter, subject to adjustment in accordance with Section 2.15(b); and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5	Currency

Unless otherwise indicated, all amounts herein are in Canadian dollars. All references to “dollars”, “$” or “C$” are to the lawful currency of Canada, and “US$” are to the lawful currency of the United States.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of a Party shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in respect of a Party required to be made shall be made in a manner consistent with IFRS consistently applied.

1.7	Knowledge

In this Agreement, and except as specifically qualified herein, references to “knowledge”, the “knowledge of” and similar references, with respect to a Party, mean the actual knowledge of the Chief Executive Officer and Chief Financial Officer of such Party, after making due enquiries (including of such Party’s relevant personnel), regarding the relevant matter.

1.8	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Plan of Arrangement
Schedule B	-	Arrangement Resolution
Schedule C	-	Representations and Warranties of Alpha
Schedule D	-	Representations and Warranties of Crystal
Schedule E	-	Alpha Class C Share Amendment
Schedule F	-	Special Rights and Restrictions of Crystal Restricted Voting Shares
Schedule G	-	Special Rights and Restrictions of Crystal Class B Preferred Shares
Schedule H	-	Form of Consideration Warrant
Schedule I	-	Capital Structure of Alpha and its Subsidiary
Schedule J	-	Pro Forma Capital Structure of Crystal Following the Arrangement

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement

Alpha and Crystal agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	Interim Order

As soon as reasonably practicable following the execution of this Agreement, Alpha shall apply to the Court in a manner acceptable to Crystal acting reasonably, and, in cooperation with Crystal, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Alpha Meeting and for the manner in which such notice is to be provided;

(b)	for confirmation of the record date for the Alpha Meeting;

(c)	that the requisite approvals required in connection with the Arrangement shall be:

(i)	2/3 of the votes cast on the Class C Share Resolution by the Alpha Shareholders, voting as a single class;

(ii)	2/3 of the votes cast on the Arrangement Resolution by the Alpha Shareholders, voting as a single class; and

(iii)	2/3 of the votes cast on the Arrangement Resolution by the Alpha Shareholders and Alpha Warrantholders, voting as a single class,

present in person or by proxy at the Alpha Meeting (collectively, the “Alpha Securityholder Approval”);

(d)	that each Alpha Shareholder is entitled to one vote for each Alpha Share held by such Alpha Shareholder, and each Alpha Warrantholder is entitled to one vote for each Alpha Common Share underlying the Alpha Warrants held by such Alpha Warrantholder;

(e)	that, in all other respects, the terms, conditions and restrictions of the constating documents of Alpha, including quorum requirements and other matters, shall apply in respect of the Alpha Meeting;

(f)	for the grant of Dissent Rights to the Alpha Shareholders who are registered Alpha Shareholders;

(g)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(h)	that the Alpha Meeting may be adjourned or postponed from time to time by the Alpha Board subject to the terms of this Agreement without the need for additional approval of the Court;

(i)	that it is Crystal’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares and Consideration Warrants pursuant to the Arrangement, based upon the Court’s approval of the Arrangement;

(j)	that the record date for Alpha Shareholders and Alpha Warrantholders entitled to notice of and to vote at the Alpha Meeting will not change in respect of any adjournment(s) of the Alpha Meeting; and

(k)	for such other matters as Crystal may reasonably require, subject to obtaining the prior written consent of Alpha, such consent not to be unreasonably withheld or delayed.

2.3	Alpha Meeting

Subject to receipt of the Interim Order and subject to the terms of this Agreement:

(a)	Alpha agrees to convene and conduct the Alpha Meeting in accordance with the Interim Order, Alpha’s articles and notice of articles and applicable Laws as soon as reasonably practicable. Alpha agrees that it shall, in consultation with Crystal, fix a record date for the purposes of determining the Alpha Shareholders entitled to receive notice of and vote at the Alpha Meeting in accordance with the Interim Order.

(b)	Alpha will advise Crystal as Crystal may reasonably request as to the aggregate tally of the proxies received by Alpha in respect of the Class C Share Resolution and Arrangement Resolution.

(c)	Alpha will promptly advise Crystal of any written notice of dissent or purported exercise by any Alpha Shareholder of Dissent Rights received by Alpha in relation to the Arrangement and any withdrawal of Dissent Rights received by Alpha and any written communications sent by or on behalf of Alpha to any Alpha Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement.

(d)	Within five (5) business days of execution of this Agreement and as soon as practical after the record date for the Alpha Meeting, Alpha will prepare or cause to be prepared by its transfer agent and provided to Crystal a list of the holders of Alpha Shares, Alpha Convertible Promissory Notes, Alpha Options and Alpha Warrants, and will deliver to Crystal thereafter, as reasonably requested by Crystal, supplemental lists setting out any changes thereto, all such deliveries to be in electronic format.

2.4	Alpha Circular

(a)	As soon as reasonably practicable following execution of this Agreement, Alpha shall: (i) prepare the Alpha Circular together with any other documents required by applicable Laws; and (ii) mail the Alpha Circular as required under applicable Laws and by the Interim Order. On the date of mailing thereof, Alpha shall cause the Alpha Circular to comply with all applicable Laws and the Interim Order and to contain sufficient detail to permit the Alpha Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Alpha Meeting.

(b)	Subject to Section 7.1, Alpha shall: (i) solicit proxies in favour of the Class C Share Resolution and Arrangement Resolution, against any resolution submitted by any other Alpha Shareholder or Alpha Warrantholder, including, if so requested by Crystal, using the services of dealers and proxy solicitation services and permitting Crystal to otherwise assist Alpha in such solicitation, and, notwithstanding any other provision of this Agreement, the costs and expenses associated with any such proxy solicitation required by Crystal shall be paid by Crystal, and take all other actions that are reasonably necessary or desirable to seek the Alpha Securityholder Approval; (ii) recommend to Alpha Shareholders and Alpha Warrantholders that they vote in favour of the Class C Share Resolution and Arrangement Resolution; (iii) not make an Alpha Change in Recommendation; and (iv) include in the Alpha Circular a statement that each Supporting Alpha Securityholder has agreed to vote all of such Person’s Alpha Shares (including any Alpha Shares issued upon the exercise of any Alpha Convertible Promissory Notes, Alpha Options and Alpha Warrants) and Alpha Warrants in favour of the Class C Share Resolution and Arrangement Resolution, subject to the other terms of this Agreement and the Alpha Voting Support Agreements.

(c)	Crystal shall provide to Alpha information regarding Crystal for inclusion in the Alpha Circular. Crystal shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial or other expert information required to be included in the Alpha Circular and to the identification in the Alpha Circular of each such advisor. Crystal shall ensure that such information shall be complete and correct in all material respects and that it does not include any misrepresentation.

(d)	Crystal and its legal counsel shall be given a reasonable opportunity to review and comment on the Alpha Circular prior to the Alpha Circular being printed and mailed, and reasonable consideration shall be given to any comments made by Crystal and its legal counsel, provided that all information relating solely to Crystal, its affiliates and the Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares, Crystal Class B Preferred Shares, Consideration Warrants and Crystal Options included in the Alpha Circular shall be in form and content satisfactory to Crystal, acting reasonably. Alpha shall provide Crystal with final copies of the Alpha Circular prior to the mailing to the Alpha Shareholders and Alpha Warrantholders.

(e)	Alpha and Crystal shall each promptly notify the other if at any time before the Effective Date either becomes aware that the Alpha Circular contains a misrepresentation, or that otherwise requires an amendment or supplement to the Alpha Circular and the Parties shall co-operate in the preparation of any amendment or supplement to the Alpha Circular as required or appropriate, and Alpha shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Alpha Circular to Alpha Shareholders and Alpha Warrantholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

2.5	Final Order

If: (a) the Interim Order is obtained; and (b) the Alpha Securityholder Approval is obtained at the Alpha Meeting as provided for in the Interim Order and as required by applicable Laws, Alpha shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order held as soon as reasonably practicable and, in any event, within four (4) business days following the receipt of the Alpha Securityholder Approval at the Alpha Meeting.

2.6	Court Proceedings

Subject to the terms of this Agreement, Crystal will cooperate with and assist Alpha in seeking the Interim Order and the Final Order, including by providing Alpha on a timely basis any information reasonably required to be supplied by Crystal in connection therewith. Alpha will provide legal counsel to Crystal with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement and will give reasonable consideration to all such comments. Subject to applicable Law, Alpha will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.6 or with Crystal’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Alpha shall also provide to Crystal’s outside counsel on a timely basis copies of any notice of appearance or other Court documents served on Alpha in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Alpha indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.

2.7	Filing Statement

(a)	As soon as reasonably practicable following the date of this Agreement, Crystal and Alpha agree to prepare and complete (or coordinate the preparation and completion of) the Filing Statement together with any other documents required by Applicable Laws in connection with the Filing Statement and the Transaction.

(b)	Crystal will ensure that the Filing Statement complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Filing Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information furnished by or on behalf of Alpha).

(c)	Alpha will ensure that the Filing Statement complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Filing Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information furnished by or on behalf of Crystal).

(d)	The Parties will each timely furnish all such necessary information, records, financial statements, studies and other information concerning each Party, respectively, as may be reasonably required in the preparation of the Filing Statement and other documents related thereto.

(e)	Crystal, Alpha and their respective legal counsel and auditors will be given a reasonable opportunity to review and comment on the Filing Statement and other documents related thereto before they become final, and the Filing Statement will be in form and content satisfactory to Crystal and Alpha, acting reasonably.

(f)	Crystal and Alpha will file (or cause to be filed) with the TSX-V the Filing Statement and all other documentation required in connection with the Filing Statement by the TSX-V. Notwithstanding the foregoing, Crystal and Alpha will not deliver and file the Filing Statement with the TSX-V until Crystal and Alpha have provided written confirmation that the form of Filing Statement is acceptable to each, acting reasonably.

(g)	The Parties will keep each other Party and their respective counsel fully apprised of all substantive written (including email) and oral communications and all meetings with the TSX-V in respect of the Filing Statement or the Transaction, and will not participate in such material communications or meetings without giving the other Party and their respective counsel the opportunity to participate therein.

(h)	The Parties will promptly notify each other if, at any time before the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, it becomes aware that the Filing Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Filing Statement, and each Party will co-operate in the preparation of any amendment or supplement to the Filing Statement, as required or appropriate, and Crystal will promptly file any amendment or supplement to the Filing Statement on SEDAR, (or if required) mail or otherwise disseminate any amendment or supplement to the Filing Statement to its shareholders.

2.8	Crystal Meeting

Subject to the terms of this Agreement:

(a)	Crystal agrees to convene and conduct the Crystal Meeting in accordance with Crystal’s articles and notice of articles and applicable Laws as soon as reasonably practicable.

(b)	Crystal will advise Alpha as Alpha may reasonably request as to the aggregate tally of the proxies received by Crystal in respect of the Crystal Shareholder Resolutions.

2.9	Regulatory Approvals

(a)	Crystal and Alpha shall co-operate and use their reasonable commercial efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of any applications for Regulatory Approvals and other orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement, and to complete any of the transactions contemplated by this Agreement, including their obligations under applicable Laws, provided that in no event shall Crystal be required to file any prospectus, registration statement or similar document under applicable Securities Laws with regard to the Consideration Shares, Consideration Warrants or other securities issued pursuant to the Plan of Arrangement.

(b)	Without limiting the generality of the foregoing, Crystal and Alpha agree to cooperate and use all reasonable commercial efforts to obtain the TSX-V Approval by the Effective Time. Alpha acknowledges that Crystal is a company with its shares listed on the TSX-V and is subject to the rules and policies of the TSX-V, which may require Crystal to retain a sponsor to provide a report to TSX-V in respect of the Transaction or to obtain a formal valuation or appraisal of Alpha as contemplated by Section 4.2(a) of TSX-V Policy 5.4. Crystal and Alpha agree to use reasonable commercial efforts to apply for and obtain a waiver from the TSX-V from the requirement to engage a sponsor. If a sponsor is required by the TSX-V, Alpha will identify a sponsor and will be responsible for the fees and expenses of the sponsor, provided that the identity of the sponsor and the terms of the sponsor’s engagement shall be acceptable to Crystal, acting reasonably. If a formal valuation or appraisal of Alpha is required by the TSX-V, Alpha will arrange to obtain a qualified independent third party to prepare such formal valuation or appraisal and will be responsible for the fees and expenses of such party, provided that the identity of such party and the terms of its engagement shall be acceptable to Crystal, acting reasonably.

2.10	Crystal Consolidation

Crystal will, following receipt by Alpha of the Final Order and prior to the Effective Date, complete the Crystal Consolidation and will provide evidence satisfactory to Alpha acting reasonably, of the completion of the Crystal Consolidation.

2.11	Concurrent Financing

Alpha and Crystal will use commercially reasonable efforts to complete the Concurrent Financing on or prior to Closing. The Concurrent Financing will be conducted in full or in part on a brokered basis, and Crystal will seek TSX-V confirmation that the engagement of a broker will replace the need to engage a separate sponsor.

2.12	Effective Date

On the second (2nd) business day after the satisfaction or, where not prohibited, the waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article 6, unless another time or date is agreed to in writing by the Parties, the Closing of the Transaction will take place. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA. The Closing will take place at the offices of Morton Law LLP, Suite 1200, 750 West Pender, Vancouver, British Columbia at 9:00 a.m. (Vancouver time) on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.13	Crystal Board Reconstitution

Subject to the approval of the TSX-V and confirmation such Persons are eligible to act as directors pursuant to applicable Laws, as of the Effective Time, Crystal and Alpha agree that the directors of Crystal will consist of:

(a)	one nominee selected by Crystal and approved by Alpha, which is expected to be Rob Bakshi;

(b)	one nominee selected by Alpha, being Kenneth A. Cawkell; and

(c)	four additional nominees selected by Alpha, which are expected to include two nominees of Mertz Holdings, one nominee from Hymen Place LLC, and one nominee from CMI Cornerstone Management Corp.

(the “Crystal Board Reconstitution”).

Crystal agrees to take all reasonable commercial steps prior to the Effective Time to effect the Crystal Board Reconstitution effective as of the Effective Time.

2.14	Crystal Management Reconstitution

Subject to the approval of the TSX-V and confirmation such Persons are eligible to act as officers pursuant to applicable Laws, as of the Effective Time, Crystal and Alpha agree that the management of Crystal will consist of:

(a)	Kenneth A. Cawkell, Chief Executive Officer;

(b)	Frederick D. Sancilio, President; and

(c)	such other additional officers selected by Alpha,

(the “Crystal Management Reconstitution”).

Crystal agrees to take all reasonable commercial steps prior to the Effective Time to effect the Crystal Management Reconstitution effective as of the Effective Time.

2.15	Payment of Consideration Shares

(a)	Crystal will, following receipt by Alpha of the Final Order and prior to the Effective Date, deposit in escrow with the Depositary sufficient Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares and Crystal Class B Preferred Shares to satisfy the Consideration Shares payable to the Alpha Shareholders pursuant to the Plan of Arrangement (other than Alpha Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection).

(b)	The Parties agree that the number of Crystal Restricted Voting Shares to be issued to the U.S. Restricted Shareholders will be adjusted such that persons resident in the United States will hold no more than 45% of the Crystal Post-Consolidated Shares outstanding immediately following Closing. Alpha covenants and agrees to obtain a written agreement from the U.S. Restricted Shareholders agreeing to receive the Crystal Restricted Voting Shares on the terms set out in this Agreement within thirty (30) days of this Agreement

(c)	No fractional Consideration Shares will be issued in connection with the Arrangement, and no certificates for any such fractional shares will be issued. Any fractional Consideration Shares will be rounded down to the nearest whole number and no cash payment in lieu of any fractional Consideration Shares will be paid.

(d)	Each certificate representing Consideration Shares and Consideration Warrants issued to any person who is resident in the United States will bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY ACQUIRING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER OF THE SECURITIES AND ITS SUCCESSORS (THE “CORPORATION”) THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (i) RULE 144 OR (ii) RULE 144A THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS, AND, IN THE CASE OF PARAGRAPH (C) OR (D), THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL (WHICH COUNSEL AND OPINION SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY). Hedging transactions involving the securities must not be conducted unless in accordance with the U.S. Securities Act.

IF THE CORPORATION IS A “FOREIGN ISSUER” AS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT AT THE TIME THESE SECURITIES ARE ISSUED, AND THESE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY,” MAY BE OBTAINED FROM THE CORPORATION’S REGISTRAR AND TRANSFER AGENT FOR THE SECURITIES UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE CORPORATION’S REGISTRAR AND TRANSFER AGENT AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, TOGETHER WITH SUCH DOCUMENTATION AS MAY BE REQUESTED BY THE CORPORATION AND ITS REGISTRAR AND TRANSFER AGENT.”

2.16	Escrow

The Parties acknowledge that the TSX-V will require some or all of the Consideration Shares, Consideration Warrants or Crystal Options issued pursuant to the Transaction, to be held in escrow pursuant to the requirements of the TSX-V or Applicable Laws. The Parties further acknowledge that these escrowed Consideration Shares, Consideration Warrants or Crystal Options will be held in escrow pursuant to the policies of the TSX-V and released, over time, as determined by the TSX-V. The Parties agree that the terms of the escrow will be negotiated by counsel for Alpha, counsel for Crystal, and the TSX-V, and the Parties agree to take all commercially reasonable action necessary to obtain the agreement of each securityholder whose Consideration Shares, Consideration Warrants or Crystal Options are required to be placed in escrow, to comply with the requirements of this Section.

2.17	Alpha Convertible Promissory Notes

Alpha shall use all commercially reasonable efforts to:

(a)	cause the holders of Alpha Convertible Promissory Notes to convert their Alpha Convertible Promissory Notes into Alpha Common Shares no later than ten (10) business days prior to the Effective Date; or

(b)	amend the Alpha Convertible Promissory Notes such that the holders agree to receive Consideration Shares in lieu of Alpha Common Shares on conversion of the Alpha Convertible Promissory Notes on the Effective Date.

2.18	Alpha Options

(a)	Subject to the terms and conditions of this Agreement, each Alpha Option will on Closing be adjusted in accordance with the Alpha Option Plan and the Alpha Options.

(b)	Alpha shall use all commercially reasonable efforts to obtain escrow agreements from the holders of Alpha Options and/or place a legend on the certificates representing the securities as may be required under applicable securities laws (and United States securities laws if applicable) or the requirements of the TSX-V.

2.19	Alpha Warrants

(a)	Until the Effective Date and unless otherwise set forth in an applicable Voting Support Agreement, each holder of Alpha Warrants shall be entitled to, but shall not be required to, exercise such Alpha Warrants, in accordance with their terms, and thereby acquire Alpha Shares.

(b)	Subject to the terms and conditions of this Agreement, each Alpha Warrant outstanding on the Effective Date will be dealt with in accordance with the Plan of Arrangement.

(c)	Subject to, and in accordance with, the terms and conditions of this Agreement and the Subscription Receipts, Crystal will issue one Crystal Warrant in exchange for each whole warrant to purchase Alpha Common Shares issued on conversion of the Subscription Receipts.

2.20	Alpha LTIP

(a)	Alpha shall take all necessary actions in order to amend or waive the provisions in the Alpha LTIP, such that the Transaction is not a “Valuation Transaction” as defined in the Alpha LTIP.

(b)	Alpha shall take all necessary actions in order to ensure that no securities are issuable under the LTIP and there is no obligation of Crystal to issue any securities under the LTIP.

2.21	Announcement and Shareholder Communications

Crystal and Alpha shall each publicly announce the transactions contemplated hereby promptly following the execution of this Agreement by Crystal and Alpha, the text and timing of each Party’s announcement to be approved by the other Party in advance, acting reasonably. Crystal and Alpha shall co-operate in the preparation of presentations, if any, to Alpha Shareholders, Alpha Warrantholders or the holders of Crystal Common Shares regarding the transactions contemplated by this Agreement, and no Party shall:

(a)	issue any press release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed); or

(b)	make any filing with any Governmental Entity with respect thereto without prior consultation with the other Party and each Party shall reasonably consider comments provided by the other Party in respect of any such filing with a Governmental Entity, provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.22	Withholding Taxes

Crystal and the Depositary shall be entitled to deduct and withhold from any Consideration payable or otherwise deliverable to any Person hereunder, including, for greater certainty, the Plan of Arrangement, and from all dividends, interest or other amounts payable to any former Alpha Shareholder or former Alpha Warrantholder such amounts as Crystal or the Depositary is required or permitted to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, provided that such deducted or withheld Taxes or other amounts are actually remitted to the appropriate taxing authority.

2.23	U.S. Securities Compliance

Crystal and Alpha shall take all steps as may be required to cause the Consideration Shares and Consideration Warrants to be issued pursuant to the Arrangement to be issued pursuant to the exemption from registration under the U.S. Securities Act pursuant to Section 3(a)(10) of the U.S. Securities Act. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, Crystal and Alpha agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the Arrangement;

(c)	the Court will be required to satisfy itself as to the fairness of the Arrangement to the Alpha Shareholders and Alpha Warrantholders, subject to the Arrangement;

(d)	each Alpha Shareholder and Alpha Warrantholder entitled to receive securities on completion of the Arrangement will have the right to appear before the Court at the hearing of the Court for the Final Order to give approval of the Arrangement;

(e)	Alpha will ensure that each Alpha Shareholder and Alpha Warrantholder entitled to receive securities on completion of the Arrangement will be given adequate notice advising it of its right to attend the hearing of the Court for the Final Order to give approval of the Arrangement and providing it with sufficient information necessary for it to exercise that right;

(f)	Alpha Shareholders and Alpha Warrantholders will be advised that the Consideration Shares and Consideration Warrants to be issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Crystal in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and may be subject to restrictions on resale under U.S. federal and state Securities Laws;

(g)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to Alpha Shareholders and Alpha Warrantholders; and

(h)	the Final Order shall include a statement to substantially the following effect:

“This order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the U.S. Securities Act, from the registration requirements otherwise imposed by that act, regarding the distribution of common shares and warrants pursuant to the Plan of Arrangement.”

2.24	Extension of Outside Date

The Parties agree that, if as a result of the current COVID-19 pandemic, it is not reasonably possible to hold the Alpha Meeting or the Crystal Meeting or to obtain necessary orders of the Court to allow the Effective Date to occur on or prior to the Outside Date, then the Parties will, acting reasonably and in good faith, mutually extend the Outside Date by the amount of any such delay up to a maximum of thirty (30) days. Alpha shall to the extent permissible under applicable Law hold the Alpha Meeting as a virtual or hybrid meeting and shall use commercially reasonable efforts to ensure that the Interim Order provides for such virtual or hybrid meeting. Crystal shall to the extent permissible under applicable Law hold the Crystal Meeting as a virtual or hybrid meeting.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF Alpha

3.1	Representations and Warranties

Except as specifically disclosed in the Alpha Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph of Schedule C in respect of which such qualification is being made), Alpha hereby represents and warrants to Crystal, and acknowledges that Crystal is relying upon such representations and warranties in connection with the entering into of this Agreement and completing the Arrangement, as set out in Schedule C.

3.2	Survival of Representations and Warranties

The representations and warranties of Alpha contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF Crystal

4.1	Representations and Warranties

Crystal hereby represents and warrants to Alpha, and acknowledges that Alpha is relying upon such representations and warranties in connection with the entering into of this Agreement and completing the Arrangement, as set out in Schedule D.

4.2	Survival of Representations and Warranties

The representations and warranties of Crystal contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1	Covenants of Alpha Regarding the Conduct of Business

Alpha covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the time this Agreement is terminated in accordance with its terms, unless Crystal shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)	Alpha shall, and shall cause its Subsidiary to: (i) conduct its business only, not take any action except, and maintain its assets, facilities and operations in the ordinary course of business, and to use commercially reasonable efforts to preserve intact its present business organization and goodwill, to preserve intact its Subsidiary and to keep available the services of the directors, officers and employees of Alpha and its Subsidiary; (ii) preserve all of its Intellectual Property; (iii) preserve all of its rights under Material Contracts; and (iv) maintain satisfactory relationships consistent with past practice with suppliers, distributors, employees, Governmental Entities and others having business relationships with Alpha and its Subsidiary;

(b)	without limiting the generality of Section 5.1(a), Alpha shall not, and shall cause its Subsidiary not to, directly or indirectly (without the prior written consent of Crystal):

(i)	other than as specifically contemplated in this Agreement or in connection with the Concurrent Financing, issue, sell, grant, award, pledge, dispose of or encumber any Alpha Shares or any other securities of Alpha or its Subsidiary, including securities convertible into Alpha Shares or other securities, other than pursuant to the exercise of Alpha Convertible Promissory Notes, Alpha Convertible Promissory Note Warrants, Alpha Options and Alpha Warrants existing on the date hereof;

(ii)	except in the ordinary course of business in connection with the licensing and development of its Business IP, sell, pledge, lease, dispose of, mortgage, license, encumber or agree to sell, pledge, dispose of, mortgage, license, encumber or otherwise transfer any assets of any such party or any interest in any such assets;

(iii)	other than as specifically contemplated in this Agreement, amend or propose to amend the articles or other constating documents or the terms of any securities of any such party;

(iv)	split, combine or reclassify, redeem, purchase or offer to purchase or reduce the stated capital of any Alpha Shares or other securities of Alpha or its Subsidiary;

(v)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Alpha Shares or the shares of its Subsidiary;

(vi)	reorganize, amalgamate or merge any such party with any other Person;

(vii)	acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of any property or assets of any other Person, other than as set out in the Alpha Disclosure Letter;

(viii)	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person or make any loans or advances;

(ix)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of any such party;

(x)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in the Alpha Financial Statements or incurred in the ordinary course of business consistent with past practice and, in each case, unless otherwise prohibited by this Agreement;

(xi)	other than as specifically contemplated in this Agreement, waive, release, grant, transfer, exercise, modify or amend in any material respect any existing contractual rights, including any rights under any Material Contract, or in respect of its Business IP or any material Authorizations, Contracts or other document or any other material legal rights or claims;

(xii)	other than as specifically contemplated in this Agreement, waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, Contract or other document;

(xiii)	take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Alpha to consummate the Arrangement or the other transactions contemplated by this Agreement;

(xiv)	increase the benefits payable or to become payable to its directors or officers, enter into or modify any management, consulting, employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer of Alpha or its Subsidiary, or member of the board of Alpha or its Subsidiary, other than as required pursuant to the terms of agreements already entered into, which agreements are disclosed in the Alpha Data Room or in the Alpha Disclosure Letter, without prior approval in writing by Crystal;

(xv)	in the case of employees who are not officers of Alpha or its Subsidiary or members of the board of directors Alpha or its Subsidiary, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof without prior approval in writing by Crystal;

(xvi)	hire or permit its Subsidiary to hire, any employee without prior approval in writing by Crystal, such approval not to be unreasonably withheld; or

(xvii)	enter into any agreement that would be considered a Material Contract or otherwise outside of the ordinary course of business consistent with its past practices or amend or waive such party’s rights under any existing Material Contract;

(c)	Alpha shall not, and shall cause its Subsidiary not to, establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, savings, welfare, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement, including any Employee Plan, for the benefit or welfare of any directors, officers, current or former employees, or consultants of Alpha or its Subsidiary or any Person providing management services to Alpha or its Subsidiary;

(d)	Alpha shall, and shall cause its Subsidiary to cause, its and its Subsidiary’s current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)	Alpha shall, and shall cause its Subsidiary, to maintain and preserve all of its Business IP;

(f)	Alpha shall:

(i)	not, and shall not permit its Subsidiary to, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

(ii)	provide Crystal with prompt written notice of any change or any condition, event, circumstance or development which, when considered either individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Alpha;

(iii)	not, and shall cause its Subsidiary not to, enter into or renew any Contract (A) containing: (1) any limitation or restriction on the ability of Alpha or, following completion of the transactions contemplated hereby, the ability of Alpha or its Subsidiary to engage in any type of activity or business; (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Alpha or its Subsidiary or following consummation of the transactions contemplated hereby, all or any portion of the business of Alpha or its Subsidiary, is or would be conducted; or (3) any limit or restriction on the ability of Alpha or its Subsidiary following completion of the transactions contemplated hereby, the ability of Alpha or its Subsidiary to solicit customers or employees; or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(iv)	not, and shall cause its Subsidiary not to: (A) enter into any agreement that if entered into prior to the date hereof would be a Material Contract; (B) modify, amend in any material respect, transfer or terminate any Material Contract, or waive, release or assign any material rights or claims thereto or thereunder; or (C) or fail to enforce any breach or threatened breach of any Material Contract; and

(v)	not, and shall cause its Subsidiary not to, engage in any transaction with any related parties;

(g)	Alpha shall, and shall cause its Subsidiary to:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)	not make or rescind any material express or deemed election relating to Taxes;

(iv)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)	not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(vi)	not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the tax year ended December 31, 2019, except as may be required by applicable Laws;

(vii)	not change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the limitation period with respect to the assessment, reassessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material Tax refund; and

(viii)	take any action or fail to take any action which action or failure to act would, or would reasonably be expected to, result in the loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any Authorizations of or from any Governmental Entities necessary to conduct its businesses as now conducted or as proposed to be conducted; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for Authorizations;

(h)	Alpha shall not, and shall cause its Subsidiary not to, authorize or propose, or enter into or modify, any Contract to do any of the matters prohibited by the other subsections of this Section 5.1; and

(i)	other than as specifically contemplated by this Agreement, Alpha shall not, and shall cause its Subsidiary not to, settle or compromise: (A) any action, claim or proceeding brought against it and/or its Subsidiary, except with respect to such settlements and compromises that do not, in the aggregate, oblige Alpha or its Subsidiary to make cash payments exceeding $25,000; or (B) any action claim or proceeding brought by any present, former or purported holders of its securities or any other Person in connection with the transactions contemplated by this Agreement or the Arrangement.

5.2	Covenants of Alpha Relating to the Arrangement

Alpha shall, and shall cause its Subsidiary to, perform all obligations required to be performed by Alpha or its Subsidiary under this Agreement, co-operate with Crystal in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement and, without limiting the generality of the foregoing or the obligations of Alpha in Article 2 of this Agreement, Alpha shall, and where applicable shall cause its Subsidiary to:

(a)	perform all of the obligations required to be performed by it pursuant to Article 2 of this Agreement, including, but not limited to, obtaining the Alpha Securityholder Approval and causing the conversion or amendment of the Alpha Convertible Promissory Notes and amendment or waiver of the LTIP, as required;

(b)	use all commercially reasonable efforts to obtain Alpha Voting Support Agreements executed by the Alpha Supporting Securityholders within ten (10) business days of the date of this Agreement;

(c)	comply with the terms of this Agreement and faithfully and expeditiously seek to close the Transaction prior to the Outside Date;

(d)	use all commercially reasonable efforts to obtain and assist Crystal in obtaining all required Regulatory Approvals in connection with the Transaction;

(e)	cooperate with Crystal to obtain advice from United States counsel on the form of the special rights and restrictions for the Crystal Restricted Voting Shares, and amend the form of the special rights and restrictions contained in Schedule F to comply with such advice;

(f)	provide to Crystal such additional information and documentation as Crystal or its counsel may reasonably request in connection with its efforts to obtain the TSX-V Approval, including in preparing the Filing Statement, and use reasonable commercial efforts to assist Crystal with its efforts to obtain the TSX-V Approval;

(g)	use all commercially reasonable efforts to obtain, as soon as practicable following execution of this Agreement, all third party consents, approvals and notices required under any of Alpha’s Material Contracts;

(h)	defend all lawsuits or other legal, regulatory or other proceedings against Alpha challenging or affecting this Agreement or the consummation of the Arrangement;

(i)	continue to make available and cause to be made available to Crystal and its agents and advisors all documents, agreements, corporate, accounting and other business records as may be reasonably necessary for Crystal to complete its due diligence of Alpha and its Subsidiary, and to confirm the representations and warranties of Alpha set out in this Agreement;

(j)	furnish promptly to Crystal a copy of each notice, report, schedule or other document or written communication delivered or filed by Alpha in connection with the Arrangement, Interim Order or the Alpha Meeting with any Governmental Entity in connection with, or in any way affecting, the transactions contemplated herein; and

(k)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order.

5.3	Covenants of Crystal Regarding the Conduct of Business

Crystal covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the time this Agreement is terminated in accordance with its terms, unless Alpha shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, Crystal will use all reasonable commercial efforts to:

(a)	Crystal shall conduct its business only, not take any action except, and maintain its assets and operate in the ordinary course of business and maintain its books, records and accounts in accordance with generally accepted accounting principles, consistent with past practice;

(b)	without limiting the generality of Section 5.3(a), Crystal shall not directly or indirectly (without the prior written consent of Alpha):

(i)	other than in connection with the Concurrent Financing, issue, sell, grant, award, pledge, dispose of or encumber any Crystal Common Shares or any other securities of Crystal, including securities convertible into Crystal Common Shares or other securities, other than pursuant to the exercise of Crystal Options and Crystal Warrants existing on the date hereof;

(ii)	sell, pledge, lease, dispose of, mortgage, license, encumber or agree to sell, pledge, dispose of, mortgage, license, encumber or otherwise transfer any assets of any such party or any interest in any such assets;

(iii)	other than in connection with the Crystal Authorized Capital Amendment, amend or propose to amend the articles or other constating documents or the terms of any securities of Crystal;

(iv)	other than in connection with the Crystal Consolidation, split, combine or reclassify, redeem, purchase or offer to purchase or reduce the stated capital of any Crystal Common Shares;

(v)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Crystal Common Shares;

(vi)	reorganize, amalgamate or merge any such party with any other Person;

(vii)	acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of any property or assets of any other Person;

(viii)	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person or make any loans or advances, excluding routine advances to directors or officers of Crystal for expenses incurred in the ordinary course of business;

(ix)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of any such party;

(x)	pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved in the Crystal Financial Statements or incurred in the ordinary course of business consistent with past practice and, in each case, unless otherwise prohibited by this Agreement;

(xi)	take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Crystal to consummate the Arrangement or the other transactions contemplated by this Agreement; or

(xii)	enter into any agreement that would be considered a Material Contract or otherwise outside of the ordinary course of business consistent with its past practices or amend or waive such party’s rights under any existing Material Contract; and

(c)	Crystal shall:

(i)	not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect; and

(ii)	provide Alpha with prompt written notice of any change or any condition, event, circumstance or development which, when considered either individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Crystal.

5.4	Covenants of Crystal Relating to the Arrangement

Crystal shall perform all obligations required to be performed by Crystal under this Agreement, co-operate with Alpha in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement and, without limiting the generality of the foregoing or the obligations of Crystal in Article 2 of this Agreement, Crystal shall:

(a)	perform all of the obligations required to be performed by it pursuant to Article 2 of this Agreement, including, but not limited to, obtaining the Crystal Shareholder Approval;

(b)	cooperate with Alpha to obtain advice from United States counsel on the form of the special rights and restrictions for the Crystal Restricted Voting Shares, and amend the form of the special rights and restrictions contained in Schedule F to comply with such advice;

(c)	comply with the terms of this Agreement and faithfully and expeditiously seek to close the Transaction prior to the Outside Date;

(d)	use all commercially reasonable efforts to obtain and assist Alpha in obtaining all required Regulatory Approvals in connection with the Transaction, including the TSX-V Approval;

(e)	use all commercially reasonable efforts to obtain, as soon as practicable following execution of this Agreement, all third party consents, approvals and notices required under any of Crystal’s Material Contracts;

(f)	defend all lawsuits or other legal, regulatory or other proceedings against Crystal challenging or affecting this Agreement or the consummation of the Arrangement;

(g)	continue to make available and cause to be made available to Alpha and its agents and advisors all documents, agreements, corporate, accounting and other business records as may be reasonably necessary for Alpha to complete its due diligence of Crystal, and to confirm the representations and warranties of Crystal set out in this Agreement;

(h)	furnish promptly to Alpha a copy of each notice, report, schedule or other document or written communication delivered or filed by Crystal in connection with the Arrangement with any Governmental Entity in connection with, or in any way affecting, the transactions contemplated herein;

(i)	cause the Consideration Shares and Consideration Warrants to be allotted and issued on the Effective Date in accordance with, and subject to, the terms of this Agreement and the Plan of Arrangement;

(j)	upon the issuance thereof in accordance with the terms of this Agreement and the Arrangement, cause the Consideration Shares to be allotted and issued fully paid and free from all encumbrances and on terms that they will, as from the date when they are issued, rank pari passu in all respects with, and be identical to, the existing Crystal Post-Consolidated Shares in issue at the Effective Time and will rank in full for all dividends and other distributions declared, made or paid on Crystal Post-Consolidated Shares after the date of issuance of the Consideration Shares; and

(k)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement.

ARTICLE 6
CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a)	the Class C Share Resolution and Arrangement Resolution shall have been approved and adopted by the Alpha Shareholders and Alpha Warrantholders, as applicable, at the Alpha Meeting, in accordance with the Interim Order;

(b)	the Interim Order and the Final Order shall each have been obtained in respect of the Arrangement in a form satisfactory to Crystal, acting reasonably, and shall not have been set aside or modified in any manner unacceptable to the Parties on appeal or otherwise;

(c)	the Crystal Shareholder Resolutions shall have been approved and adopted by the Crystal Shareholders at the Crystal Meeting;

(d)	Crystal shall have received the TSX-V Approval;

(e)	the Concurrent Financing shall have been completed prior to, or will be completed concurrently with, Closing;

(f)	on completion of the Transaction, Crystal shall have the capital structure substantially as set out in Schedule J;

(g)	the absence of any court or other order of any Governmental Entity and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect, in each case, which has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement in accordance with the terms contemplated herein; and

(h)	all required Regulatory Approvals shall have been obtained on terms satisfactory to each of the Parties, acting reasonably.

6.2	Additional Conditions Precedent to the Obligations of Crystal

The obligation of Crystal to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Crystal and may be waived by Crystal):

(a)	all covenants of Alpha under this Agreement to be performed on or before the Effective Time which have not been waived by Crystal shall have been duly performed by Alpha in all material respects and Crystal shall have received a certificate of Alpha addressed to Crystal and dated the Effective Date, signed on behalf of Alpha by a senior executive officer of Alpha (without personal liability), confirming the same as at the Effective Date;

(b)	all representations and warranties of Alpha set forth in this Agreement that are qualified by materiality or by the expression Material Adverse Effect shall be true and correct in all respects, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and all other representations and warranties of Alpha shall be true and correct in all material respects, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and Crystal shall have received a certificate from Alpha, addressed to Crystal and dated the Effective Date, signed on behalf of Alpha by a senior executive officer of Alpha (without personal liability), confirming the same as at the Effective Date;

(c)	no action, suit or proceeding, shall have been taken under any applicable Law or by any Governmental Entity, and no Law, policy, decision or directive (having the force of Law) shall have been enacted, promulgated, amended or applied, in each case: (i) that makes consummation of the Arrangement illegal; (ii) to enjoin or prohibit the Plan of Arrangement or the transactions contemplated by this Agreement; (iii) which would render this Agreement or any of the Alpha Voting Support Agreements unenforceable in any way or frustrate the purpose and intent hereof or thereof; (iv) resulting in any judgment or assessment of damages, directly or indirectly, which, individually or in the aggregate, has had or could be reasonably expected to have a Material Adverse Effect on Alpha; or (v) if the Arrangement were consummated, could reasonably be expected to cause a Material Adverse Effect on Crystal;

(d)	since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Alpha, and Crystal shall have received a customary certificate of Alpha addressed to Crystal and dated the Effective Date, signed on behalf of Alpha by a senior executive officer of Alpha (without personal liability), confirming the same as at the Effective Date;

(e)	Crystal shall be satisfied, in its sole discretion, acting reasonably, with the results of its due diligence investigations of Alpha and its Subsidiary;

(f)	Alpha shall have completed the Alpha Class C Share Amendment;

(g)	Alpha shall have completed the waiver or amendment of the provisions in the Alpha LTIP, such that the Transaction is not a “valuation transaction” as defined in the Alpha LTIP;

(h)	Alpha shall have obtained escrow agreements from the holders of Alpha Options and/or place a legend on the certificates representing the securities as may be required under applicable securities laws (and United States securities laws if applicable) or the requirements of any stock exchange or other market, or as it may otherwise deem necessary or advisable;

(i)	the Alpha Voting Support Agreements shall have been entered into and shall be in full force and effect and there shall not have occurred any breach of any covenant or agreement or any representation or warranty by the parties thereto other than Crystal;

(j)	holders of no more than five percent (5%) of the outstanding Alpha Shares, in the aggregate, shall have exercised Dissent Rights;

(k)	all Material Contracts of Alpha and its Subsidiary shall remain in full force and effect, unamended by the parties thereto;

(l)	Alpha shall have received all consents of any third parties under Material Contracts or otherwise in connection with the Arrangement;

(m)	Alpha shall have obtained and delivered to Crystal written waivers and releases from each director, officer, employee, consultant or independent contractor that has any entitlement to any change of control, severance or other payment as a result of the Arrangement;

(n)	no less than eighty percent (80%) of the Alpha Convertible Promissory Notes issued and outstanding at any time prior to the Effective Date shall have been converted or amended as contemplated in Section 2.17;

(o)	the distribution of the Consideration Shares and Consideration Warrants under the Arrangement shall be exempt from the registration and prospectus requirements (or the publication of any equivalent document) under applicable Canadian Securities Laws; and

(p)	Alpha shall have delivered, or caused to be delivered, to Crystal any other documents, agreements or other instruments as reasonably required by Crystal to give necessary effect to the Arrangement.

The foregoing conditions will be for the sole benefit of Crystal and may be waived by it in whole or in part at any time.

6.3	Additional Conditions Precedent to the Obligations of Alpha

The obligation of Alpha to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Alpha and may be waived by Alpha):

(a)	all covenants of Crystal under this Agreement to be performed on or before the Effective Time which have not been waived by Alpha shall have been duly performed by Crystal in all material respects and Alpha shall have received a customary certificate of Crystal, addressed to Alpha and dated the Effective Date, signed on behalf of Crystal by a senior executive officer of Crystal (on Crystal’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)	all representations and warranties of Crystal set forth herein that are qualified by materiality or by the expression of Material Adverse Effect shall be true and correct in all respects, as though made on and as of the Effective Time, and all other representations and warranties of Crystal set forth in this Agreement shall be true and correct in all material respects, as though made on and as of the Effective Time and Alpha shall have received a certificate from Crystal, addressed to Alpha and dated the Effective Date, signed on behalf of Crystal by a senior executive officer of Crystal, confirming the same as at the Effective Date;

(c)	since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Crystal and Alpha shall have received a customary certificate of Crystal addressed to Alpha and dated the Effective Date, signed on behalf of Crystal by a senior executive officer of Crystal (without personal liability), confirming the same as at the Effective Date;

(d)	Crystal shall have completed the Crystal Authorized Capital Amendment and the Crystal Consolidation;

(e)	the outgoing directors and officers of Crystal shall have delivered resignations and mutual releases to Crystal, and Crystal shall have taken all steps as required to complete the Crystal Board Reconstitution and Crystal Management Reconstitution effective as of the Effective Time;

(f)	Crystal shall have taken all steps as required to complete the Name Change effective as of the Effective Time;

(g)	Crystal shall have complied with its obligations under Sections 2.15, 2.17, 2.18 and 2.19 and the Depositary shall have confirmed receipt of the Consideration contemplated under Section 2.15; and

(h)	Crystal shall have delivered evidence satisfactory to Alpha, acting reasonably, of the approval of listing on the TSX-V of the Crystal Post-Consolidated Shares and the Crystal Post-Consolidated Shares to be issued upon conversion of the Alpha Convertible Promissory Notes and Subscription Receipts, and exercise of the Alpha Options and the Alpha Warrants, subject only to satisfaction of the customary listing conditions of the TSX-V.

The foregoing conditions will be for the sole benefit of Alpha and may be waived by it in whole or in part at any time.

6.4	Satisfaction of Conditions

The conditions precedent set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1	Non-Solicitation / Right to Match

(a)	On and after the date of this Agreement, except as otherwise provided in this Agreement, Alpha shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)	make, solicit, assist, initiate, encourage, engage in, respond to or otherwise facilitate any inquiries, proposals or offers relating to any Acquisition Proposal, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by a Person other than Crystal pursuant to this Agreement to do or seek to do any of the foregoing;

(ii)	engage or participate in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt to make or complete any Acquisition Proposal, provided that, for greater certainty, Alpha may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Alpha Board has so determined;

(iii)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Crystal or the Arrangement, the approval or recommendation of the Alpha Board or any committee thereof of this Agreement or the Arrangement;

(iv)	approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until fifteen (15) days following formal announcement of such Acquisition Proposal shall not be considered a violation of this Section 7.1(a)(iv)); or

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal,

provided, however, that nothing contained in this Section 7.1(a) or any other provision of this Agreement shall prevent the Alpha Board from considering, and the Alpha Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the Alpha Board has determined, acting in good faith and after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal.

(b)	Alpha shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Crystal) with respect to any potential Acquisition Proposal and, in connection therewith, Alpha will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request the return or destruction of all confidential information provided in connection therewith to the extent such information has not already been returned or destroyed. Other than to permit the consummation of a Superior Proposal (provided that Alpha has complied in all material respects with Sections 7.1(a) through 7.1(c) and Section 7.1(e)), Alpha agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and shall enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it has entered into prior to the date hereof or enters into after the date hereof.

(c)	From and after the date of this Agreement, Alpha shall immediately provide notice to Crystal of any bona fide unsolicited Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to Alpha in connection with such an Acquisition Proposal or for access to the Intellectual Property, books or records of Alpha by any Person that informs Alpha or any member of the Alpha Board that it is considering making, or has made, an Acquisition Proposal. Such notice to Crystal shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to Alpha, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Alpha shall keep Crystal promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Crystal with respect thereto.

(d)	Alpha agrees that it will not accept, approve or enter into any agreement (a “Proposed Agreement”) with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the Alpha Board acting in good faith after consultation with its outside legal counsel, determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	the Alpha Meeting has not occurred;

(iii)	Alpha has complied with Sections 7.1(a) through 7.1(c) inclusive;

(iv)	Alpha has provided Crystal with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Proposed Agreement relating to such Superior Proposal, and a written notice from the Alpha Board regarding the value in financial terms that the Alpha Board has in consultation with its financial advisors determined in good faith should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to Crystal not less than five (5) business days prior to the earliest of the proposed acceptance, approval, recommendation or execution of the Proposed Agreement by Alpha;

(v)	five (5) business days shall have elapsed from the date Crystal received the notice and documentation referred to in Section 7.1(d)(iv) from Alpha (the “Response Period”) and, if Crystal has proposed to amend the terms of this Agreement and the Arrangement in accordance with Section 7.1(e), the Alpha Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Crystal;

(vi)	Alpha concurrently terminates this Agreement pursuant to Section 8.2; and

(vii)	Alpha has previously, or concurrently will have, paid to Crystal the Crystal Termination Fee, and any expense reimbursement under Section 8.3(a);

and Alpha further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Crystal the approval or recommendation of the Arrangement, nor accept, approve or recommend any Acquisition Proposal unless the requirements of this Section 7.1(d)(i) through 7.1(d)(vii) have been satisfied.

(e)	Alpha acknowledges and agrees that, during the five (5) business day period referred to in Sections 7.1(d)(iv) and the Response Period, or such longer period as Alpha may agree for such purpose, Crystal shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Arrangement and Alpha shall co-operate with Crystal with respect thereto, including negotiating in good faith with Crystal to enable Crystal to make such adjustments to the terms and conditions of this Agreement and the Arrangement as Crystal deems appropriate and as would enable Crystal to proceed with the Arrangement and any related transactions on such adjusted terms. The Alpha Board will review any proposal by Crystal to amend the terms of the Arrangement in order to determine, in good faith in the exercise of its fiduciary duties, whether Crystal’s proposal to amend this Agreement and the Arrangement would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Arrangement.

(f)	If: (i) Crystal does not offer to amend the terms of this Agreement and the Arrangement prior to the expiry of the Response Period; or (ii) the Alpha Board determines, acting in good faith and in the proper discharge of its fiduciary duties (after consultation with its financial advisor and after receiving advice from its outside counsel), that the Acquisition Proposal would nonetheless remain a Superior Proposal with respect to Crystal’s proposal to amend this Agreement and the Arrangement in accordance with Section 7.1(e), and therefore rejects Crystal’s offer to amend this Agreement and the Arrangement, Alpha shall be entitled to terminate this Agreement pursuant to Section 8.2 following the expiry of the Response Period and enter into the Proposed Agreement upon payment to Crystal of the Crystal Termination Fee, and any expense reimbursement under Section 8.3(a).

(g)	The Alpha Board shall promptly, and no later than within one (1) business day, reaffirm its recommendation of the Arrangement by press release after: (i) any Acquisition Proposal which it determines not to be a Superior Proposal is publicly announced or made; or (ii) it determines that a proposed amendment to the terms of this Agreement and the Arrangement would result in the Acquisition Proposal, which has been publicly announced or made, not being a Superior Proposal, and Crystal has so amended the terms of this Agreement and the Arrangement. Crystal and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Alpha, acting reasonably.

(h)	Nothing in this Agreement shall prevent the Alpha Board from responding through a directors’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal. Further, nothing in this Agreement shall prevent the Alpha Board from making any disclosure to its securityholders if the Alpha Board, acting in good faith and upon the advice of its outside legal counsel, shall have first determined that the failure to make such disclosure would be inconsistent with its fiduciary duties or such disclosure is otherwise required under applicable Law; provided, however, that, notwithstanding, the Alpha Board shall be permitted to make such disclosure, the Alpha Board shall not be permitted to make an Alpha Change in Recommendation, other than as permitted by Section 7.1(d). In any such case, Crystal and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by Alpha, acting reasonably.

(i)	Alpha acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 7.1.

(j)	Alpha shall ensure that its officers, directors and employees and any investment bankers or other advisors or representatives retained by it in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section 7.1, and Alpha shall be responsible for any breach of this Section 7.1 by such officers, directors, employees, investment bankers, advisors or representatives.

(k)	If Alpha provides Crystal with notice of an Acquisition Proposal contemplated in this Section 7.1 on a date that is less than ten (10) calendar days prior to the Alpha Meeting, Alpha may, and shall on Crystal’s request, adjourn the Alpha Meeting to a date that is not less than ten (10) calendar days and not more than twelve (12) calendar days after the date of such notice, provided, however, that the Alpha Meeting shall not be adjourned or postponed to a date later than the seventh (7th) business day prior to the Outside Date.

7.2	Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and the terms of any existing Contracts, upon reasonable notice, Alpha agrees to provide Crystal and its officers, employees, contractors, advisors and other consultants with reasonable access during normal business hours to all books, records, information and files in its possession and control and access to its and its Subsidiary’s personnel on an as reasonably requested basis as well as reasonable access to the Intellectual Property of Alpha and its Subsidiary in order to allow Crystal to conduct such investigations as Crystal may consider necessary for business, strategic and transition planning. Any investigation by Crystal and its advisors shall not mitigate, diminish or affect the representations and warranties of Alpha in this Agreement, or any document or certificate given pursuant hereto. In the case of any Contracts which restrict the provision of information to Crystal, Alpha shall, at the request of Crystal, use its reasonable best efforts to obtain the consent of the applicable third party to the disclosure of any information requested by Crystal. Both Parties will treat all information connected with or pertaining to this Agreement and the Arrangement in accordance with the Confidentiality Agreement.

7.3	Notices of Certain Events

(a)	Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect as of the Effective Time (provided that this clause shall not apply in the case of any event or state of facts resulting from the actions or omissions of a Party which are required under this Agreement); or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party prior to the Effective Time;

provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

(b)	No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Section 8.2(a)(iii)(B) or Section 8.2(a)(iv)(A) and no Crystal Termination Fee is payable as a result of such termination pursuant to Section 8.3 unless, prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered under Section 8.2(a)(iii)(B) or Section 8.2(a)(iv)(A), provided that the Party receiving such notice is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the earlier of the Outside Date and the expiration of a period of ten (10) business days from such notice.

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution by the Alpha Shareholders and/or by the Court, as applicable):

(i)	by mutual written agreement of the Parties;

(ii)	by either Party, if:

(A)	the Effective Time shall have not occurred on or before the Outside Date (as may be extended pursuant to Section 2.24 of this Agreement), except that the right to terminate this Agreement under this Section 8.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(B)	the Alpha Securityholder Approval shall not have been obtained at the Alpha Meeting in accordance with the Interim Order, except that the right to terminate this Agreement under this Section 8.2(a)(ii)(B) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to obtain such approval; or

(C)	the Crystal Shareholder Approval shall not have been obtained at the Crystal Meeting, except that the right to terminate this Agreement under this Section 8.2(a)(ii)(C) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to obtain such approval;

(iii)	by Crystal, if:

(A)	prior to the Effective Time: (1) except as permitted by Section 7.1(a)(iv), the Alpha Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Crystal or fails to publicly reaffirm its recommendation of the Arrangement within three (3) calendar days (and in any case prior to the Alpha Meeting) after having been requested in writing by Crystal to do so, in a manner adverse to Crystal (an “Alpha Change in Recommendation”); (2) the Alpha Board or a committee thereof shall have approved or recommended any Acquisition Proposal; or (3) Alpha shall have breached Section 7.1 in any respect;

(B)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Alpha set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Sections 6.1 or 6.2 not to be satisfied and such conditions are incapable of being satisfied within the period set forth in Section 7.3(b) and provided that Crystal is not then in breach of this Agreement so as to cause any of the conditions in Sections 6.1 or 6.3 not to be satisfied;

(C)	Crystal has been notified in writing by Alpha of a Proposed Agreement in accordance with Section 7.1(d), and either: (1) Crystal does not deliver an amended Arrangement proposal within five (5) business days of delivery of the Proposed Agreement to Crystal; or (2) Crystal delivers an amended Arrangement proposal pursuant to Section 7.1(e) but the Alpha Board determines, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Proposed Agreement continues to be a Superior Proposal in comparison to the amended Arrangement terms offered by Crystal; or

(D)	Crystal, acting reasonably, is not satisfied with the results of its due diligence investigations of Alpha and its Subsidiary; or

(iv)	by Alpha, if

(A)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Crystal set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 6.1 or 6.3 not to be satisfied and such conditions are incapable of being satisfied within the period set forth in Section 7.3(b) and provided that Alpha is not then in breach of this Agreement so as to cause any condition in Sections 6.1 or 6.2 not to be satisfied; or

(B)	it wishes to enter into a binding written agreement with respect to a Superior Proposal, provided that it has otherwise complied with the terms of this Agreement with respect thereto and provided that no termination under this Section 8.2(a)(iv)(B) shall be effective unless and until Alpha shall have paid to Crystal the Crystal Termination Fee, and any expense reimbursement under Section 8.3(a).

(b)	The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2(a)(i)) shall give notice of such termination to the other Party, specifying in detail the basis for such Party’s exercise of its termination right.

(c)	If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party, except that the provisions of this Section 8.2(c) and Sections 8.3, 9.1, 9.3, 9.4, 9.6 and 9.7 and all related definitions set forth in Section 1.1.

8.3	Expenses and Termination Fees

(a)	Except as otherwise provided herein and as set out in this Section 8.3(a), all fees, costs and expenses incurred by Alpha in connection with the Transaction shall be paid by Alpha, and all fees, costs and expenses incurred by Crystal in connection with the Transaction shall be paid by Crystal. Notwithstanding the foregoing, Alpha shall reimburse Crystal for its reasonable legal fees and disbursements, as follows:

(i)	50% of the first $100,000 in legal fees and disbursements incurred by Crystal that are principally for the benefit of Crystal; and

(ii)	100% of any legal fees and disbursements incurred by Crystal for matters that are principally for the benefit of Alpha.

Such reimbursement shall be payable by Alpha immediately upon receiving an invoice therefor from Crystal, and shall be payable whether or not the Transaction is completed.

(b)	For the purposes of this Agreement, the “Crystal Termination Fee” means $200,000.

(c)	For the purposes of this Agreement, a “Crystal Termination Fee Event” means the termination of this Agreement:

(i)	pursuant to: (A) any subsection of Section 8.2(a), if at such time Crystal is entitled to terminate this Agreement pursuant to Sections 8.2(a)(iii)(A) or 8.2(a)(iii)(C); or (B) 8.2(a)(iii)(A) or 8.2(a)(iii)(C) by Crystal;

(ii)	by Alpha pursuant to Section 8.2(a)(iv)(B); or

(iii)	by either Party pursuant to Section 8.2(a)(ii)(A) but only if: (A) prior to such termination, an Acquisition Proposal shall have been made or publicly announced by any Person other than Crystal; and (B) within twelve (12) months following the date of such termination, Alpha or its Subsidiary enters into a definitive agreement in respect of one or more Acquisition Proposals or there shall have been consummated one or more Acquisitions Proposals for Alpha.

(d)	The Crystal Termination Fee shall become immediately payable to Crystal upon the first Crystal Termination Fee Event and shall not be payable thereafter.

(e)	Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Alpha irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, Alpha agrees that, upon any termination of this Agreement under circumstances where Crystal is entitled to a Crystal Termination Fee, and such fee is paid in full, Crystal shall be precluded from any other remedy against Alpha at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Alpha or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby; provided, however that payment by Alpha of such a fee shall not be in lieu of any damages or any other payment or remedy available in the event of any willful or intentional breach by Alpha of any of its obligations under this Agreement.

8.4	Amendment

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Alpha Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or Authorization on the part of the Alpha Shareholders, and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any condition precedent herein contained.

Prior to the application for the Interim Order, the Parties will use best efforts to enter into any amendments to this Agreement and the Plan of Arrangement as may be required based on the advice of tax and legal counsel.

8.5	Waiver

Any Party may: (a) extend the time for the performance of any of the obligations or acts of the other Party; (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 9
GENERAL PROVISIONS

9.1	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing Personal Information about an identifiable individual. Crystal and Alpha shall not disclose Personal Information to any Person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If Crystal completes the transactions contemplated by this Agreement, Crystal shall not, following the Effective Date, without the consent of the individuals to whom such Personal Information relates or as permitted or required by applicable Law, use or disclose Personal Information:

(a)	for purposes other than those for which such Personal Information was collected by Alpha prior to the Effective Date; and

(b)	which does not relate directly to the carrying on of the business of Alpha or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

Each Party shall protect and safeguard the Personal Information against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section 9.1 and to protect and safeguard Personal Information in their possession. If this Agreement shall be terminated, each Party shall promptly deliver to the other Party all Personal Information regarding such first Party in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof, except, unless prohibited by applicable Law, for electronic backup copies made automatically in accordance with each Party’s usual backup procedures.

9.2	Notices

Any notice or other communication to be given under this Agreement (a “notice”) will be in writing addressed as follows:

(a)	in the case of Crystal:

Crystal Bridge Enterprises Inc.

439 Helmcken Street,

Vancouver, BC V6B 2E6

Attention: Rob Bakshi

Email: [email address redacted]

with a copy to (which shall not constitute notice):

Morton Law LLP

1200 - 750 West Pender Street

Vancouver, British Columbia

Canada V6C 2T8

Attention: Edward L. Mayerhofer

Email: elm@mortonlaw.ca

(b)	in the case of Alpha:

Alpha Cognition Inc.

439 Helmcken Street,

Vancouver, BC V6B 2E6

Attention: Ken A. Cawkell

Email: [email address redacted]

with a copy to (which shall not constitute notice):

Sui & Company, Solicitors

1500-701 West Georgia Street

Vancouver, British Columbia

Attention: Erwin Sui

Email: erwin@suico.com

Each notice will be sent by hand delivery, courier or email and is deemed to be given and received: (i) on the date of delivery by hand or courier if it is a business day and the delivery was made prior to 4:00 p.m. (local time in the place of receipt), and otherwise on the next business day; or (ii) if sent by email on the date of transmission if it is a business day and transmission was made prior to 5:00 p.m. (local time in the place of receipt) and otherwise on the next business day.

9.3	Governing Law; Waiver of Jury Trial

This Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of British Columbia and the federal Laws of Canada generally applicable in British Columbia. Each of the Parties irrevocably submit and consent to the jurisdiction of the Courts of British Columbia in respect of any matter arising under or in connection with this Agreement and the Arrangement and waives any defences to the maintenance of an action in the Courts of the Province of British Columbia. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.4	Injunctive Relief

Subject to Section 8.3, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Subject to Section 8.3, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and Schedules hereto and the Alpha Disclosure Letter), constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or either of them, with respect to the subject matter hereof and thereof, including without limitation, the Letter Agreement, and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by either of the Parties without the prior written consent of the other Party.

9.7	No Liability

No director or officer of Crystal shall have any personal liability whatsoever to Alpha under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Crystal. No director or officer of Alpha shall have any personal liability whatsoever to Crystal under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Alpha.

9.8	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9	Counterparts, Execution

This Agreement may be executed in several counterparts, and delivered electronically or by email, all of which counterparts, when taken together, shall constitute one agreement binding on each of the Parties, notwithstanding that both Parties are not signatories to the same counterpart. Each copy of this Agreement so executed shall constitute an original.

[Intentionally Left Blank]

IN WITNESS WHEREOF Crystal and Alpha have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CRYSTAL BRIDGE ENTERPRISES INC.

By:	“Rob Bakshi”
	Name:	Rob Bakshi
	Title:	Chairman and Chief Executive Officer

ALPHA COGNITION INC.

By:	“Ken A. Cawkell”
	Name:	Ken A. Cawkell
	Title:	Chief Executive Officer

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1       Definitions

In this Plan of Arrangement, unless the context otherwise requires, capitalized terms used but not defined shall have the meanings ascribed to them below:

“Alpha” means Alpha Cognition Inc., a company incorporated under the BCBCA;

“Alpha Circular” means the notice of the Alpha Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Alpha Shareholders and Alpha Warrantholders in connection with the Alpha Meeting, as amended, supplemented or otherwise modified from time to time;

“Alpha Class C Shares” means the Class C - Series A Preferred shares in the capital of Alpha;

“Alpha Common Shares” means the common voting shares in the capital of Alpha;

“Alpha Convertible Promissory Notes” means the convertible promissory notes dated April 27, 2020, and any convertible promissory notes issued on exercise of the Alpha Convertible Promissory Note Warrants, which are convertible into Alpha Common Shares on or before October 27, 2021;

“Alpha Convertible Promissory Note Warrants” means the warrants dated April 27, 2020 exercisable to purchase Alpha Convertible Promissory Notes until October 30, 2020, or at the election of the holder until October 30, 2020, convertible into units on the same terms as the Concurrent Financing entitling the holder to ultimately receive one Crystal Post-Consolidated Common Share and one half of one Crystal Warrant;

“Alpha Meeting” means the special meeting of Alpha Shareholders and Alpha Warrantholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution, among other matters;

“Alpha Option Plan” means the Alpha Class A Common Share Stock Option Plan adopted by the directors of Alpha on November 30, 2017, and renamed the Legacy Stock Option Plan pursuant to the resolutions of the board of directors of Alpha dated September 2, 2020;

“Alpha Options” means the stock options to acquire Alpha Common Shares granted or existing under the Alpha Option Plan, which are outstanding and unexercised at the date of the Arrangement Agreement and as evidenced by the stock option certificates between Alpha and the holders thereof, and, where applicable, as amended pursuant to the resolutions of the board of directors of Alpha dated September 2, 2020;

“Alpha Shareholders” means the holders of Alpha Shares;

“Alpha Shares” means the collectively, the Alpha Common Shares and Alpha Class C Shares;

“Alpha Warrantholders” means the holders of Alpha Warrants;

“Alpha Warrants” means 9,201,783 warrants to purchase Alpha Common Shares which are outstanding and unexercised at the date of the Arrangement Agreement;

“Arrangement” means the arrangement of Alpha under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.4 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any amendment or variation is acceptable to both Parties acting reasonably);

“Arrangement Agreement” means the arrangement agreement dated October 27, 2020 between Crystal and Alpha, as may be amended and restated or supplemented prior to the Effective Date;

“Arrangement Resolution” means the special resolution of the Alpha Shareholders and Alpha Warrantholders approving the Plan of Arrangement which is to be considered at the Alpha Meeting;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“business day” means any day other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia;

“Consideration” means the consideration to be received by Alpha Shareholders and Alpha Warrantholders from Crystal pursuant to the Plan of Arrangement in respect of each Alpha Share and Alpha Warrant that is issued and outstanding immediately prior to the Effective Time, being:

(a)	1 Crystal Post-Consolidated Share or 1 Crystal Restricted Voting Share for each Alpha Common Share issued and outstanding,

(b)	1 Crystal Class B Preferred Share for each Alpha Class C Share issued and outstanding, and

(c)	1 Consideration Warrant for each Alpha Warrant issued and outstanding;

“Consideration Shares” means the Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares and Crystal Class B Preferred Shares to be issued in exchange for Alpha Shares pursuant to the Arrangement;

“Consideration Warrants” means Crystal Warrants to be issued to Alpha Warrantholders, substantially in the form attached as Schedule H to the Arrangement Agreement, with the same exercise price and term to expiry as the Alpha Warrants so exchanged;

“Court” means the Supreme Court of British Columbia;

“Crystal” means Crystal Bridge Enterprises Inc., a company incorporated under the BCBCA;

“Crystal Class B Preferred Shares” means the Class B preferred voting shares in the capital of Crystal as further defined in the Arrangement Agreement;

“Crystal Common Shares” means the common shares without par value in the capital of Crystal as currently constituted on the date of this Agreement;

“Crystal Consolidation” means the consolidation of Crystal Common Shares on the basis of one Crystal Post-Consolidated Share for every 7.14 Crystal Common Shares, and the corresponding adjustments to the Crystal Warrants in accordance with the terms of the Crystal Warrants, and the Crystal Options in accordance with the terms of the Crystal Option Plan;

“Crystal Option Plan” means the Crystal Stock Option Plan dated effective September 21, 2018;

“Crystal Options” means options to purchase Crystal Common Shares granted under the Crystal Option Plan;

“Crystal Post-Consolidated Shares” means the Crystal Common Shares after giving effect to the Crystal Consolidation;

“Crystal Restricted Voting Shares” means the restricted voting common shares in the capital of Crystal to be issued to U.S. Restricted Shareholders in accordance with the Arrangement Agreement;

“Crystal Warrants” common share purchase warrants of Crystal to purchase Crystal Common Shares or Crystal Post-Consolidated Shares, as applicable;

“Depositary” means Computershare Trust Company of Canada, or such other depositary as Crystal may determine;

“Dissent Rights” shall have the meaning ascribed thereto in Section 4.1(a) hereof;

“Dissenting Shareholder” means a registered Alpha Shareholder who dissents in respect of the Arrangement in strict compliance with the Dissent Rights pursuant to Article 4 of this Plan of Arrangement and the Interim Order and who has not withdrawn or have been deemed to have withdrawn such exercise of such Dissent Rights and who is ultimately entitled to be paid fair value for their Alpha Shares;

“Effective Date” means the effective date of the Arrangement, which shall be the second (2nd) business day following the date on which all of the conditions precedent to the completion of the Arrangement contained in Article 6 of the Arrangement Agreement have been satisfied or waived in accordance with the Arrangement Agreement (other than those conditions which cannot, by their terms, be satisfied until the Effective Date, but subject to satisfaction or waiver of such conditions as of the Effective Date), or such other date as may be mutually agreed by the Parties;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as may be mutually agreed by Alpha and Crystal;

“Exchange Ratio” means 1 Crystal Post-Consolidated Share or Crystal Restricted Voting Share for each Alpha Common Share or 1 Crystal Class B Preferred Share for each Alpha Class C Share, as applicable;

“Final Order” means the final order of the Court, after a hearing upon the fairness of the terms and conditions of the Arrangement, in a form acceptable to Alpha and Crystal, each acting reasonably, approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to both Parties acting reasonably);

“Final Proscription Date” shall have the meaning ascribed thereto in Section 5.5 hereof;

“Former Alpha Shareholders” means, at and following the Effective Time, the registered holders of Alpha Shares immediately prior to the Effective Time;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the TSX-V; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Arrangement Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to Alpha and Crystal, each acting reasonably, providing for, among other things, the calling and holding of the Alpha Meeting, as the same may be amended by the Court with the consent of Alpha and Crystal, each acting reasonably;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any permit of or from any Governmental Entity, and the term “applicable”, with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its subsidiaries or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal to be forwarded by Alpha to Former Alpha Shareholders, together with the Alpha Circular, or such other equivalent form of letter of transmittal acceptable to Crystal acting reasonably;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Parties” means Alpha and Crystal, and “Party” means either of them;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Subscription Receipts” means the subscription receipts issuable by Alpha in connection with the concurrent financing as further defined in the Arrangement Agreement;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“TSX-V” means the TSX Venture Exchange;

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia; and

“U.S. Restricted Shareholders” has the meaning set out in the Arrangement Agreement.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2       Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3       Number, Gender and Persons

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular shall include the plural and vice versa, words importing gender include all genders and the word Person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Entity) and any other entity or group of Persons of any kind or nature whatsoever.

1.4       Date for any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5       Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6       Currency

Unless otherwise indicated, all amounts herein are in Canadian dollars. All references to “dollars” or “$” are to the lawful currency of Canada, and “US$” are to the lawful currency of the United States.

1.7       Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in Vancouver, British Columbia unless otherwise stipulated herein.

1.8       Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada generally applicable in British Columbia.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1       Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2       Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on:

(a)	Alpha;

(b)	Crystal;

(c)	all registered and beneficial Alpha Shareholders, including Dissenting Shareholders; and

(d)	all holders of Alpha Warrants.

ARTICLE 3
ARRANGEMENT

3.1       Arrangement

At the Effective Time, except as otherwise provided herein, the following shall occur and shall be deemed to occur sequentially, in the following order, without any further act or formality required on the part of any Person, in each case effective as at the Effective Time:

(a)	each Alpha Share in respect of which a Dissenting Shareholder has validly exercised his, her or its Dissent Rights shall be deemed to be directly transferred and assigned by such Dissenting Shareholder, without any further act or formality on its part, to Crystal (free and clear of any Liens) in accordance with Article 4 hereof;

(b)	each Alpha Share (other than any Alpha Shares in respect of which a Dissenting Shareholder has validly exercised his, her or its Dissent Rights) shall be deemed to be transferred and assigned to Crystal (free and clear of any Liens) in exchange for the Consideration as follows, subject to Article 4 hereof;

(i)	for each Alpha Common Share held by an Alpha Shareholder that is not a U.S. Restricted Shareholder, Crystal shall issue one Crystal Post-Consolidated Share to such Alpha Shareholder;

(ii)	for each Alpha Common Share held by an Alpha Shareholder that is a U.S. Restricted Shareholder, Crystal shall issue one Crystal Post-Consolidated Share or one Crystal Restricted Voting Share, as provided in the Arrangement Agreement, to such Alpha Shareholder; and

(iii)	for each Alpha Class C Share held by an Alpha Shareholder, Crystal shall issue one Crystal Class B Preferred Share to such Alpha Shareholder;

(c)	with respect to each Alpha Share transferred and assigned in accordance with Sections 3.1(a) or 3.1(b) hereof:

(i)	the registered holder thereof shall cease to be the registered holder of such Alpha Share and the name of such registered holder shall be removed from the central securities register of Alpha Shareholders as of the Effective Time;

(ii)	the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Alpha Share in accordance with Sections 3.1(a) or 3.1(b) hereof, as applicable; and

(iii)	Crystal will be the holder of all of the outstanding Alpha Shares and the central securities register of Alpha Shareholders shall be revised accordingly;

(d)	each Alpha Shareholder will be the holder of the aggregate number of Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares or Crystal Class B Preferred Shares issued to such Alpha Shareholder pursuant to Sections 3.1(b) hereof and the central securities register of Crystal will be revised accordingly;

(e)	each Alpha Warrant outstanding shall be deemed to be transferred and assigned to Crystal (free and clear of any Liens) in exchange for one Consideration Warrant, which shall be exercisable to purchase from Crystal the number of Crystal Post-Consolidated Shares (rounded down to the nearest whole number) equal to the Exchange Ratio, multiplied by the number of Alpha Common Shares subject to such Alpha Warrant immediately prior to the Effective Time, at an exercise price per Crystal Post-Consolidated Share (rounded up to the nearest whole penny) equal to (i) the exercise price per Alpha Common Share otherwise purchasable pursuant to such Alpha Warrant immediately prior to the Effective Time, divided by (ii) the Exchange Ratio. The term to expiry and, subject to compliance with listing conditions of the TSX-V, the conditions to and manner of exercising and all other terms and conditions of such Consideration Warrants will be the same as the Alpha Warrants for which it was exchanged, and Crystal shall, thereafter, issue a certificate to each holder of a Consideration Warrant to evidence such Consideration Warrant;

(f)	with respect to each Alpha Warrant exchanged in accordance with Section 3.1(e) hereof:

(i)	the registered holder of such Alpha Warrant immediately prior to such exchange shall cease to be the registered holder thereof, the name of such registered holder shall be removed from the register maintained by or on behalf of Alpha in respect thereof and the Alpha Warrants shall be cancelled;

(ii)	the registered holder of such Alpha Warrant immediately prior to such exchange shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such Alpha Warrant with Crystal for the Consideration Warrant; and

(iii)	the name of the registered holder of such Alpha Warrant immediately prior to such exchange shall be added to the register maintained by or on behalf of Crystal in respect of the Consideration Warrants.

3.2	Post-Effective Time Procedures

(a)	Following the receipt of the Final Order and prior to the Effective Date, Crystal shall deliver or arrange to be delivered to the Depository certificate(s) or other evidence of ownership representing the Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares and Crystal Class B Preferred Shares required to be issued to Former Alpha Shareholders in accordance with the provisions of Section 5.1(a) hereof, which certificate(s) or other evidence of ownership shall be held by the Depositary as agent and nominee for such Former Alpha Shareholders for distribution to such Former Alpha Shareholders in accordance with the provisions of Article 5 hereof.

(b)	Subject to the provisions of Article 5 hereof, and upon return of a properly completed Letter of Transmittal by a registered Former Alpha Shareholder together with certificates representing Alpha Shares and such other documents as the Depositary may require, Former Alpha Shareholders shall be entitled to receive delivery of the certificate(s) or other evidence of ownership representing the Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares or Crystal Class B Preferred Shares to which they are entitled pursuant to Section 3.1(b) hereof.

3.3       No Fractional Consideration Shares

In no event shall any holder of Alpha Shares be entitled to a fractional Consideration Share. Where the aggregate number of Consideration Shares to be issued to a Former Alpha Shareholder as consideration under this Arrangement would result in a fraction of a Consideration Share being issuable, such Former Alpha Shareholder will have its Consideration Shares rounded down to the next whole number and such Former Alpha Shareholder shall not receive cash or any other compensation in lieu of such fractional share.

ARTICLE 4
DISSENT RIGHTS

4.1       Rights of Dissent

(a)	Pursuant to the Interim Order, notwithstanding Section 3.1 hereof, registered Alpha Shareholders may exercise rights of dissent (“Dissent Rights”) under Division 2 of Part 8 of the BCBCA, as the same may be modified by this Article 4, the Interim Order and the Final Order, with respect to Alpha Shares in connection with the Arrangement, provided that the written notice setting forth the objection of such registered Alpha Shareholders to the Arrangement and exercise of Dissent Rights contemplated by Section 242 of the BCBCA must be received by Alpha not later than 5:00 p.m. (Vancouver time) on the business day that is two (2) business days before the Alpha Meeting or any date to which the Alpha Meeting may be postponed or adjourned and provided further that registered Alpha Shareholders who exercise such Dissent Rights and who:

(i)	are ultimately entitled to be paid fair value for their Alpha Shares, which fair value shall be the fair value of such Alpha Shares immediately before the passing by the Alpha Shareholders of the Arrangement Resolution, shall be paid an amount in cash equal to such fair value by Crystal; and

(ii)	are ultimately not entitled, for any reason, to be paid fair value for their Alpha Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Alpha Shares and shall be entitled to receive only the Consideration contemplated in Section 3.1 hereof that such holders would have received pursuant to the Arrangement if such holders had not exercised Dissent Rights.

(b)	In no circumstances shall Alpha, Crystal or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered Alpha Shareholder in respect of which such rights are sought to be exercised.

(c)	For greater certainty:

(i)	in no case shall Alpha, Crystal or any other Person be required to recognize Dissenting Shareholders as holders of Alpha Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the central securities register of Alpha Shares as of the Effective Time;

(ii)	Alpha Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights; and

(iii)	Holders of Alpha Warrants, Alpha Options, Alpha Convertible Promissory Notes, Alpha Convertible Promissory Note Warrants and Subscription Receipts will not be entitled to exercise Dissent Rights.

ARTICLE 5
DELIVERY OF CONSIDERATION SHARES

5.1       Delivery of Consideration Shares

(a)	At or prior to the Effective Time, Crystal shall deposit with the Depository, for the benefit of the Alpha Shareholders, certificates(s) or other evidence of ownership representing the aggregate number of Consideration Shares which the Alpha Shareholders are entitled to receive hereunder. Following the later of the Effective Date and the surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Alpha Shares that were exchanged under the Arrangement, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Alpha Shareholder of such surrendered certificate will be entitled to receive in exchange therefor the Consideration Shares which such Alpha Shareholder has the right to receive under the Arrangement for such Alpha Shares, less any amounts withheld pursuant to Section 5.4 hereof and any certificate so surrendered will forthwith be cancelled.

(b)	Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Alpha Shares that were exchanged for Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares or Crystal Class B Preferred Shares in accordance with Section 5.1(a) hereof, together with such other documents and instruments as would have been required to effect the transfer of the Alpha Shares formerly represented by such certificate under the BCBCA and the articles of Alpha and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, certificate(s) or other evidence of ownership representing the Consideration Shares that such holder is entitled to receive in accordance with Section 3.1(b) hereof.

(c)	After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(b) hereof, each certificate that immediately prior to the Effective Time represented one or more Alpha Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1(b) hereof.

5.2       Lost Certificates

If any certificate, that immediately prior to the Effective Time represented one or more outstanding Alpha Shares that were exchanged for the Consideration in accordance with Section 3.1 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the Consideration that such holder is entitled to receive in accordance with Section 3.1 hereof. When authorizing such delivery of Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Crystal and the Depositary in such amount as Crystal and the Depositary may direct, or otherwise indemnify Crystal and the Depositary in a manner satisfactory to Crystal and the Depositary, against any claim that may be made against Crystal or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles and notice of articles of Crystal.

5.3       Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares or Crystal Class B Preferred Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Alpha Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2 hereof. Subject to applicable Law and to Section 5.4 hereof, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares or Crystal Class B Preferred Shares, as applicable.

5.4       Withholding Rights

Crystal, Alpha and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends, interest or other amounts payable to any Former Alpha Shareholder such amounts as Crystal, Alpha or the Depositary is required or permitted to deduct and withhold therefrom under any provision of applicable Laws in respect of taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent necessary, such deductions and withholdings may be effected by selling any Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares or Crystal Class B Preferred Shares to which any such Person may otherwise be entitled hereunder, and any amount remaining following the sale, deduction and remittance shall be paid to the Person entitled thereto as soon as reasonably practicable.

5.5       Limitation and Proscription

To the extent that a Former Alpha Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 hereof on or before the date that is six (6) years after the Effective Date (the “Final Proscription Date”), then the Consideration that such Former Alpha Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such Former Alpha Shareholder was entitled shall be delivered to Crystal by the Depositary and certificates or other evidence of ownership representing Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares or Crystal Class B Preferred Shares forming the Consideration shall be cancelled by Crystal, and the interest of the Former Alpha Shareholder in such Crystal Post-Consolidated Shares, Crystal Restricted Voting Shares or Crystal Class B Preferred Shares to which it was entitled shall be terminated as of such Final Proscription Date.

5.6       No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens, charges, security interests, encumbrances, mortgages, hypothecs, restrictions, adverse claims or other claims of third parties of any kind.

5.7       Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Alpha Shares and Alpha Warrants issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Alpha Share and Alpha Warrants, Alpha, Crystal, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Alpha Shares and Alpha Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

5.8       Calculations

All calculations and determinations made by Crystal, Alpha or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

ARTICLE 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	Crystal and Alpha reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by Crystal and Alpha; (iii) filed with the Court and, if made following the Alpha Meeting, approved by the Court; and (iv) communicated to holders or former holders of Alpha Shares and Alpha Warrants if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Alpha at any time prior to the Alpha Meeting provided that Crystal shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the Persons voting at the Alpha Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Alpha Meeting shall be effective only if: (i) it is consented to in writing by each of Crystal and Alpha; (ii) it is filed with the Court; and (iii) if required by the Court, it is consented to by holders of the Alpha Shares and Alpha Warrants voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Crystal, provided that it concerns a matter that, in the reasonable opinion of Crystal, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Former Alpha Shareholder or former holder of Alpha Warrants.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1       Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

SCHEDULE B

ARRANGEMENT RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Alpha Cognition Inc. (“Alpha”), all as more particularly described and set forth in the Management Proxy Circular (the “Circular”) of Alpha dated [♦], 2020, accompanying the notice of the meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.	The plan of arrangement (the “Plan of Arrangement”), involving Alpha and implementing the Arrangement, the full text of which is set out in Appendix [♦] to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

3.	The arrangement agreement (the “Arrangement Agreement”) between Alpha and Crystal Bridge Enterprises Inc., dated [♦], 2020, and all the transactions contemplated therein, the actions of the directors of Alpha in approving the Arrangement and the actions of the directors and officers of Alpha in executing and delivering the Arrangement Agreement and any amendments thereto are hereby confirmed, ratified, authorized and approved.

4.	Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of Alpha or that the Arrangement has been approved by the British Columbia Supreme Court, the directors of Alpha are hereby authorized and empowered, without further notice to, or approval of, the securityholders of Alpha:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.	Any director or officer of Alpha is hereby authorized and directed for and on behalf of Alpha to execute, whether under corporate seal of Alpha or otherwise, and to deliver such records, documents and information as are necessary or desirable to the Registrar of Companies under the BCBCA in accordance with the Arrangement Agreement for filing.

B-1

6.	Any one or more directors or officers of Alpha is hereby authorized, for and on behalf and in the name of Alpha, to execute and deliver, whether under corporate seal of Alpha or otherwise, all such agreements, forms waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of Alpha, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Alpha;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

B-2

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF ALPHA

Except as specifically disclosed in the Alpha Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), Alpha hereby represents and warrants to Crystal, and acknowledges that Crystal is relying upon such representations and warranties in connection with the entering into of this Agreement and completing the Arrangement, as follows:

(a)	Organization and Operation of Alpha and its Subsidiary.

(i)	Alpha is duly incorporated and is validly existing and in good standing under the BCBCA and has all requisite corporate power and capacity to carry on its business as now conducted and to own, lease and operate its properties and assets; and

(ii)	Schedule C(a) of the Alpha Disclosure Letter sets forth the name and jurisdiction of incorporation and the directors and officers of Alpha and its Subsidiary. Alpha’s Subsidiary is duly formed and in good standing (or equivalent) under the laws of such jurisdiction opposite its name as set out at Schedule C(a). There are no shareholders’ agreements governing the affairs of Alpha or its Subsidiary or the relationship, rights and duties of its shareholders or equityholders, nor are there any voting trusts, registration rights, pre-emptive or tag along rights or rights of first refusal, voting agreements (other than the Alpha Voting Support Agreements), pooling arrangements or other similar agreements with respect to the ownership, dividend, transfer or voting rights of any shares or equity interests of Alpha its Subsidiary. Neither Alpha nor its Subsidiary is in material violation of its constating documents.

(b)	Power and Authority. Alpha has the requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and performance by Alpha of its obligations under this Agreement and the consummation of the Arrangement and other transactions contemplated hereby have been duly authorized by all necessary corporate action of Alpha and no other corporate proceedings on the part of Alpha are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than the approval by the Alpha Board of the Alpha Circular and the approval by the Alpha Shareholders in the manner required by the Interim Order, applicable Law and approval of the Arrangement by the Court.

(c)	Execution and Binding Obligation. This Agreement has been duly and validly executed and delivered by Alpha and, assuming due authorization, execution and delivery by Crystal, constitutes a legal, valid and binding obligation of Alpha, enforceable against Alpha in accordance with its terms, subject however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(d)	No Conflict. The execution, delivery and performance of this Agreement, the performance by Alpha of its obligations hereunder and the consummation of the Arrangement and the other transactions provided for in this Agreement or the Plan of Arrangement do not constitute or result in, directly or indirectly, with or without notice or the passage of time: (i) a violation or breach of, or conflict with, or allow any Person to exercise any rights under, or require the consent, notice or other action by any Person under, applicable Law, any of the terms or provisions of the constating documents of Alpha or its Subsidiary, any order or judgment relating to Alpha or its Subsidiary, any Contract to which Alpha or its Subsidiary is a party, any Permit or Authorization issued to Alpha or its Subsidiary; or (ii) create any Encumbrance upon any of the properties or assets of Alpha or its Subsidiary.

(e)	Capitalization. Schedule I of the Agreement sets forth the capital structure of Alpha and its Subsidiary, including the authorized, issued and outstanding share capital of Alpha and its Subsidiary. The constating documents of Alpha and the terms and conditions attached to each class of shares of Alpha, copies of which have previously been made available to the Crystal, are true, correct and complete copies of such documents as currently in effect. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, each of Alpha and its Subsidiary has been duly authorized and validly issued and, is fully paid and non-assessable, were not issued in violation of any preemptive rights, purchase options, call options, rights of first refusal, first offer, co-sale or participation or subscription rights or other similar rights. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in the Alpha Subsidiary is owned, directly or indirectly, by Alpha and is free and clear of all Encumbrances (except for Permitted Encumbrances). Other than the Alpha Convertible Promissory Notes and Alpha Convertible Promissory Note Warrants, there are no outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of Alpha or its Subsidiary on any matter. Neither Alpha nor its Subsidiary is prohibited, restricted or impeded, directly or indirectly, from declaring or paying any dividends, from making any other distribution on their capital stock or other securities, from paying any interest or repaying any loans, advances or other indebtedness of Alpha or its Subsidiary, except in accordance with any Permitted Encumbrances, or applicable law. Alpha does not have any shareholder rights plan, “poison pill” or similar agreement or arrangement.

(f)	Absence of Other Interests. The Company has no Subsidiaries other than the Subsidiary set out in Schedule C(a) of the Alpha Disclosure Letter, and except as set out in Schedule C(f), neither Alpha nor its Subsidiary have a direct or indirect equity interest in any other Person (nor an interest convertible into such an interest or a right, obligation or commitment to acquire such an interest) nor has Alpha or its Subsidiary entered into any agreement to acquire or lease any other material businesses, assets or investments other than in the ordinary course of business.

(g)	Absence of Options. Other than set out at Schedule C(g) of the Alpha Disclosure Letter, no Person has any agreement, right or option, present or future, contingent, absolute or capable of becoming an agreement, right or option or which with the passage of time or the occurrence of any event could become an agreement, right or option:

(i)	to require Alpha or its Subsidiary to (A) issue any further shares in its capital, voting interests, or any other security convertible or exchangeable into shares, voting interests or other securities in its capital, or (B) pay any amount determined by reference to the value or market price of any of its shares;

(ii)	for the allotment of any unissued shares or other securities in the capital of Alpha or its Subsidiary;

(iii)	to require Alpha or its Subsidiary to purchase, redeem or otherwise acquire any of the issued and outstanding shares or other securities in the capital of Alpha or its Subsidiary or any of their voting interests, as applicable;

(iv)	to acquire the shares or other securities or voting interests of Alpha or its Subsidiary; or

(v)	relating to the voting, dividend, ownership or transfer rights of any capital stock or voting interests of Alpha or its Subsidiary.

(h)	Qualification to do Business. Each of Alpha and its Subsidiary is duly registered, licensed or otherwise qualified to do business under the laws of the jurisdictions specified in Schedule C(h) of the Alpha Disclosure Letter, being the only jurisdictions in which the location of the properties and assets owned, licensed or leased or operated by Alpha or the nature of the business requires registration, licensing or other qualification. Each of Alpha and its Subsidiary have all necessary corporate power, authority, and capacity to carry on the business and to own, license or lease and operate its property and assets as now carried on and owned, licensed or leased and operated. Each such registration, license or other qualification is valid, subsisting and in good standing and neither Alpha nor its Subsidiary has received a notice of non-compliance, revocation, termination or suspension in respect of any such registration, license or other qualification.

(i)	Corporate Records. The corporate minute books, central securities register, register of transfers and register of directors and officers of Alpha and its Subsidiary have been maintained in accordance with applicable Law, are complete and accurate in all material respects, and true and complete copies of the foregoing have been made available to Crystal.

(j)	Solvency & Bankruptcy. Neither Alpha nor its Subsidiary: (i) is insolvent or bankrupt under or pursuant to any corporate, insolvency, winding-up, restructuring, reorganization, administration or other Laws applicable to it; (ii) has commenced, approved, authorized or taken any action in furtherance of proceedings in respect of it under any applicable bankruptcy, insolvency, restructuring, reorganization, administration, winding up, liquidation, dissolution, or similar Law; (iii) has proposed a compromise or arrangement with its creditors generally or is or has been subject to any actions taken, orders received or proceedings commenced by creditors or other persons for or in respect of the bankruptcy, receivership, insolvency, restructuring, reorganization, administration, winding-up, liquidation or dissolution of it, or any of its property or assets; (iv) had any encumbrancer take possession of any of its property, or (v) had any execution or distress become enforceable or become levied upon any of its property. Alpha is not unable to pay its liabilities as they become due and the realizable value of the assets of Alpha are not less than the aggregate of its liabilities and stated capital of all classes.

(k)	Financial Statements & Controls.

(i)	The Alpha Financial Statements have been prepared in accordance with U.S. GAAP consistently applied throughout the periods related thereto. The balance sheets contained in the Alpha Financial Statements fairly present the financial position of Alpha and its Subsidiary as of their respective dates and the statements of earnings and retained earnings contained in the Alpha Financial Statements fairly present the revenues, earnings and results of operations for the periods indicated. The Alpha Financial Statements are accurate and complete in all material respects, consistent with Alpha and its Subsidiary’s financial records, and represent the financial position and results of operations of Alpha and its Subsidiary as of the date thereof, or for the period related thereto, as applicable. During the past five years, there has been no material change in Alpha’s accounting methods or principles that would be required to be disclosed in its financial statements in accordance with U.S. GAAP, except as described in the notes thereto.

(ii)	Neither Alpha nor its Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet arrangement or any similar Contract (including any Contract relating to any transaction or relationship between or among Alpha or its Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Alpha or its Subsidiary, in the financial statements of Alpha.

(iii)	Alpha has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting which are designed to ensure that material information relating to Alpha and its Subsidiary is made known to Alpha’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting Alpha’s principal executive officer and its principal financial officer to all material information required to be included in the Alpha Financial Statements. Such internal controls provide reasonable assurance regarding the reliability of Alpha’s financial reporting and the preparation of Alpha’s financial statements for external purposes in accordance with U.S. GAAP. Neither Alpha nor, to the knowledge of Alpha, its independent registered public accounting firm, has identified or been made aware of (i) any significant deficiencies or material weaknesses in the design or operation of Alpha’s internal controls over financial reporting which would reasonably be expected to adversely affect Alpha’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Alpha’s internal control over financial reporting. During the past five years, no director or officer of Alpha or its Subsidiary or, to the knowledge of Alpha, non-officer employee, external auditor, external accountant or similar authorized representative of Alpha or any of its subsidiaries, has received or otherwise been made aware of any material complaint, allegation or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Alpha or its Subsidiary or their respective internal accounting controls, including any material complaint, allegation or Claim that Alpha or its Subsidiary has engaged in questionable accounting or auditing practices, and no officer, director, manager, member or employee of Alpha or its Subsidiary has refused to execute any certificate of any kind whatsoever required by Law or requested by any accounting, banking, financial or legal firm or Person with respect to the subject matter of the Alpha Financial Statements which has not been subsequently remediated.

(l)	Receivables. All receivables are recorded in the financial records of Alpha or its Subsidiary, as the case may be, and the receivables are valid obligations, net of any reserves shown on the Alpha Financial Statements, which arose from bona fide collectible obligations arising from transactions entered into by Alpha or its Subsidiary in the ordinary course of business and, subject to any such reserves, are collectible in full within one hundred and twenty days of the date of the invoices with respect to such accounts receivable and are not subject to any set-off or counterclaim.

(m)	Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Alpha Financial Statements, the Alpha Convertible Promissory Notes, or those incurred subsequent to December 31, 2019 in the ordinary and usual course of business, neither Alpha nor any of its subsidiaries have any outstanding indebtedness or any liabilities or obligations of any nature (whether known or unknown, liquidated or unliquidated, due or to become due and whether accrued, absolute, contingent or otherwise), and any liabilities or obligations incurred in the ordinary and usual course of business since December 31, 2019 have not, individually or in the aggregate, had a Material Adverse Effect on Alpha and its Subsidiary.

(n)	Banking Information. Schedule C(n) of the Alpha Disclosure Letter sets forth the name and location (including municipal address) of each bank, trust corporation or other institution in which Alpha or its Subsidiary have an account, money on deposit or a safety deposit box and the name of each Person authorized to draw thereon or to have access thereto and the name of any Persons holding a power of attorney from Alpha or its Subsidiary and a summary of the terms thereof.

(o)	No Material Adverse Effect. Since December 31, 2019 there has not been:

(i)	any Material Adverse Effect or any change, event, development, effect, condition, occurrence or state of circumstances (or combination of the foregoing) which, individually or in the aggregate, would constitute a Material Adverse Effect with respect to Alpha and its Subsidiary; or

(ii)	any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to Crystal, which has or could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Alpha and its Subsidiary.

(p)	Absence of Certain Changes or Events. Since December 31, 2019, other than as set out in Schedule C(p) of the Alpha Disclosure Letter, Alpha and its Subsidiary have carried on the business of Alpha in the ordinary course and, in particular, neither Alpha nor its Subsidiary have:

(i)	amended or authorized the amendment of its constating documents or filed in connection with the creation, formation, or organization of Alpha or its Subsidiary es, as the case may be;

(ii)	directly or indirectly, declared, set aside for payment or paid any dividend or made any other payment or distribution on or in respect of any of its shares or other securities;

(iii)	redeemed, purchased, retired or otherwise acquired, directly or indirectly, any of its shares or other securities;

(iv)	issued or sold any shares or other securities or issued, sold or granted any option, warrant or right to purchase any of its shares or other securities or issued any security convertible into its shares, granted any registration rights, or otherwise made any change to its authorized or issued share capital (including by way of a recapitalization, reclassification or equity split);

(v)	disposed of, assigned, exclusively licensed or revalued any of the assets reflected on the balance sheet forming part of the Alpha Financial Statements;

(vi)	changed any accounting principles, policies, practices or methods;

(vii)	incurred or assumed any liabilities or obligations (direct or contingent), except unsecured current liabilities incurred in the ordinary course of business;

(viii)	granted a security interest in or otherwise created an Encumbrance (other than Permitted Encumbrances) on any of its property or assets except in the ordinary course of business;

(ix)	entered into any contract or any other transaction that was not in the ordinary and usual course of business;

(x)	terminated, not renewed, cancelled, modified or amended in any material respect or received notice or a request for termination, non-renewal, cancellation, modification or amendment of any Material Contract to which it is a party or taken or failed to take any action that would entitle any party to a Material Contract or any of its subsidiaries to terminate, not renew, modify, cancel or amend it;

(xi)	cancelled or waived any debt, Claim or other right with a value to Alpha in excess of $25,000;

(xii)	purchased or otherwise acquired any interest in any securities of any other Person;

(xiii)	made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets except in the ordinary course of business;

(xiv)	entered into any acquisition or agreement to acquire by merging or consolidating with, or by purchasing the equity securities or all or substantially all of the assets of, any business or Person or division thereof;

(xv)	suffered any material damage, destruction or other casualty loss with respect to material property or assets owned by it that is not covered by insurance;

(xvi)	forgiven or cancelled any indebtedness or claims held by Alpha or its Subsidiary;

(xvii)	paid, discharged, settled or otherwise satisfied any proceeding involving Alpha or its Subsidiary or any of their assets or properties;

(xviii)	taken any action which, if taken after the date of this Agreement and prior to consummation of the Arrangement, would be prohibited by Section 5.1; or

(xix)	authorized or agreed or otherwise become committed to do any of the foregoing.

(q)	Title to and Sufficiency of Assets. Each of Alpha and its Subsidiary have, and immediately following the closing of the Arrangement will have, good, valid and marketable ownership, leasehold, licensed or other rights, as applicable, to the property and assets utilized in the business of Alpha and its Subsidiary, free and clear of any and all Encumbrances (other than Permitted Encumbrances), and the property and assets held by Alpha and its Subsidiary will, as at the Effective Time, be sufficient to permit the continued operation of the business in substantially the same manner as conducted as of the date hereof and during the periods covered in the Alpha Financial Statements. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from Alpha or its Subsidiary of the business or of any of its property or assets.

(r)	Real Property.

(i)	Schedule C(r)(i) of the Alpha Disclosure Letter contains a complete and accurate description of all real property in respect of which Alpha or its subsidiaries holds an interest, whether freehold, leasehold or otherwise (collectively, the “Real Property”) free and clear of Encumbrances, other than Permitted Encumbrances.

(ii)	Neither Alpha nor its Subsidiary hold legal or beneficial title to the Real Property.

(iii)	The buildings and improvements located on the Real Property, including building systems, have been maintained in a good and workmanlike manner, in accordance with the lawful requirements of all applicable statutory or governmental authorities and are not subject to any outstanding work order or notice of defect or noncompliance from any statutory or Governmental Entity.

(iv)	The use of the Real Property by Alpha or its Subsidiary does not violate any zoning or other bylaw, Law, ordinance, or regulation applicable to it and neither Alpha nor its Subsidiary have received any notice of any impending or intended rezoning of the Real Property.

(v)	To the best of Alpha’s knowledge, there is no intention of any statutory or Governmental Entity to expropriate all or any part of the Real Property.

(vi)	Neither Alpha nor its Subsidiary is a party to or bound by any leases other than those listed in Schedule C(r)(vi) of the Alpha Disclosure Letter and:

(A)	such leases are good, valid, subsisting, and enforceable against all parties to them, are in good standing, and have not been modified, extended, renewed or assigned;

(B)	all parties to such leases have observed and performed all of their respective covenants set out in the leases, including, without limitation, payment of rent by Alpha or its Subsidiary, and there is no default under any term, condition or covenant required to be performed by any party to such leases or set-offs, defences or counterclaims against the enforcement of the obligations to be performed by the parties under the leases; and

(C)	Alpha or its Subsidiary have taken possession of the premises demised by the leases and is paying regular instalments of monthly rent in accordance with the terms of the leases.

(s)	Personal Property. Schedule C(s) of the Alpha Disclosure Letter lists each item of personal property owned by Alpha and its Subsidiary which had a net book value in Alpha’s or its Subsidiary’s financial records, at the date of the Alpha Financial Statements, of more than $25,000 or is otherwise material to the business of Alpha and its Subsidiary and identifies all leases of personal property which cannot be terminated by Alpha or its subsidiaries without liability at any time upon less than six months’ notice or which involve payment by Alpha or its Subsidiary in the future of more than $25,000. No personal property owned by Alpha or its Subsidiary is in the possession of a third party and Alpha and its Subsidiary have no assets on consignment except as disclosed in Schedule C(s) of the Alpha Disclosure Letter. Each item of personal property is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it is being used. All of Alpha’s and its Subsidiary’s personal property, including their computer systems and related software and other assets, is used, operated, maintained and functions in accordance with all applicable Law and their functional specifications. Alpha and its Subsidiary have appropriate information security measures in place, consistent with current industry standards and practices, to protect the confidentiality, integrity and availability of Alpha’s and its Subsidiary’s information and data, back-up systems and disaster recovery and business continuity plans in place, consistent with current industry standards and practices. The Company’s and its Subsidiary’s computer systems and related software adequately meet the data processing and other computing needs of the business of Alpha and its Subsidiary as presently conducted and have not materially malfunctioned within the past three years. To the best knowledge of Alpha, having made due and proper inquiry of its information technology personnel and, where appropriate, its information technology service providers, no Person has gained unauthorized access to the computer systems and related software owned, used or held for use by Alpha, or any of the data, whether Personal Information or otherwise, that is stored on such computer systems and software. For clarity, references to computer systems and software as contained in this Agreement, include cloud based and outsourced information technology solutions used by Alpha or its Subsidiary.

(t)	Material Contracts. Schedule C(t) of the Alpha Disclosure Letter lists each Material Contract of Alpha or its Subsidiary (including Contracts by which Alpha or its Subsidiary is bound but excluding any Employee Plans). All of the Material Contracts are in written form and in full force and effect, unamended and Alpha or its Subsidiary, as applicable, is entitled to the full benefit and advantage of each such Material Contract in accordance with its terms. Each Material Contract is valid and binding on Alpha or its Subsidiary to the extent such person is a party thereto, as applicable, and to the knowledge of Alpha, the other party thereto. Alpha or its Subsidiary, as applicable, and to the knowledge of Alpha, each other party thereto, is (with or without notice, lapse of time, or both) not in, or has not received notice of, breach of or default under, any Material Contract. Without limiting the foregoing, no conflicting territorial rights have been granted in any agreement to which Alpha or its Subsidiary is a party that grants exclusive rights to any third party. No counterparty to a Material Contract has provided notice to Alpha or its Subsidiary that it intends to change its relationship in a manner that is materially adverse to Alpha or its Subsidiary, whether by amending, terminating, not renewing the applicable Material Contract. To the knowledge of Alpha, and except with respect to the transactions contemplated by this Agreement, no event has occurred which, with notice or lapse of time or both, would cause a default under any Material Contract or provide a right of termination, non-renewal, amendment, payment or indemnity under such Material Contract. Other than as set out at Schedule C(cc), no consent or authorization of, or notice to, a counterparty to an Material Contract is required to permit the entering into of this Agreement, the Arrangement or the other transactions contemplated herein.

(u)	Employees. Schedule C(u) of the Alpha Disclosure Letter contains a complete and accurate list of the names of all: (i) individuals who are full-time, part-time or casual employees of Alpha or its Subsidiary (in this subsection (u), “employees”); and (ii) other Persons who are receiving remuneration for ordinary course work or services provided to Alpha or its Subsidiary (in this subsection (u), “consultants”), specifying the length of service, title, location of employment, compensation and benefits for each such employee or consultant, as applicable, and the terms upon which each consultant is engaged. Except as set forth on Schedule C(u) of the Alpha Disclosure Letter, neither Alpha nor its Subsidiary is a party to any contract, agreement or other commitment, whether oral or written, with any employee or consultant. Except as set out in Schedule C(u) of the Alpha Disclosure Letter, neither Alpha nor its Subsidiary have an obligation to provide notice of termination or to make any severance or termination payment to any employee in excess of any amount payable under applicable Law. Neither Alpha nor its Subsidiary have paid or will be required to pay any bonus, fee, distribution, remuneration or other compensation to any Person except as set out in Schedule C(u) and Schedule C(v) of the Alpha Disclosure Letter, as a result of the transactions contemplated by this Agreement and the Plan of Arrangement or otherwise. Alpha and its Subsidiary are in compliance with all applicable Law respecting employment and labour, including without limitation those relating to employment practices and standards, terms and conditions of employment, wages and hours, occupational health and safety, accessibility, human rights, labour relations, employee privacy and workers’ compensation. Neither Alpha nor its Subsidiary have engaged in any unfair labour practice nor are they aware of any pending or threatened complaint regarding any alleged unfair labour practice. Alpha and its Subsidiary has not experienced any strike, labour dispute, material grievance, work slow-down or stoppage pending or threatened nor has there been any strike, labour dispute, work slow-down, material grievance or stoppage with respect to Alpha or its Subsidiary in the three years prior to the date hereof. All overtime payments owed to any employee of any of Alpha or its Subsidiary have been accounted for, and are reflected in, the Alpha Financial Statements.

(v)	Employee Plans.

(i)	Schedule C(v) of the Alpha Disclosure Letter identifies each material Employee Plan. A true, up-to-date and complete copy of each material Employee Plan (including, where oral, written summaries of the terms thereof, and any trust agreement, statement of investment policies and procedures, insurance contract, employee brochure or the like and all amendments thereto, prepared in connection with such Employee Plan) has been provided or made available to Crystal, together with all related documentation including annuity contracts, trust or other funding agreements, participation agreements, insurance policies and contracts, actuarial reports, annual information returns, investment management agreements, copies of all material correspondence with Governmental Entities and plan summaries, employee booklets, brochures and personnel manuals. Each Employee Plan has been registered, administered and maintained in compliance with its terms and in compliance with applicable Law. All obligations regarding the Employee Plans have been satisfied and there are no outstanding defaults or violations by any party thereto and no Taxes, penalties or fees are owing or eligible under any of the Employee Plans.

(ii)	The Company does not have any Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code.

(iii)	There are no pending, or to the knowledge of Alpha, threatened claims (other than routine claims for benefits) by, on behalf of or against any Employee Plan or any trust related thereto which could reasonably be expected to result in any material liability to Alpha, and no audit or other proceeding by a Governmental Entity, which could reasonably be expected to result in any material liability to Alpha, is pending, or to the knowledge of Alpha, threatened with respect to any Employee Plan.

(iv)	No Employee Plan is or has within the last six (6) years been covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or subject to Section 412 of the Code or Section 302 of ERISA, and neither Alpha, not its Subsidiary nor any ERISA Affiliate has any liability in respect of Title IV of ERISA, nor has any of them within the last six years maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any multiemployer plan (within the meaning of Section 3(37) of ERISA). “ERISA Affiliate” means any employer (whether or not incorporated) that would be treated together with Alpha or its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

(v)	Except as required by applicable Law, no Employee Plan provides retiree or post- employment medical, disability, life insurance or other welfare benefits to any Person, and neither Alpha not its Subsidiary have any obligation to provide such benefits.

(vi)	Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (A) entitle any employee, director, officer or independent contractor of Alpha or its Subsidiary to severance pay or any material increase in severance pay, (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (C) directly or indirectly cause Alpha or its Subsidiary to transfer or set aside any assets to fund any material benefits under any Employee Plan, (D) otherwise give rise to any material liability under any Employee Plan, (E) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the consummation of the transactions contemplated by this Agreement, except as required by applicable Law, (F) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax, or (G) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(w)	Absence of Collective Agreements. Neither Alpha nor its Subsidiary have entered into or are bound by, or are required to negotiate, either directly or by operation of applicable Law, any collective agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication with any labour union, trade union, works council, or employee association or other employee group. Neither Alpha nor its Subsidiary has made any commitments to or conducted or engaged in, any negotiations with any labour union or employee association with respect to any future collective agreements. There are no activities or proceedings of any labour union or other labour organization to organize any employees of Alpha or its Subsidiary and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labour union or other labour organization. No employees of Alpha or its Subsidiary are represented by any labour union or other labour organization.

(x)	Absence of Conflicting Agreements. Neither Alpha nor its Subsidiary is party to, bound by or subject to any indenture, mortgage, lease, agreement, license, permit, authorization, certification, instrument, statute, regulation, order, judgment, decree or law that would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, or that would require consent or notice, as a result of the execution, delivery and performance of this Agreement or the consummation of any of the transactions provided for in this Agreement and the Plan of Arrangement (except as would not, individually or in the aggregate, have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set out in the Key Regulatory Approvals and Key Third Party Consents).

(y)	Absence of Guarantees. Neither Alpha nor its Subsidiary are a party to or bound by any Contract providing for guarantees, indemnities, assumptions, endorsements or contingent or indirect obligations with respect to the liabilities or obligations of any other Person (including any obligation to service the debt of or otherwise acquire an obligation of another Person or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of any other Person).

(z)	Litigation.

(i)	There is no Proceeding, including appeals and applications for review, in progress or pending, or, to the best of the Alpha’s knowledge, threatened, against or relating to Alpha or its Subsidiary, or any of their respective officers, directors, managers or employees in their capacity as such, or any of their respective assets or title thereto or the business, nor is there any factual or legal basis on which any such Proceeding might be commenced with any reasonable likelihood of success, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Alpha or its Subsidiary or affecting the business of Alpha or its Subsidiary, or any of their respective property or assets.

(ii)	There are no, and there have not been during the last five (5) calendar years or the period from January 1, 2020 to the date of this Agreement, material internal investigations or inquiries being conducted by Alpha, its Subsidiary or any third party at the request of Alpha or its Subsidiary or any of their respective officers, directors, managers or employees concerning, and Alpha has not been informed by any Person of facts, inquiries or allegations concerning (whether under a whistleblower policy or otherwise), any conflict of interest, illegal activity, fraudulent or deceptive conduct or failure to comply with applicable Law that have not been concluded.

(aa)	Insurance. Schedule C(aa) of the Alpha Disclosure Letter sets forth a list, as of the date hereof, of all insurance policies maintained by Alpha and its Subsidiary, protecting the assets of Alpha, its Subsidiary or the business of Alpha or its Subsidiary, or with respect to which Alpha or its Subsidiary is a named insured or otherwise the beneficiary of coverage, and the coverage amounts under such insurance policies. Such insurance policies are valid and in full force and effect on the date of this Agreement and all premiums due on such insurance policies have been paid. There are no Claims pending under such policies. Other than in connection with ordinary course renewals, neither Alpha nor its Subsidiary has received any written notice of termination, cancellation, non-renewal or material premium increase with respect to any such policy, refusal of insurance coverage or notice that a defense will be afforded with reservation of rights under such policy, nor, to the knowledge of Alpha, are any of the foregoing threatened. Neither Alpha nor its Subsidiary is in breach or default, and neither Alpha nor its Subsidiary has taken any action or failed to take any action which, with or without notice or the lapse of time, or both, would constitute such a breach or default under, or permit termination or modification of, any of such policies. Alpha has no reason to believe that it or its Subsidiary will not be able to renew the existing insurance coverage as and when such coverage expires or obtain similar coverage from similar insurers as may be necessary to continue the business of Alpha and its Subsidiary at a similar cost to that of their existing coverage.

(bb)	Regulatory Approvals and Consents. Other than the Interim Order and any approvals required by the Interim Order, the Final Order and such filings and other actions required under applicable Securities Laws and the Key Regulatory Approvals set out in Schedule C(bb) of the Alpha Disclosure Letter, no authorization, approval, order, license, permit or consent of any Governmental Entity, and no notice, registration, declaration or filing by Alpha or any of its subsidiaries with any such Governmental Entity is required in connection with the execution and delivery or, and performance by Alpha or its Subsidiary of their obligations under, this Agreement or the consummation of the transactions contemplated in this Agreement and the Plan of Arrangement.

(cc)	Third Party Consents and Approvals. Other than the Key Third Party Consents set out in Schedule C(cc) of the Alpha Disclosure Letter, there is no requirement under any Material Contract to make a filing with, give any notice to, or to obtain the consent or approval of, any party to such Material Contract relating to the transactions contemplated by the Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd)	Permits and Licenses. Alpha and its Subsidiary hold all authorizations, approvals, orders, licenses, permits or consents issued by any Governmental Entity and each has made all filings with, and given all notices to, Governmental Entities, which are necessary or desirable in connection with the lawful conduct and operation of the business of Alpha and its Subsidiary and the ownership, leasing or use of the properties and assets as the same are now owned, leased, used conducted or operated, all of which are in full force and effect, and neither Alpha nor its Subsidiary are in breach of or in default under any of the terms or conditions thereof. No consent, license, order, authorization, approval, permit, registration or declaration of, or filing with, any Governmental Entity or other Person (including without limitation any consent, approval, order or filing pursuant to any applicable bulk sales laws) is required in connection with:

(i)	the closing of the Arrangement;

(ii)	the execution and delivery by Alpha of this Agreement or any document delivered by Alpha at the closing of the Arrangement to which it is a party; or

(iii)	the observance and performance by Alpha of its obligations under this Agreement or any document delivered by Alpha at the closing of the Arrangement to which it is a party;

or to avoid the loss of any authorizations, approvals, orders, licenses, permits, consents, declarations, registrations or filings relating to Alpha or its Subsidiary, any of their properties and assets, or the business of Alpha and its Subsidiary.

(ee)	Compliance with Laws Generally; Compliance with Anti-Corruption Laws.

(i)	Alpha and its Subsidiary are, and have been since January 1, 2017, in compliance with all Laws and judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or arbitrator, in each case applicable to Alpha or its Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Alpha nor its Subsidiary has, since January 1, 2017, received any written notice from any Governmental Entity alleging any violation, received any allegations whether internally or externally, conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Entity concerning, any actual or alleged violation of any applicable Law related to Alpha or its Subsidiary, nor, to the knowledge of Alpha, do they have any reasonable basis to believe such a violation may have occurred.

(ii)	Neither Alpha, nor its Subsidiary, nor, to the knowledge of Alpha, any of their representatives or joint venture partners, in carrying out or representing the business of Alpha and its Subsidiary anywhere in the world, have violated the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, or the anti-corruption, anti-bribery or anti-kickback Laws of any jurisdiction which are binding on Alpha or its Subsidiary or where the business of Alpha and its Subsidiary is carried on. Alpha, its Subsidiary and any of their respective affiliates, agents, representatives, business partners or any other Persons acting on their behalf (the “Subject Parties”) have not, directly or indirectly, paid, offered or promised to pay, or authorized payment of, any monies or any other thing of value to any Governmental Entity for the purpose of unlawfully, (A) influencing any act or decision of such Governmental Entity, (B) inducing such Governmental Entity to do or omit to do any act in violation of the lawful duty of such Governmental Entity, or to use his, her or its influence with a Governmental Entity to affect or influence any act or decision of such Governmental Entity or (C) assisting in obtaining or retaining business for or with, or directing business to, any Person. As it specifically relates to its business relationship(s) with any Subject Party, since January 1, 2017, there has not been (X) any violation or potential violation by a Subject Party of the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery Law, (Y) any investigation, formal or informal, for any violation or potential violation by a Subject Party of the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery Law or (Z) any charges or finding by a Governmental Entity, including any court or agency, for any violation or potential violation by a Subject Party of the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery Law.

(ff)	Taxes.

(i)	Each of Alpha and its Subsidiary have prepared and filed when due with each relevant Governmental Entity all Tax Returns required to be filed by, on behalf of or with respect to it, and its income, assets and operations, in respect of any Taxes. All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect. To the knowledge of Alpha, no Governmental Entity has asserted that Alpha or its Subsidiary is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so.

(ii)	Each of Alpha and its Subsidiary have paid in full and when due all Taxes required to be paid by it, or with respect to its income, assets and operations, whether or not such Taxes are shown on a Tax Return or on any assessments or reassessments. All material Taxes incurred but not yet due and payable have been accrued on the books and records of Alpha and its Subsidiary, as applicable, in accordance with U.S. GAAP.

(iii)	No assessments or reassessments of the Taxes of Alpha or its Subsidiary, or their income, assets or operations, are currently the subject of an objection or appeal, or audit by any Governmental Entity of any nation, state, province, municipality or locality. Neither Alpha nor its Subsidiary is currently or has been within the past three years the subject of an audit or other examination by any Governmental Entity of any nation, state, province, municipality or locality, and there are no outstanding issues relating to Taxes of Alpha or its Subsidiary, or any of their income, assets or operations, which have been raised and communicated to Alpha or its Subsidiary by any Governmental Entity. None of Alpha nor its Subsidiary have received any indication in writing from any Governmental Entity that an audit, assessment or reassessment of Alpha or its Subsidiary, or any of their income, assets or operations, is proposed in respect of any Taxes, regardless of its merits. Neither Alpha nor its Subsidiary have executed or filed with any Governmental Entity any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(iv)	Each of Alpha and its Subsidiary have withheld from each payment made to any Person, including any present or former employees, independent contractors, officers, directors, creditors, stockholders, members or other third party of Alpha or its Subsidiary, as applicable, all amounts required by applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Entity. Each of Alpha and its Subsidiary have remitted all Taxes payable or required to be withheld and remitted by it in respect of its employees to the appropriate Governmental Entity within the time required under applicable Law.

(v)	The terms and conditions made or imposed in respect of every transaction (or series of transactions) between Alpha or its Subsidiary and any Person that is not dealing at arm’s length with Alpha or its Subsidiary, as the case may be, for income tax purposes, do not differ from those that would have been made between persons dealing at arm’s length for income tax purposes under applicable Law.

(vi)	Each of Alpha and its Subsidiary have made or obtained records or documents, as required under applicable Law, with respect to all material transactions between it and any Person with whom it was not dealing at arm’s length for income tax purposes.

(vii)	Neither Alpha nor its Subsidiary is party to or bound by any tax sharing agreement, Tax indemnity obligation in favour of any Person or similar agreement in favour of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity), or any other agreement between Alpha, its Subsidiary or any predecessor or affiliate thereof and any other party under which Alpha or its Subsidiary or any predecessor or affiliate thereof could be liable for any material Taxes or other claims of any party, other than standard indemnity provisions contained in commercial contracts entered into the ordinary course of business that do not relate principally to Taxes.

(viii)	Neither Alpha nor its Subsidiary will be required to include in a taxable period (or portion thereof) ending after the Effective Time any amount of taxable income attributable to income that accrued, or that was required to be reported for financial accounting purposes, in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(ix)	Neither Alpha nor its Subsidiary have incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for income tax purposes) with it, the amount of which would, in the absence of any agreement in respect of unpaid amounts under applicable Law, be included in Alpha’s or its Subsidiary’s income for income tax purposes for any taxation year or fiscal period beginning after the Effective Date under applicable Law.

(x)	Neither Alpha nor its Subsidiaries have acquired property from a Person not dealing at arm’s length (for income tax purposes) with it in circumstances that would result in Alpha or its Subsidiaries becoming liable to pay Taxes of such Person under a derivative assessment (or similar) issued under applicable Law.

(gg)	Intellectual Property.

(i)	Alpha and its Subsidiary own or have a valid license to use all Intellectual Property used or held for use in the operation of the business of Alpha and its Subsidiary (“Business IP”). Schedule C(gg)(i) of the Alpha Disclosure Letter lists (A) all Intellectual Property owned or exclusively licensed by Alpha or its Subsidiary that is material to the business of Alpha and its Subsidiary (“Owned IP”); (B) for all such Owned IP that is registered, patented, or applied for in any form (“Registered IP”), the particulars of all registrations, patents and applications for registration or patent in respect of such Registered IP, including the title, filing or application date, patent number or other registration number, registration or issuance date, and an identification of the owner of such Registered IP; and (C) all Licenses;

(ii)	The Registered IP is registered in, applied for with or issued by all offices of public record where such registration, application or issuance is necessary to preserve Alpha’s or its Subsidiary’s rights thereto or where such registration would reasonably be expected to have been made having regard to the business of Alpha and its Subsidiary, the jurisdiction in which it is conducted and the property and assets of Alpha or its Subsidiary. All registration, renewal and other maintenance fees in respect of the Registered IP have been paid in full and all documents, recordation, and certificates in connection with all Registered IP currently required to be filed have been filed with the relevant offices of public record for the purposes of prosecuting, maintaining, and perfecting such Registered IP and recording Alpha’s or its Subsidiary’s ownership interests therein. All Registered IP is registered in the name of Alpha or its Subsidiary and is valid, subsisting, and enforceable and there has been no act or omission by Alpha or its Subsidiary that would jeopardize its validity, ownership, use, registration, subsistence or enforceability;

(iii)	Alpha, or its Subsidiary, possesses and are the sole and exclusive legal and beneficial owner or exclusive licensee of all Owned IP, free and clear from all Encumbrances. Neither the Owned IP nor the Business IP will be adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement, or the consummation of the Arrangement or the other transactions contemplated hereby. There is no agreement or commitment to give or create any Encumbrance over or affecting the Business IP and no claim has been made by any person to be entitled to any such Encumbrance;

(iv)	Neither Alpha nor its Subsidiary is bound by any Contracts, licenses, leases and instruments or other obligation that limits or impairs their ability to use, sell, transfer, assign or convey, or that otherwise affects, any of the Owned IP;

(v)	The conduct or operation of the business of Alpha and its Subsidiary (including any of the products produced by Alpha and its Subsidiary) does not infringe upon, misappropriate, or otherwise violate the Intellectual Property rights of any Person;

(vi)	Neither Alpha nor its Subsidiary has (A) received notice of any legal proceedings, Claims or complaints instituted against it in relation to any Business IP including any (i) alleging infringement, misappropriation, or other violations of any third party Intellectual Property, or (ii) challenging the validity, enforceability, ownership, use, patentability or registrability of any Business IP; and (B) sent any written notice to any third party alleging any infringement, misappropriation, or other violation of any Business IP;

(vii)	To the best of the Alpha’s knowledge, no Person is currently infringing any of the Intellectual Property owned by, licensed to or used by Alpha or its Subsidiary;

(viii)	The employees and all consultants and independent contractors retained by Alpha or its Subsidiary have agreed to maintain the confidentiality of confidential Intellectual Property. Alpha, and its Subsidiary, have at all times used all commercially reasonable efforts to protect their Trade Secrets and confidential information in their possession and have not disclosed any Trade Secrets or confidential information to any person (including all current or former employees, consultants and contractors) except under executed, valid and enforceable written terms which provide full protection for Alpha’s commercial interests;

(ix)	All royalties and other payments due under any License have been paid and no notice of a breach or default has been sent or received by Alpha or its Subsidiary under any such license nor is there any matter which would cause such a breach or default, or is liable to be terminated or otherwise adversely affected by the execution, delivery, or performance of this Agreement, or the consummation of the Arrangement or the other transactions contemplated hereby; and

(x)	No employee or former employee of Alpha or its Subsidiary has any right to payment with respect to the use of, or any interest in any Business IP. With the exception of Business IP that is the subject of the Licenses, (A) the Business IP has been developed by employees of Alpha or its Subsidiary in the course of their employment; or (B) all consultants, contractors, and/or employees who have developed or who have contributed to the development of any Business IP have assigned to Alpha pursuant to a valid, legally binding, written assignment, any right, title, and interest in such Business IP which did not automatically vest in Alpha by virtue of any relevant law (and waiving any material moral or similar rights), and in either case of (A) and (B), no further act, action or payment (including acceptance or payment of remuneration) by Alpha or its Subsidiary is required, desired, due or payable under applicable Law to memorialize, validate, verify or effect such assignment or vesting. Neither Alpha or its Subsidiary has received any funding from or used any personnel, facilities or other resources of, any Governmental Entity, university, college or other educational institution, research centre or similar Person in connection with the development or commercialization of any current or planned Business IP that could reasonably be expected to entitle said person to ownership or license rights in or to any current or planned Business IP. Neither Alpha nor its Subsidiary is a member of or party to any patent pool, industry standards body, trade association or similar organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(hh)	Privacy Law; Anti-Spam Law.

(i)	Alpha and its Subsidiary have complied at all times with: (A) all applicable data protection or privacy Law in connection with the collection, use and disclosure of Personal Information by Alpha and its Subsidiary; (B) Anti-Spam Laws; and, (C) all notices and consents and other obligations and commitments applicable to the collection, use and disclosure of Personal Information or to compliance with Anti-Spam Laws. Alpha and its Subsidiary have implemented a commercially reasonable privacy policy governing the collection, use and disclosure of Personal Information by Alpha and its Subsidiary (the “Alpha Privacy Policy”) and have at all times collected, used and disclosed Personal Information in accordance with and have otherwise complied with the Alpha Privacy Policy. Alpha has posted the Alpha Privacy Policy on its websites or otherwise made it available in a manner readily available to visitors, current and potential customers, and to any individual whose Personal Information Alpha collects, uses, or discloses. Alpha and its Subsidiary have complied at all times and in all material respects with any privacy policies and privacy obligations of or to any third party under the terms of any Contracts or understandings to which Alpha or its Subsidiary is a party or which otherwise bind Alpha or its Subsidiary.

(ii)	There have not been any incidents of, or third party Claims alleging, any (A) actual, possible, or suspected, accidental, unauthorized, or unlawful access to, inability to account for, loss of, or use¸ copying, or disclosure of, any Personal Information, (B) unauthorized access or unauthorized use of any of Alpha’s or its Subsidiary’s information technology systems or (iii) loss, theft, unauthorized access or acquisition, modification, disclosure, corruption, or other misuse of confidential information of Alpha or its Subsidiary (or provided to Alpha or its Subsidiary by third parties) in Alpha’s or its Subsidiary’s possession (collectively, “Cyber Security Incidents”). Alpha has not been required by applicable Law or a Governmental Entity to notify in writing, any Person of any Cyber Security Incidents. Alpha maintains a complete register of all actual, possible, or suspected, accidental, unauthorized, or unlawful access to, inability to account for, loss of, or use¸ copying, or disclosure of, any Personal Information, in accordance with applicable Law, regardless of whether such breaches were reported under applicable breach notification requirements in any applicable Law.

(iii)	Neither Alpha nor its Subsidiary has (A) entered into any undertaking pursuant to any Anti-Spam Laws or (B) received any correspondence, or notice of proceeding, in each case relating to an alleged contravention of Anti-Spam Laws.

(ii)	Environmental Matters.

(i)	The conduct of Alpha and its Subsidiary in carrying on the business of Alpha and its Subsidiary and the operation of the business by Alpha and its Subsidiary have been and is in compliance with all Environmental Laws, in all material respects, and there are no existing events, conditions, or circumstances that would reasonably be expected to materially and adversely affect the ability of Alpha or its Subsidiary to comply with Environmental Laws;

(ii)	Alpha and its Subsidiary have obtained and are in compliance in all material respects with all permits required by applicable Environmental Laws, and all written notices or demand letters issued, entered, promulgated or approved thereunder. which are necessary in connection with the conduct and operation of the business of Alpha and its Subsidiary and the ownership, leasing or use of the assets as the same are now owned, leased, used conducted or operated;

(iii)	There are no Claims, prosecutions, charges, hearings or other proceedings of any kind (“Proceeding”) or, to the best of the Alpha’s knowledge, contemplated Proceedings, in any court or tribunal or before any Governmental Entities, and no notice has been received by Alpha or its Subsidiary of any such Proceeding or contemplated Proceeding, which alleges the violation of, or non-compliance with, any Environmental Law or relates to the presence of, or release of, any Hazardous Substances in connection with the business of Alpha and its Subsidiary;

(iv)	To the best of the Alpha’s knowledge, there has been no release of any Hazardous Substances at, on, or under any Real Property or any other real property previously owned, leased, operated or controlled by Alpha or its Subsidiary, other than in compliance with Environmental Laws. Neither Alpha nor its Subsidiary has manufactured, distributed, treated, stored, disposed of, handled, released, transported or arranged for the transport of Hazardous Substances, including to any off-site location, or exposed any Person to Hazardous Substances, in each case so as to give rise to any current or future liabilities of Alpha or its Subsidiary under Environmental Laws or permits required by applicable Environmental Laws. Neither Alpha nor its Subsidiary is conducting, or has undertaken or completed, any investigatory, remedial or corrective obligation relating to any release of any Hazardous Substances at, on, or under any Real Property or any other real property previously owned, leased, operated or controlled by Alpha or its Subsidiary, either voluntarily or pursuant to the order of any Governmental Entity or the requirements of any Environmental Laws;

(v)	There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the business of Alpha and its Subsidiary; and

(vi)	Neither Alpha nor its Subsidiary have agreed by contract or other agreement to indemnify or be responsible for any liabilities or obligations under Environmental Laws.

(jj)	Major Suppliers. Schedule C(jj) of the Alpha Disclosure Letter contains a complete and correct list of the suppliers of goods and services to the Business since 2017, together with, in each case, the aggregate annual amount so billed or paid. To the best of Alpha’s knowledge, no such supplier has any intention to change its relationship or any material terms upon which it will conduct business with Alpha or its Subsidiary. There has been no interruption to or discontinuity in any supplier arrangement or relationship referred to in this Schedule C(jj) and, except as disclosed in Schedule C(jj) of the Alpha Disclosure Letter, neither Alpha nor any of its subsidiaries entered into any fixed price commitments (whether written or oral) which extend beyond the closing of the Arrangement. No purchase commitment of Alpha or its Subsidiary is in excess of its normal business requirements or at a price higher than that paid in the ordinary course. The relationships of Alpha and its Subsidiary with each of its principal suppliers are satisfactory, and there are no unresolved disputes with any such supplier.

(kk)	Transactions with Affiliates.

(i)	Neither Alpha nor its Subsidiary: (A) are liable in respect of advances, loans, guarantees, liabilities or other obligations to or on behalf of, or (B) party to any Contract or other transaction with, in each case, any equityholder, shareholder, officer, director, manager, employee or affiliate of Alpha, its Subsidiary or any associates or relatives of any of the foregoing, or any other Person with whom Alpha or its Subsidiary does not deal at arm’s length.

(ii)	There are no intercompany services provided to Alpha or its Subsidiary by any Subsidiary of Alpha or by any affiliate of Alpha or its Subsidiary.

(iii)	No officer, director or manager of Alpha or of its Subsidiary owns any interest in any competitor or supplier of Alpha or its Subsidiary.

(iv)	There are no transactions, agreements, arrangements or understandings that would be required to be disclosed pursuant to applicable Securities Laws and that have not been so disclosed in the Alpha Data Room, other than employment agreements entered in the ordinary course of business.

(ll)	Services and Products. The products produced by Alpha and its Subsidiary have been manufactured and tested in accordance with, and meet all requirements of, applicable Law and meet the specifications in all contracts with customers of Alpha or its Subsidiary relating to the sale of such products. Alpha has not received any statements, citations or decisions or orders from any Governmental Entity stating that any service or product provided by the Business is unsafe or fails to meet any standards or applicable Law promulgated by any such Governmental Entity and, to the knowledge of Alpha, there is no valid basis for any such statements, citations or decisions or orders. There are no Claims against or involving Alpha or its Subsidiary pursuant to any product warranty or with respect to any implied representation or warranty, or the production, distribution or sale of defective or inferior products or with respect to any warnings (or failure to warn) or instructions concerning such products, and, to the knowledge of Alpha, none has been threatened nor is there any valid basis for any such Claim.

(mm)	Brokers. No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement and the Plan of Arrangement based upon arrangements made by or on behalf of Alpha except in connection with the Concurrent Financing.

(nn)	Indebtedness. Neither Alpha not its Subsidiary have any authorized or outstanding indebtedness or any liabilities or obligations of any nature (whether known or unknown, liquidated or unliquidated, due or to become due and whether accrued, absolute, contingent or otherwise), other than as set out in the Alpha Financial Statements.

(oo)	Securities Law Matters.

(i)	The Alpha Shares are not listed or posted for trading on a stock exchange or quotation system.

(ii)	Alpha and its Subsidiary are not “reporting issuers”, as that term is defined under Securities Laws. Alpha and its Subsidiary are not in default in any material respect of any requirements of any Securities Laws.

(iii)	To the knowledge of Alpha, other than as set out in Schedule C(oo)(iii) of the Alpha Disclosure Letter, no Person beneficially owns, or controls or directs, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to any class of voting securities of Alpha.

(iv)	To the knowledge of Alpha, no “related party” of Alpha (within the meaning of MI 61-101) will receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

(v)	Alpha is not a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act.

(vi)	Alpha is not, and will not by virtue of the Arrangement, become, a company that is, or is required to be, registered as an investment company under the Investment Company Act of 1940.

(pp)	Arrangement with Securityholders. Other than the Alpha Shareholders Agreement, Alpha Voting Support Agreements, this Agreement and the Confidentiality Agreement, Alpha does not have any agreement, arrangement or understanding (whether written or oral) with respect to Alpha or any of its securities, business or operations, with any shareholder of Alpha, any interested party of Alpha or any related party of any interested party of Alpha, or any joint actor with any such Persons (and for this purpose, the terms “interested party”, “related party” and “joint actor” shall have the meaning ascribed to such terms in MI 61-101).

(qq)	Board Approval. The Alpha Board:

(i)	after consultation with its financial and legal advisors, has determined that the Arrangement is fair and reasonable to the Alpha Shareholders and is in the best interests of Alpha; and

(ii)	has unanimously approved entering into this Agreement and making a recommendation to Alpha Shareholders that they vote in favour of the Arrangement Resolution.

(rr)	Compliance with Sanctions and Export Control Laws. Alpha, its Subsidiary, and their directors, officers, managers, employees, and any other representatives, in carrying out or representing the business of Alpha and its Subsidiary anywhere in the world, are, and have been, in compliance with all applicable Laws of applicable Government Entities, including applicable Laws governing export controls, economic sanctions, and anti-boycott regulations.

(ss)	Complete Disclosure. All documents and written information provided by Alpha and its Subsidiary or their representatives to Crystal in connection with this Agreement are complete and correct in all material respects as of the date of this Agreement. Neither Alpha, its Subsidiary, nor the directors, officers or other insiders of Alpha or its Subsidiary have withheld from Crystal any material information necessary to enable Crystal to make an informed assessment and valuation of the business, assets and liabilities of Alpha and its Subsidiary.

(tt)	No Other Representations or Warranties. Except for the representations and warranties expressly made by Alpha in this Schedule C or in any certificate delivered pursuant to this Agreement, neither Alpha nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Alpha or its Subsidiary or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Crystal or any of its affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither Alpha nor any other Person makes or has made any express or implied representation or warranty to Crystal or any of its representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to Alpha, its Subsidiary or their respective businesses or, (b) except for the representations and warranties made by Alpha in this Schedule C, any oral or written information presented to Crystal or any of its representatives in the course of their due diligence investigation of Alpha, the negotiation of this Agreement or the course of the Arrangement.

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF CRYSTAL

Crystal hereby represents and warrants to Alpha, and acknowledges that Alpha is relying upon such representations and warranties in connection with the entering into of this Agreement and completing the Arrangement, as follows:

(a)	Organization and Corporate Capacity. Crystal is duly incorporated and is validly existing and in good standing under the BCBCA and has all requisite corporate power and capacity to carry on its business as now conducted and to own, lease and operate its properties and assets. Crystal has no Subsidiaries.

(b)	Power and Authority. Crystal has the requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and performance by Crystal of its obligations under this Agreement and the consummation of the Arrangement and other transactions contemplated hereby have been duly authorized by all necessary corporate action of Crystal and no other corporate proceedings on the part of Crystal are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby, other than the Crystal Shareholder Approval and approval by the TSX-V and the Court.

(c)	Execution and Binding Obligation. This Agreement has been duly and validly executed and delivered by Crystal and constitutes a legal, valid and binding obligation of Crystal, enforceable against Crystal in accordance with its terms, subject however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(d)	No Conflict. The execution, delivery and performance of this Agreement, the performance by Crystal of its obligations hereunder and the consummation of the Arrangement and the other transactions provided for in this Agreement or the Plan of Arrangement do not constitute or result in, directly or indirectly, with or without notice or the passage of time: (i) a violation or breach of, or conflict with, or allow any Person to exercise any rights under, or require the consent, notice or other action by any Person under, applicable Law, any of the terms or provisions of the constating documents of Crystal, any order or judgment relating to Crystal, any Contract to which Crystal is a party, any Permit or Authorization issued to Crystal; or (ii) create any Encumbrance upon any of the properties or assets of Crystal.

(e)	Capitalization. Crystal is authorized to issue an unlimited number of Crystal Common Shares without par value, of which 11,710,000 are validly issued and outstanding as of the date hereof. Crystal is authorized to issue an unlimited number of preferred shares without par value, of which none are issued and outstanding as of the date hereof. As of the date hereof, there are options exercisable to purchase as total of 850,000 Crystal Common Shares issued and outstanding, and no warrants issued and outstanding. The constating documents of Crystal and the terms and conditions attached to each class of shares of Crystal, copies of which have previously been made available to Alpha, are true, correct and complete copies of such documents as currently in effect. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, Crystal has been duly authorized and validly issued and, is fully paid and non-assessable, were not issued in violation of any preemptive rights, purchase options, call options, rights of first refusal, first offer, co-sale or participation or subscription rights or other similar rights. There are no outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of Crystal on any matter. Crystal is not prohibited, restricted or impeded, directly or indirectly, from declaring or paying any dividends, from making any other distribution on their capital stock or other securities, from paying any interest or repaying any loans, advances or other indebtedness of Crystal, except in accordance with any Permitted Encumbrances, or applicable law. Crystal does not have any shareholder rights plan, “poison pill” or similar agreement or arrangement.

(f)	Qualification to Do Business. Crystal is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its respective assets and properties owned, leased, licensed or otherwise held, or the nature of its business activities, make such qualification necessary.

(g)	Corporate Records. The corporate minute books, central securities register, register of transfers and register of directors and officers of Crystal have been maintained in accordance with applicable Law, are complete and accurate in all material respects, and true and complete copies of the foregoing have been made available to Alpha.

(h)	Solvency & Bankruptcy. Crystal: (i) is not insolvent or bankrupt under or pursuant to any corporate, insolvency, winding-up, restructuring, reorganization, administration or other Laws applicable to it; (ii) has not commenced, approved, authorized or taken any action in furtherance of proceedings in respect of it under any applicable bankruptcy, insolvency, restructuring, reorganization, administration, winding up, liquidation, dissolution, or similar Law; (iii) has not proposed a compromise or arrangement with its creditors generally or is or has been subject to any actions taken, orders received or proceedings commenced by creditors or other persons for or in respect of the bankruptcy, receivership, insolvency, restructuring, reorganization, administration, winding-up, liquidation or dissolution of it, or any of its property or assets; (iv) has not had any encumbrancer take possession of any of its property; or (v) has not had any execution or distress become enforceable or become levied upon any of its property.

(i)	Financial Statements.

(i)	The Crystal Financial Statements have been prepared in accordance with IFRS consistently applied throughout the periods related thereto. The balance sheets contained in the Crystal Financial Statements fairly present the financial position of Crystal as of their respective dates and the statements of earnings and retained earnings contained in the Crystal Financial Statements fairly present the revenues, earnings and results of operations for the periods indicated. The Crystal Financial Statements are accurate and complete in all material respects, consistent with Crystal’s financial records, and represent the financial position and results of operations of Crystal as of the date thereof, or for the period related thereto, as applicable. During the past five years, there has been no material change in Crystal’s accounting methods or principles that would be required to be disclosed in its financial statements in accordance with IFRS, except as described in the notes thereto.

(ii)	Crystal is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet arrangement or any similar Contract (including any Contract relating to any transaction or relationship between or among Crystal, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Crystal in the financial statements of Crystal.

(j)	Cash and Cash Equivalents. As at January 31, 2020, Crystal had cash and cash equivalents, net of liabilities, of approximately $841,761.

(k)	Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Crystal Financial Statements or incurred subsequent to April 30, 2020 in the ordinary and usual course of business as a capital pool company, Crystal does not have any outstanding indebtedness or any liabilities or obligations of any nature (whether known or unknown, liquidated or unliquidated, due or to become due and whether accrued, absolute, contingent or otherwise), and any liabilities or obligations incurred in the ordinary and usual course of business since April 30, 2020 have not exceeded $10,000 in the aggregate.

(l)	No Material Adverse Effect. Since April 30, 2020 there has not been any Material Adverse Effect or any change, event, development, effect, condition, occurrence or state of circumstances (or combination of the foregoing) which, individually or in the aggregate, would have a Material Adverse Effect on Crystal.

(m)	Absence of Conflicting Agreements. Crystal is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, license, permit, authorization, certification, instrument, statute, regulation, order, judgment, decree or law that would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, or that would require consent or notice, as a result of the execution, delivery and performance of this Agreement or the consummation of any of the transactions provided for in this Agreement and the Plan of Arrangement (except as would not, individually or in the aggregate, have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).

(n)	Litigation. There is no proceeding outstanding against, or to the knowledge of Crystal, threatened against or relating to Crystal that would reasonably be expected to prevent or materially delay the completion of the Arrangement.

(o)	Regulatory Approvals and Consents. Other than the approval of the TSX-V, and any approvals required by the Interim Order, the Final Order, and such filings and other actions required under applicable Securities Laws, no Authorization, consent or approval of, or filing with, or notification to, any Governmental Entity is necessary on the part of Crystal in connection with the execution and delivery of this Agreement or the performance of its obligations under this Agreement or the completion by it of the transactions contemplated by this Agreement.

(p)	Compliance with Laws. Crystal is, and has been since January 1, 2017, in compliance with all Laws and judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or arbitrator, in each case applicable to Crystal, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Crystal has not, since January 1, 2017, received any written notice from any Governmental Entity alleging any violation, received any allegations whether internally or externally, conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Entity concerning, any actual or alleged violation of any applicable Law related to Crystal, nor, to the knowledge of Crystal, do they have any reasonable basis to believe such a violation may have occurred.

(q)	Taxes.

(i)	Crystal has prepared and filed when due with each relevant Governmental Entity all Tax Returns required to be filed by, on behalf of or with respect to it, and its income, assets and operations, in respect of any Taxes. All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect. To the knowledge of Crystal, no Governmental Entity has asserted that Crystal is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so.

(ii)	Crystal has paid in full and when due all Taxes required to be paid by it, or with respect to its income, assets and operations, whether or not such Taxes are shown on a Tax Return or on any assessments or reassessments. All material Taxes incurred but not yet due and payable have been accrued on the books and records of Crystal in accordance with IFRS.

(iii)	No assessments or reassessments of the Taxes of Crystal, or their income, assets or operations, are currently the subject of an objection or appeal, or audit by any Governmental Entity of any nation, state, province, municipality or locality. Crystal is not currently and has not been within the past three years the subject of an audit or other examination by any Governmental Entity of any nation, state, province, municipality or locality, and there are no outstanding issues relating to Taxes of Crystal, or any of their income, assets or operations, which have been raised and communicated to Crystal by any Governmental Entity. Crystal has not received any indication in writing from any Governmental Entity that an audit, assessment or reassessment of Crystal, or any of their income, assets or operations, is proposed in respect of any Taxes, regardless of its merits. Crystal has not executed or filed with any Governmental Entity any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(iv)	Crystal has withheld from each payment made to any Person, including any present or former employees, independent contractors, officers, directors, creditors, stockholders, members or other third party of Crystal, all amounts required by applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Entity. Crystal has remitted all Taxes payable or required to be withheld and remitted by it in respect of its employees to the appropriate Governmental Entity within the time required under applicable Law.

(v)	The terms and conditions made or imposed in respect of every transaction (or series of transactions) between Crystal and any Person that is not dealing at arm’s length with Crystal, as the case may be, for income tax purposes, do not differ from those that would have been made between persons dealing at arm’s length for income tax purposes under applicable Law.

(vi)	Crystal has made or obtained records or documents, as required under applicable Law, with respect to all material transactions between it and any Person with whom it was not dealing at arm’s length for income tax purposes.

(vii)	Crystal is not party to or bound by any tax sharing agreement, Tax indemnity obligation in favour of any Person or similar agreement in favour of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity), or any other agreement between Crystal or any predecessor or affiliate thereof and any other party under which Crystal or any predecessor or affiliate thereof could be liable for any material Taxes or other claims of any party, other than standard indemnity provisions contained in commercial contracts entered into the ordinary course of business that do not relate principally to Taxes.

(viii)	Crystal will not be required to include in a taxable period (or portion thereof) ending after the Effective Time any amount of taxable income attributable to income that accrued, or that was required to be reported for financial accounting purposes, in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(ix)	Crystal has not incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for income tax purposes) with it, the amount of which would, in the absence of any agreement in respect of unpaid amounts under applicable Law, be included in Crystal’s income for income tax purposes for any taxation year or fiscal period beginning after the Effective Date under applicable Law.

(x)	Crystal has not acquired property from a Person not dealing at arm’s length (for income tax purposes) with it in circumstances that would result in Crystal becoming liable to pay Taxes of such Person under a derivative assessment (or similar) issued under applicable Law.

(r)	Transactions with Affiliates.

(i)	Crystal is not: (A) liable in respect of advances, loans, guarantees, liabilities or other obligations to or on behalf of, or (B) party to any Contract or other transaction with, in each case, any equityholder, shareholder, officer, director, manager, employee or affiliate of Crystal or any associates or relatives of any of the foregoing, or any other Person with whom Crystal does not deal at arm’s length.

(ii)	There are no transactions, agreements, arrangements or understandings that would be required to be disclosed pursuant to applicable Securities Laws and that have not been so disclosed in the Crystal Disclosure Documents.

(s)	Brokers. No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement and the Plan of Arrangement based upon arrangements made by or on behalf of Crystal except as may be payable in connection with the Concurrent Financing.

(t)	Securities Law Matters.

(i)	Crystal is a reporting issuer in each of the provinces of British Columbia, Ontario and Alberta within the meaning of applicable Securities Laws and is in material compliance with its obligations as a reporting issuer (including those imposed pursuant to applicable Securities Laws), and no Governmental Entity has issued any order preventing the consummation of the Arrangement.

(ii)	The Crystal Common Shares are listed and posted for trading on the TSX-V and no order, ruling or determination having the effect of ceasing or suspending trading in any securities of Crystal has been issued, other than any trading halt imposed by the TSX-V in connection with the Arrangement.

(iii)	Crystal has filed all required Crystal Disclosure Documents with the Governmental Entities in accordance with applicable Securities Laws. As of the time the Crystal Disclosure Documents were filed with the Governmental Entities and on SEDAR (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (A) each of the Crystal Disclosure Documents complied in all material respects with the requirements of the applicable Securities Laws; and (B) none of the Crystal Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein to the best of Crystal’s knowledge, in the light of the circumstances under which they were made, not misleading.

(iv)	Other than the transactions described herein, there is no ‘material fact’ or ‘material change’ (as those terms are defined in applicable Securities Laws) in the affairs of Crystal that has not been generally disclosed to the public.

(u)	No Other Representations or Warranties. Except for the representations and warranties expressly made by Crystal in this Schedule D or in any certificate delivered pursuant to this Agreement, neither Crystal nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Crystal or its business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Alpha or any of its affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither Crystal nor any other Person makes or has made any express or implied representation or warranty to Alpha or any of its representatives with respect to (i) any financial projection, forecast, estimate, or budget relating to Crystal or its business or, (ii) except for the representations and warranties made by Crystal in this Schedule D, any oral or written information presented to Crystal or any of its representatives in the course of the negotiation of this Agreement or the course of the Arrangement.

SCHEDULE E

ALPHA CLASS C SHARE AMENDMENT

AMENDMENT

TO THE ARTICLES OF

ALPHA COGNITION INC.

(the “Company”)

Subsections 7.4(3)(c), (4.2)(d) and (4.3)(c) of the Articles of the Company shall be deleted in their entirety and the original numbering of the remaining subsections be preserved throughout the Articles of the Company.

Confirmed, ratified and approved by the shareholders of the Company at the special meeting of the Company held on _______________.

KENNETH A. CAWKELL

E-1

SCHEDULE F

SPECIAL RIGHTS AND RESTRICTIONS OF CRYSTAL RESTRICTED VOTING SHARES

The following shall be added to the articles of Crystal Bridge as section 27.1.1:

27.1.1       Class A Restricted Voting Shares

The Class A restricted voting shares (the “Restricted Voting Shares”) have been created by the Company to ensure that the Company utilize the same in order to maintain its status as a “foreign private issuer” (“Foreign Private Issuer”) as determined in accordance with Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). The Restricted Voting Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(1)	In this Article 27.1.1:

(a)	“Business Day” means a day on which securities may be traded on the TSX Venture Exchange, the Toronto Stock Exchange or any other stock exchange on which the Common Shares are then listed;

(b)	“Change in Control” means the occurrence of any of the following events at any time while the Restricted Voting Shares remain issued and outstanding:

(i)	the acquisition, directly or indirectly, of more than 50% of the total number of outstanding Common Securities by a person or group of persons acting jointly or in concert, unless each such person was a shareholder of the Company on the effective date of these articles;

(ii)	an amalgamation, plan of arrangement, share exchange or other business combination between the Company and any other entity, whether or not the Company is the surviving entity in such transaction, except for a transaction in which the holders of the outstanding Common Securities immediately before such transaction hold as a result of holding Common Securities before such transaction, in the aggregate, securities possessing more than 50% of the total combined voting power of the Company or of the surviving entity (or the parent of the surviving entity) immediately after such transaction (solely for purposes of this paragraph, treating Common Shares and Restricted Voting Shares as if they had the same voting power);

(iii)	the sale, transfer, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iv)	the approval by the shareholders of a plan or proposal for the liquidation, dissolution or winding-up of the Company;

(c)	“Common Securities” means the Common Shares and the Restricted Voting Shares, collectively;

(d)	“Common Shares” means the Common Shares of the Company;

(e)	“Conversion Notice” means a written notice to the Company and the Transfer Agent, in form and substance satisfactory to the Company and the Transfer Agent, executed by a person registered in the records of the Transfer Agent as a holder of Restricted Voting Shares, or by his, her or its attorney duly authorized in writing, and specifying the number of Restricted Voting Shares that the holder thereof desires to have converted into Common Shares and indicating: (i) any event on which such conversion is contingent; and (ii) such holder’s name or the names of the nominees in which such holder wishes the certificate(s) for Common Shares to be issued, and accompanied by a written instrument of transfer and such other documentation as is specified by the Company or the Transfer Agent as required to give full effect to the conversion;

(f)	“Conversion Right” has the meaning ascribed thereto in Article 27.1.1(8)(a) or in Article 27.1.1(8)(b);

(g)	“Conversion Time” has the meaning ascribed thereto in Article 27.1.1(8)(a) or in Article 27.1.1(8)(c);

(h)	“Exclusionary Offer” means an offer to purchase Restricted Voting Shares made to all of the holders of Restricted Voting Shares;

(i)	“Notice” means a written notice sent from the Company to the holders of Restricted Voting Shares notifying such holders of the right or requirement to convert Restricted Voting Shares into Common Shares;

(j)	“Offer” means an offer to purchase Common Shares (not including the Restricted Voting Shares) which, in the case of the Common Shares, must be made, by reason of applicable securities legislation or by the regulations or policies of a stock exchange on which the Common Shares are listed, to all or substantially all of the holders of Common Shares any of whom are in or whose last address as shown on the books of the Company is in a province or territory of Canada to which the relevant requirement applies;

(k)	“Offer Date” means the date on which an Offer is made;

(l)	“Transfer Agent” means the third party transfer agent of the Restricted Voting Shares or, if the Company then serves as its own transfer agent of such shares, the Company; and

(m)	“Trigger Date of the Board” means that date the board of directors of the Company determines that the Restricted Voting Shares be converted into Common Shares.

(2)	Voting

(a)	Subject to the Articles, the holders of Restricted Voting Shares shall be entitled to (i) receive notice of and to attend all meetings of shareholders of the Company; and (ii) except as provided otherwise herein, exercise one vote for each Restricted Voting Share held at all such meetings of shareholders, except meetings at which only holders of another specific class or series of shares are entitled to vote separately as a class or series. Except as provided otherwise herein or as required by law, holders of Restricted Voting Shares and Common Shares shall vote as one class at all meetings of shareholders.

(b)	A holder of Restricted Voting Shares shall not be entitled to vote any such shares for the purpose of electing or removing directors of the Company.

(3)	Dividends

Subject to the rights of holders of any other class of shares ranking senior to the Restricted Voting Shares with respect to priority in the payment of dividends, the holders of Restricted Voting Shares shall be entitled to receive dividends, and the Company shall pay dividends thereon, as and when declared by the board of directors out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine; provided, however, that no dividend on the Restricted Voting Shares shall be declared unless contemporaneously therewith the board of directors shall declare a dividend, payable at the same time as such dividend on the Restricted Voting Shares, on each Common Share. All dividends which the directors may declare on the Restricted Voting Shares and the Common Shares shall be declared and paid in equal amounts per share on all Restricted Voting Shares and Common Shares at the time outstanding.

(4)	Dissolution

In the event of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the prior rights of holders of any other class of shares ranking senior to the Restricted Voting Shares with respect to priority in the distribution or assets upon dissolution, liquidation or winding-up, the holders of Restricted Voting Shares and the holders of Common Shares shall participate rateably in equal amounts per share, without preference or distinction, in the remaining assets of the Company.

(5)	Restrictions on Transfer

Restricted Voting Shares may be transferred by holders thereof only pursuant to an Exclusionary Offer.

(6)	Foreign Private Issuer Review

The board of directors of the Company shall determine whether the Company qualifies as a Foreign Private Issuer as of the last business day of the second quarter of any fiscal year of the Company when Restricted Voting Shares are outstanding.

If the Company determines that the Company has ceased to qualify as a Foreign Private Issuer as of that date, then the Company shall give prompt Notice to the holders of Restricted Voting Shares in respect of such determination and, thereafter, each Restricted Voting Share may be so converted at any time and from time to time in accordance with the procedures set forth in Article 27.1.1(8).

(7)	Deemed Conversion on Offer

If an Offer is made, each outstanding Restricted Voting Share shall be deemed converted into one (1) Common Share contemporaneously with the closing of the Offer, which will be the Trigger Date of the Board, conversion to occur in accordance with Article 27.1.1(8)(a).

(8)	Conversion

(a)	Each Restricted Voting Share shall be deemed surrendered for conversion into one Common Share, without payment of any additional consideration (the “Conversion Right”), on the Trigger Date of the Board. Following the Trigger Date of the Board, Notice thereof shall be delivered to the holders of Restricted Voting Shares and the holder of Restricted Voting Shares shall only have the right to receive the relevant number of Common Shares resulting from such conversion and any accrued and unpaid dividends on the Restricted Voting Shares so converted upon compliance with the terms of the Notice. The effective time of conversion (the “Conversion Time”) shall be the close of business on the Trigger Date of the Board and the Common Shares issuable upon conversion of such Restricted Voting Shares shall be deemed to be issued and outstanding of record as of such time and the applicable Restricted Voting Shares shall be deemed cancelled.

(b)	Each Restricted Voting Share may be converted into one Common Share, without payment of any additional consideration, at the election of the holder thereof (the “Conversion Right”), as follows:

(i)	at any time and from time to time in accordance with the procedures set forth in Article 27.1.1(8)(c);

(ii)	if the Company enters into a binding agreement that provides for or would, if given effect, result in a Change in Control of the Company, or the Company determines that a Change in Control may occur, the Company shall give prompt Notice thereof to the holders of Restricted Voting Shares and, commencing on the date of such Notice, each Restricted Voting Share shall be so convertible in accordance with the procedures set forth in Article 27.1.1(8)(c); or

(iii)	if a meeting of shareholders is called to elect directors who are not nominees of the Company or management of the Company or if a meeting of shareholders is called at which a contested election of directors will be considered, then the Company shall give prompt Notice to the holders of Restricted Voting Shares and, commencing on the date that is 10 Business Days before the record date for determining shareholders entitled to vote at such meeting, such Restricted Voting Shares shall be so convertible at any time and from time to time in accordance with the procedures set forth in Article 27.1.1(8)(c).

(c)	A holder of Restricted Voting Shares may voluntarily convert all or any number of Restricted Voting Shares held by such holder into Common Shares by surrendering the certificate(s), if applicable, representing such Restricted Voting Shares (or if such holder alleges that such certificate(s) has been lost, stolen or destroyed, a declaration of lost certificate and an agreement acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate(s)), at the office of the Transfer Agent, together with the Conversion Notice. Notwithstanding the foregoing, if the board of directors of the Company determines, prior to effecting such conversion, that as a result of effecting such conversion the Company would cease to qualify as a Foreign Private Issuer, the Company may elect to refuse such conversion and cause the Transfer Agent to not register such conversion; provided, however, that the Company’s ability to refuse conversions as provided in this sentence shall apply only through June 30, 2021 and shall no longer apply on or after July 1, 2021. If required by the Company, certificates representing Restricted Voting Shares surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the holder or his, her or its attorney duly authorized in writing. The effective time of any conversion hereunder shall be the close of business on the date of receipt by the Transfer Agent of the surrendered certificate(s) (or declaration of lost certificate and agreement) and the Conversion Notice (the “Conversion Time”), and the Common Shares issuable upon conversion of such Restricted Voting Shares represented by such certificate(s) shall be deemed to be issued and outstanding of record as of such time. The Company shall, as soon as practicable after the Conversion Time issue and deliver to such holder of Restricted Voting Shares, or to his, her or its nominees, one or more certificates for the aggregate number of Common Shares issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the Restricted Voting Shares represented by the surrendered certificate(s) that were not converted into Common Shares.

(d)	In the event of a liquidation, dissolution or winding-up of the Company, the Conversion Rights of holders of Restricted Voting Shares shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Restricted Voting Shares.

(e)	The Company shall at all times while the Restricted Voting Shares are outstanding, reserve and keep available out of its authorized but unissued share capital, for the purpose of effecting the conversion of Restricted Voting Shares, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Restricted Voting Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Restricted Voting Shares, the Company shall take such corporate and other action as may be necessary to increase the number of its authorized but unissued Common Shares as shall be sufficient for such purposes, including, without limitation, obtaining the requisite shareholder approval to any necessary amendment to its articles.

(f)	All Restricted Voting Shares which have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only for the rights of the holders thereof to receive Common Shares in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

(g)	If there shall occur any reorganization, recapitalization, reclassification, merger, consolidation or amalgamation involving the Company in which the Common Shares (but not the Restricted Voting Shares) are converted into or exchanged for securities, cash or other property then, following such reorganization, recapitalization, reclassification, merger, consolidation or amalgamation, each Restricted Voting Share shall thereafter be convertible, in lieu of the Common Share into which it was convertible before such event, into the kind and amount of securities, cash or other property which a holder of the number of Common Shares issuable upon conversion of one Restricted Voting Share immediately before such reorganization, recapitalization, reclassification, merger, consolidation or amalgamation would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the board of directors) shall be made in the application of the provisions of this Article 27.1.1(8)(g) with respect to the rights and interests thereafter of the holders of the Restricted Voting Shares, to the end that the provisions set forth in this Article 27.1.1(8)(g) shall thereafter be applicable, as nearly as reasonably may be possible, in relation to any securities or other property thereafter deliverable upon the conversion of the Restricted Voting Shares.

(h)	A holder of Restricted Voting Shares on the record date for the determination of holders of Restricted Voting Shares entitled to receive a dividend declared payable on the Restricted Voting Shares will be entitled to such dividend notwithstanding that such share is converted after such record date and before the payment date of such dividend, and the holders of any Common Shares resulting from any conversion shall be entitled to rank equally with the holders of all other Common Shares in respect of all dividends declared payable to holders of Common Shares of record on any date on or after the date of conversion.

(i)	Despite any other provision hereof, a holder of Restricted Voting Shares that has duly presented a Conversion Notice may, at any time before such Restricted Voting Shares are converted and Common Shares are issued, by irrevocable written notice to the Company, advise the Company that the holder no longer desires that such Restricted Voting Shares be converted into Common Shares and, upon receipt of such written notice, the Company shall return to the holder the certificates(s) representing such Restricted Voting Shares, if any, and thereupon the Company shall cease to have any obligation to convert such Restricted Voting Shares hereunder unless such Restricted Voting Shares are again tendered for conversion by the holder in accordance with the provisions hereof.

(9)	Changes to Restricted Voting Shares

(a)	The rights, privileges, restrictions and conditions attaching to the Restricted Voting Shares as a class may be added to, changed or removed only with the approval of the holders of Restricted Voting Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of holders of Restricted Voting Shares duly called for such purpose and held upon at least 21 days’ notice at which a quorum is present comprising one or more persons holding or representing by proxy at least 10% of the outstanding Restricted Voting Shares. However, the rights, privileges, restrictions and conditions attached to the Restricted Voting Shares shall not be added to, changed or removed without the prior approval of holders of Common Shares at a meeting of shareholders called for the purpose in accordance with the preceding rules. If any such quorum is not present within 30 minutes after the time appointed for the meeting then the meeting shall be adjourned to a date being not less than 15 days later and at such time and place as may be appointed by the chairman and at such meeting a quorum will consist of that number of shareholders present in person or proxy. The formalities to be observed with respect to the giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those which may from time to time be prescribed in the by-laws of the Company with respect to meetings of shareholders. On every vote taken at every such meeting or adjourned meeting, each holder of a Restricted Voting Share shall be entitled to one vote in respect of each Restricted Voting Share held.

(b)	The Restricted Voting Shares shall not be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, the Common Shares are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner as the Restricted Voting Shares.

SCHEDULE G

SPECIAL RIGHTS AND RESTRICTIONS OF CRYSTAL CLASS B PREFERRED SHARES

Section 27.2 of the articles of Crystal Bridge shall be deleted and replaced with the following:

27.2	Class B Preferred Shares

1.       There are attached to the Class B Preferred Shares (the “Class B Preferred Shares”) as special rights and restrictions, the following:

(a)       The Class B Preferred Shares may at any time and from time to time be issued in one or more series. The directors may from time to time, by resolution passed before the issue of any Class B Preferred Shares of any particular series, fix the number of Class B Preferred Shares in, and determine the designation of the Class B Preferred Shares of, that series and create, define and attach special rights, privileges, restrictions and conditions to the Class B Preferred Shares of that series, including, but without limiting the generality of the foregoing, the voting rights, if any, attached to the Class B Preferred Shares of any series, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative, the dates, places and currencies of payment thereof, the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium, conversion or exchange rights, the terms and conditions of any share purchase plan or sinking fund; and that the directors shall be authorized to alter the Notice of Articles and Articles accordingly, PROVIDED HOWEVER THAT no special right, privilege, restriction or condition so created, defined or attached shall contravene the provisions of sub-clause (1)(b) hereof; and

(b)       the Class B Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital, in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Company among its shareholder for the purpose of winding up its affairs, rank on a parity with the Class B Preferred Shares of every other series and be entitled to preference over the Common Shares and Restricted Voting Shares and over any other shares of the Company ranking junior to the Class B Preferred Shares. The Class B Preferred Shares of any series may also be given such other preferences, not inconsistent with these Articles, over the Common Shares and Restricted Voting Shares, and any other shares of the Company ranking junior to such Class B Preferred Shares as may be fixed in accordance with clause (1)(a).

27.3	Series A Preferred Shares

There are attached to the Series A Class B Preferred Shares (the “Series A Preferred Shares”) as special rights and restrictions, the following:

The deemed issue price of Series A Preferred Shares shall be C$0.25 per share (the “Deemed Issue Price”).

1.       DIVIDEND RIGHTS

(a)       The holders of the then outstanding Series A Preferred Shares shall be entitled to receive, out of any assets of the Company legally available therefore, such dividends as may be declared on shares of the Series A Preferred Shares from time to time by the Board of Directors.

(b)       No dividend shall be paid with respect to any Common Shares, Restricted Voting Shares or any other shares of capital stock of the Company ranking junior to the Series A Preferred Shares with respect to the payment of dividends (the “Junior Shares”) unless;

(i) the holders of the Series A Preferred Shares are first paid;

(A) all declared and unpaid dividends, and

(B) a dividend per share of Series A Preferred Share equal to the dividend that would be payable on the number of shares of common stock of the Company into which each share of Series A Preferred Share is then convertible pursuant to Section 4.1. For clarity, any dividends paid under this subsection 1(b)(i)(B) are excluded from the aggregate dividend calculations for the purposes of subsection 1(c); and

(ii) the holders of any other series of preferred shares of this Company having a preferential right to dividends equal or superior to the rights of the holders of Series A Preferred Shares are paid dividends per share in accordance with their dividend rights.

The right to such dividends on the Series A Preferred Shares shall not be cumulative, and no rights shall accrue to the holders of Series A Preferred Shares by reason of the fact that dividends on such shares are not declared or paid in any prior year.

(c)        In the event that Series A Preferred Share receive dividends pursuant to sub-sections 1(a) in an aggregate amount equal to or greater than the Deemed Issue Price each Series A Preferred Share shall be automatically converted pursuant to Section 4.2(a), effective immediately prior to any distribution of a dividend to the Common Shares.

(d) In the event that Series A Preferred Shares are subject to automatic conversion pursuant to sub-sections 4.2(b) then each Series A Preferred Share shall be entitled to receive a dividend equal to the Deemed Issue Price, prior to conversion the Common Shares.

(e)       Each holder of an outstanding share of Series A Preferred Shares shall be deemed to have consented to distributions made by the Company in connection with its repurchase of shares of common stock issued to or held by officers, directors, stockholders or employees of, or consultants to, this Company or its subsidiaries pursuant to agreements (whether now existing or hereafter entered into) providing for the right of repurchase between this Company and such persons.

2.       VOTING RIGHTS

Except as expressly provided by the Articles of the Company or as required by law, the holders of the Series A Preferred Shares shall have the same voting rights as the holders of Common Shares and shall be entitled to notice of any shareholders’ meeting in accordance with the Articles of the Company, and the holders of Common Shares and the Series A Preferred Shares shall vote together as a single class on all matters. Each holder of Series A Preferred Shares shall be entitled to the number of votes equal to the number of shares of Common Shares into which such Series A Preferred Shares could then be converted. Fractional votes shall not be permitted. Any fractional voting rights resulting from the above formula (after aggregating all shares into which Series A Preferred Shares held by each holder could be converted) shall be rounded down to the nearest whole number.

3.       LIQUIDATION

(a)       In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Shares shall be entitled to receive out of the assets and funds of the Company, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Junior Shares, an amount per Series A Preferred Share equal to two times the Deemed Issue Price of the Series A Preferred Shares (as appropriately adjusted for any stock dividends, combinations or splits) plus all accrued or declared but unpaid dividends on such shares (the “Liquidation Preference”). If the assets and funds available for distribution to the holders of the Series A Preferred Shares shall be insufficient to pay the Liquidation Preference in full, then the entire assets and funds of the Company legally available for distribution shall be distributed to the holders of the Series A Preferred Shares in proportion to the Liquidation Preference amount each such holder is otherwise entitled to receive.

(b)       After payment in full of the Liquidation Preference has been made to the holders of the Series A Preferred Shares, all remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares and Junior Stock in proportion to the number of common shares that would be held by each such holder, if all Series A Preferred Shares were converted into Common Shares pursuant to Section 4 hereof.

(c)       Upon payment of the Liquidation Preference each Series A Preferred Share shall, as a condition of the payment, be convertible into Common Share at the rate of one Common Share for each Series A Preferred Share (1 : 1) and the provisions of section 4.3 shall apply.

(d)       For purposes of this Section 3, a liquidation, dissolution or winding up of the Company shall not include the acquisition of the Company by another entity or reincorporation solely for the purpose of changing the Company’s domicile.

4.       CONVERSION

4.1       Shareholder Right to Convert

Subject to Section 4.3, each Series A Preferred Share shall, at the option of the holder, at any time after issuance, be convertible into Common Shares at the rate of one Common Share for each Series A Preferred Share (1 : 1).

4.2       Automatic Conversion

(a)        Subject to Section 1, in the event that Series A Preferred Share receive dividends pursuant to sub-sections 1(a) in an aggregate amount equal to or greater than the Deemed Issue Price then each Series A Preferred Share shall be automatically converted into Common Shares at the rate of one Common Share for each Series A Preferred Share (1 : 1).

(b)       All of the issued and outstanding Series A Preferred Shares will be automatically converted into Common Shares on the basis of one Common Share for each Series A Preferred Share (1 : 1) or such number of Common Shares as required by anti-dilution provisions in the following events:

i)	Upon the completion of an initial public offering, or a reverse take-over with a qualifying secondary offering, pursuant to which the Common Shares are listed for trading on the New York Stock Exchange, NYSE Amex, the NASDAQ National Market or SmallCap Quotation System or a successor to any of the foregoing, raising at least US$40 million, and a price per share which values the Company at US$160 million or more, prior to listing (the “Qualified IPO”);

ii)	A third party makes a bona fide offer to acquire 100% of the Company’s shares, or execute a merger or amalgamation in which effective control of the Company is transferred, and such offer has been approved by the Company’s Board of Directors and its shareholders, such that shareholders receive proceeds from the transaction of at least US$160 million in the form of shares or cash or a combination of both (“Qualified Share Sale or Merger”);

iii)	A third party makes a bona fide offer to acquire all or substantially all of the Company’s assets, for sale proceeds of at least US$180 million and such offer has been approved by the Company’s Board of Directors and its shareholders, and provided that the shareholders on closing receive proceeds from the transaction by way of dividend and return of capital or otherwise of at least US$160 million (“Qualified Asset Sale”); or

iv)	A third party makes a bona fide offer to acquire certain specific Company asset(s), for sale proceeds of at least US$180 million, and provided that the provision of subsection iii is not triggered, and such offer has been approved by the Company’s Board of Directors and provided that the shareholders on closing receive proceeds from the transaction by way of dividend, return of capital or otherwise of at least US$160 million (“Qualified Specific Asset Sale”),

(a Qualified IPO or a Qualified Share Sale or Merger or a Qualified Asset Sale or a Qualified Specific Asset Sale shall be collectively referred to as a “Qualified Transaction”).

(c)        In the event that the Series A Preferred Shares are automatically converted pursuant to sub-section 4.2(b), then each Series A Preferred Share shall be entitled to receive a dividend pursuant to sub-section 1(d).

(d)       Should the consideration received by the Company be other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors.

4.3       Mechanics of Conversion

(a)        Shareholder Right to Convert - Before any holder of Series A Preferred Shares shall be entitled to convert the same into Common Shares of the Company, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the registered office of the Company or of any transfer agent for the Series A Preferred Shares, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same. The Company shall, as soon as practicable, issue and deliver at such office to such holder of Series A Preferred Shares or to the nominee or nominees of such holder, a certificate or certificates for the number of Common Shares of the Company to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Shares to be converted, and the person or persons entitled to receive the Common Shares of the Company issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of such date.

(b)        Automatic Conversion - If the conversion is in connection with a Qualified Transaction, pursuant to Section 4.2 the conversion of the Series A Preference Shares into Common Shares shall occur until immediately prior to the closing of Qualified Transaction, provided that the holder of any Series A Preferred Shares may tender their shares for conversion, conditionally upon the closing of such Qualified Transaction, in which event the person(s) entitled to receive the Common Shares of the Company issuable upon such conversion of the Series A Preferred Shares shall not be deemed to have converted such stock until immediately prior to the closing of Qualified Transaction.

In the event some but not all of the Series A Preferred Shares represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the Series A Preferred Shares that were not converted.

4.4       Distributions

In the event the Company shall declare a distribution payable in cash or securities of the Company, or assets, options or rights, then, in each such case for the purpose of this Section 4.4, the holders of the Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common Shares of the Company into which their Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of the Common Shares of the Company entitled to receive such distribution.

4.5       No Fractional Shares; Certificates as to Adjustment

No fractional shares of common share of the Company shall be issued upon the conversion of Series A Preferred Shares, but the Company pay to the holder of such shares a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Shares (as determined in a reasonable manner prescribed by this Company’s Board of Directors) at the close of business on the applicable conversion date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of Series A Preferred Shares being converted at any one time by any holder, not upon each Series A Share being converted.

4.6       Notices of Record Date

In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or other securities or property, or to receive any other right, the Company shall mail to each holder of Series A Preferred Shares, at least five (5) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

5       RECAPITALIZATIONS

If the Common Shares of the Company issuable upon the conversion of Series A Preferred Shares shall be changed into the same or a different number of shares of any class or classes of shares of the Company, whether by capital reorganization, reclassification or otherwise), then and in each such event each Series A Preferred Share shall be convertible into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification or other change by the number of common shares of the Company into which such Series A Preferred Shares might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

6       NOTICES

Any notice required by the provisions of this Section 6 to be given to the holders of Series A Preferred Shares shall be deemed given if delivered by prepaid courier to each holder’s address appearing on the books of the Company.

SCHEDULE H

FORM OF CONSIDERATION WARRANT

[See attached]

Unless permitted under securities legislation, the holder of this security must not trade the security before ¨.

WITHOUT PRIOR WRITTEN APPROVAL OF TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL.

[if applicable]THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY ACQUIRING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY; (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; OR (C) IN ACCORDANCE WITH ANY OTHER REGISTRATION EXEMPTION EVIDENCED BY AN OPINION OF COUNSEL OF RECOGNIZED STANDING AND REASONABLY ACCEPTABLE TO THE COMPANY AND THE TRANSFER AGENT, AVAILABLE UNDER THE SECURITIES ACT AND APPLICABLE STATE LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA OR ELSEWHERE.

A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY”, MAY BE OBTAINED FROM THE COMPANY’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE TRANSFER AGENT AND THE COMPANY, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF SEC REGULATION S UNDER THE SECURITIES ACT AND APPLICABLE FOREIGN LAW.

THIS WARRANT CERTIFICATE IS VOID IF NOT EXERCISED ON OR BEFORE 4:00 P.M. (vancouver TIME) ON ¨.

TRANSFERABLE

WARRANT CERTIFICATE

ALPHA COGNITION INC.

(Existing under the Business Corporations Act (British Columbia))

WARRANT CERTIFICATE NO. [♦]	[♦] warrants entitling the holder to acquire, subject to adjustment, one common share in the capital of Alpha Cognition Inc. for each warrant represented hereby (the “Warrants”).

THIS IS TO CERTIFY THAT, FOR VALUE RECEIVED, [♦] of [♦] (the “Holder”) is entitled to acquire for each Warrant, in the manner and subject to the restrictions and adjustments set forth herein, at any time and from time to time until 4:00 p.m. (Vancouver Time) on (the “Expiry Time”), one fully paid and non-assessable common share (“Share”) in the capital of Alpha Cognition Inc. (the “Corporation”) at an exercise price of $t per Share (the “Exercise Price”), subject to the terms and conditions referred to in this Warrant Certificate.

The Warrants represented by this Warrant Certificate may only be exercised at the office of the Corporation at t. The Warrants are issued subject to the terms and conditions appended hereto as Schedule “A”.

All dollar amounts referred to herein are expressed in Canadian dollars, unless otherwise indicated.

[signature page follows]

H-1

IN WITNESS WHEREOF, the Corporation has caused this Warrant Certificate to be executed by a duly authorized officer.

DATED this ______ day of ______________________, 20____.

ALPHA COGNITION INC.

Per:
Authorized Signatory

(See terms and conditions attached hereto)

H-2

SCHEDULE “A”

TERMS AND CONDITIONS

Article 1
INTERPRETATION

1.1	Definitions

In these Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith:

(a)	“Business Day” means a day on which Canadian chartered banks are open for the transaction of regular business in the City of Vancouver, British Columbia;

(b)	“Corporation” means Alpha Cognition Inc. unless and until a successor corporation will have become such in the manner prescribed in Article 6, and thereafter “Corporation” will mean such successor corporation;

(c)	“Corporation’s Auditors” means an independent firm of accountants duly appointed as auditors of the Corporation;

(d)	“Exemption” has the meaning ascribed to such term under Section 8.2 of this Warrant Certificate;

(e)	“Exercise Price” has the meaning ascribed to it on the face page of this Warrant Certificate;

(f)	“Expiry Time” has the meaning ascribed to it on the face page of this Warrant Certificate;

(g)	“hereby”, “herein” and similar expressions refer to these Terms and Conditions as the same may be amended or modified from time to time; and the expression “Article” and “Section” followed by a number refer to the specified Article or Section of these Terms and Conditions;

(h)	“Holder” has the meaning ascribed to it on the face page of this Warrant Certificate;

(i)	“Person” means an individual, corporation, partnership, trustee or any unincorporated organization and words importing persons have a similar meaning;

(j)	“Shares” means the common shares in the capital of the Corporation;

(k)	“Transferee” has the meaning ascribed to such term under Section 8.1 of this Warrant Certificate;

(l)	“Warrants” means the warrants represented by this Warrant Certificate, each Warrant entitling the Holder to acquire one Share; and

(m)	“Warrant Certificate” means the certificate to which these Terms and Conditions are attached.

1.2	General

Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.3	Interpretation Not Affected by Headings

The division of these terms and conditions into articles and sections, and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation thereof.

A-1

1.4	Applicable Law

The terms hereof and of the Warrants will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable thereto.

1.5	Currency

Unless otherwise noted, all references to “$” or “dollars” are references to the lawful currency of Canada.

Article 2
ISSUE OF WARRANT

2.1	Issue of Warrants

That number of Warrants set out on the Warrant Certificate are hereby created and issued.

2.2	Additional Issuance of Securities

The Corporation may at any time and from time to time undertake further equity or debt financing and may issue additional Shares, warrants or grant options or similar rights to purchase Shares to any person.

2.3	Issue in Substitution for Lost Warrants

If the Warrant Certificate becomes mutilated, lost, destroyed or stolen:

(a)	the Corporation will issue and deliver a new Warrant Certificate, in exchange for and in place of and upon cancellation of such mutilated, lost, destroyed or stolen Warrant Certificate; and

(b)	the Holder will bear the cost of the issue of a new Warrant Certificate hereunder and in the case of the loss, destruction or theft of the Warrant Certificate, will furnish to the Corporation such evidence of loss, destruction, or theft as will be satisfactory to the Corporation in its discretion. The Corporation may also require the Holder to furnish indemnity in an amount and form satisfactory to the Corporation in its discretion, and will pay the reasonable charges of the Corporation in connection therewith.

2.4	Warrantholder Not a Shareholder

The Warrants will not constitute the Holder a shareholder of the Corporation, nor entitle it to any right or interest in respect thereof except as may be expressly provided in the Warrant.

Article 3
EXERCISE OF THE WARRANT

3.1	Method of Exercise of the Warrant

The right to purchase Shares conferred by the Warrant Certificate may be exercised, prior to the Expiry Time, by the Holder surrendering it, with a duly completed and executed exercise form substantially in the form attached hereto as Schedule “B” and cash or a certified cheque or bank draft payable to or to the order of the Corporation, for the Exercise Price in lawful money of Canada, to the Corporation’s office at ♦.

A-2

3.2	Effect of Exercise of the Warrant

(a)	Upon surrender and payment as aforesaid the Shares so subscribed for will be issued as fully paid and non-assessable shares and the Holder will become the Holder of record of such Shares on the date of such surrender and payment; and

(b)	Within five Business Days after surrender and payment as aforesaid, the Corporation will forthwith cause the issuance to the Holder a certificate for the Shares purchased as aforesaid.

3.3	Subscription for Less than Entitlement

The Holder may subscribe for and purchase a number of Shares less than the number which it is entitled to purchase pursuant to the surrendered Warrant Certificate. In the event of any purchase of a number of Shares less than the number which can be purchased pursuant to the Warrant Certificate, the Holder will be entitled to the return of the Warrant Certificate with a notation showing the balance of the Shares which it is entitled to purchase pursuant to the Warrant Certificate which were not then purchased.

3.4	Expiration of the Warrant

After the Expiry Time all rights hereunder will wholly cease and terminate and the Warrant will be void and of no effect.

Article 4
ADJUSTMENTS

4.1	Adjustments

If at any time after the date hereof and prior to the expiry of the Warrants, and provided that any Warrants remain unexercised, there shall be:

(a)	a reclassification of the Corporation’s common shares, a change in the Corporation’s common shares into other shares or securities, a subdivision or consolidation of the Corporation’s common shares into a greater or lesser number of common shares, or any other capital reorganization, or

(b)	a consolidation, amalgamation or merger of the Corporation with or into any other corporation other than a consolidation, amalgamation or merger which does not result in any reclassification of the Corporation’s outstanding common shares or a change of the Corporation’s common shares into other shares or securities,

(any of such events being called a “Capital Reorganization”) any Holders who shall thereafter acquire Shares pursuant to the Warrants shall be entitled to receive, at no additional cost, and shall accept in lieu of the number of Shares to which such Holder was theretofore entitled to acquire upon such exercise, the aggregate number of shares, other securities or other property which such Holder should have been entitled to receive as a result of such Capital Reorganization if, on the effective date or record date thereof as the case may be, the Holder had been the registered holder of the number of Shares to which such Holder was theretofore entitled to acquire upon exercise of the Warrants. If determined appropriate by the Corporation acting reasonably, appropriate adjustments shall be made in the application of the provisions set forth herein with respect to the rights and interests of the Holder relative to a Capital Reorganization, to the end that the provisions set forth herein shall correspond as nearly as may be reasonably possible to the effect of the Capital Reorganization in relation to any shares, other securities or other property thereafter deliverable upon the exercise of any Warrants.

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In case the Corporation, after the date hereof, shall take any action affecting any securities of the Corporation, other than as previously set out herein, which in the opinion of the directors would materially affect the rights and interests of the Holder hereunder, the number of Shares or other securities which are issuable on the exercise of the Warrants shall be adjusted in such manner, if any, and at such time as the directors, in their sole discretion, may determine to be equitable in the circumstances, provided that no such adjustment will be made unless all necessary regulatory approvals, if any, have been obtained. In the event of any question arising with respect to any adjustment provided for herein, such question shall be conclusively determined by a firm of chartered accountants appointed by the Corporation at its sole discretion (who may be the Corporation’s Auditors) and any such determination shall be binding upon the Corporation and the Holder.

No adjustment shall be made in respect of any event described herein if the Holder is entitled to participate in such event on the same terms, without amendment, as if the Holder had exercised the Warrants prior to or on the effective date or record date of such event. The adjustments provided for herein are cumulative and such adjustments shall be made successively whenever an event referred to herein shall occur, subject to the limitations provided for herein. No adjustment shall be made in the number or kind of securities which may be acquired on the exercise of a Warrant unless it would result in a change of at least one-hundredth of a Share or other security. Any adjustment which may by reason of this paragraph not be required to be made shall be carried forward and then taken into consideration in any subsequent adjustment.

Notwithstanding any adjustments provided for herein or otherwise, the Corporation shall not be required, upon the exercise of any Warrants, to issue fractional Shares or other securities in satisfaction of its obligations hereunder and, except as provided for herein, any fractions shall be eliminated. To the extent that the Holder would otherwise be entitled to acquire a fraction of a Share or other security, such right may be exercised in respect of such fraction only in combination with other rights which in the aggregate entitle the Holder to acquire a whole number of Shares or other securities. The Holder shall be entitled, upon the elimination of any fraction of a Share or other security, to be paid in cash for the fair market value for the securities so eliminated, always provided that the Corporation shall not be required to make any payment if for less than $10.

4.2	Voluntary Adjustment by the Corporation

Subject to requisite regulatory approval, the Corporation may, at its option, at any time during the term of the Warrants, reduce the then current Exercise Price to any amount deemed appropriate by the Board of Directors of the Corporation.

4.3	Notice of Adjustment

Whenever the number of Shares purchasable upon the exercise of each Warrant or the Exercise Price of such Shares is adjusted, as herein provided, the Corporation will send to the Holder, notice of such adjustment or adjustments.

4.4	No Adjustment for Dividends

Except as provided in section 4.1 of this Article 4, no adjustment in respect of any dividends will be made during the term of a Warrant or upon the exercise of a Warrant.

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4.5	Preservation of Purchase Rights Upon Merger, Consolidation, etc.

In connection with any consolidation of the Corporation with, or amalgamation, arrangement, merger or any other business combination of the Corporation with or into, another corporation or corporations (including, without limitation, pursuant to a takeover bid, tender offer or other acquisition of all or substantially all of the outstanding Shares) or in case of any sale, transfer or lease to another corporation of all or substantially all the property of the Corporation, the Corporation or such successor or purchasing corporation, as the case may be, will execute with the Holder an agreement that the Holder will have the right thereafter, upon payment of the Exercise Price in effect immediately prior to such action, to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property which it would have owned or have been entitled to receive after the happening of such consolidation, amalgamation, arrangement, business combination merger, sale, transfer or lease had such Warrant been exercised immediately prior to such action, and the Holder will be bound to accept such shares and other securities and property in lieu of the Shares to which it was previously entitled; provided, however, that no adjustment in respect of dividends, interest or other income on or from such shares or other securities and property will be made during the term of a Warrant or upon the exercise of a Warrant. Any such agreement will provide for adjustments, which will be as nearly equivalent as may be practicable to the adjustments provided for in this Schedule “A”. The provisions of this Section 4.5 will similarly apply to successive consolidations, mergers, amalgamations, arrangements, business combinations, sales, transfers or leases.

4.6	Determination of Adjustments

If any questions will at any time arise with respect to the Exercise Price, such question will be conclusively determined by the Corporation’s Auditors, or, if they decline to so act, any other firm of chartered professional accountants, that the Corporation may designate and the Holder, acting reasonably, may approve, and who will have access to all appropriate records and such determination will be binding upon the Corporation and the holder.

Article 5
COVENANTS BY THE CORPORATION

5.1	Reservation of Shares

The Corporation will reserve and there will remain unissued out of its authorized capital a sufficient number of Shares to satisfy the rights of acquisition provided for in the Warrant Certificate.

5.2	Issuance of Shares/Listing

The Corporation covenants and agrees that all Shares which will be so issuable upon exercise of the Warrants, upon issuance, be issued as fully paid and non-assessable and free from all liens, charges and encumbrances. The Corporation will use its reasonable commercial efforts to maintain the listing of its Shares on a stock exchange or trading system until the Expiry Time.

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Article 6
MERGER AND SUCCESSORS

6.1	Corporation May Consolidate, etc. on Certain Terms

Nothing herein contained will prevent any consolidation, amalgamation, arrangement, merger or other business combination of the Corporation with or into any other corporation or corporations, or a conveyance or transfer of all or substantially all the properties and estates of the Corporation as an entirety to any corporation lawfully entitled to acquire and operate same, provided, however, that the corporation formed by such consolidation, amalgamation, arrangement, merger or other business combination or which acquires by conveyance or transfer all or substantially all the properties and estates of the Corporation as an entirety will, simultaneously with such amalgamation, arrangement, merger, business combination, conveyance or transfer, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Corporation.

6.2	Successor Corporation Substituted

In case the Corporation, pursuant to Section 6.1 will be consolidated, amalgamated, arranged, merged or combined with or into any other corporation or corporations or will convey or transfer all or substantially all of its properties and estates as an entirety to any other corporation, the successor corporation formed by such consolidation, amalgamation, merger, arrangement or business combination into which the Corporation will have been consolidated, amalgamated, arranged, merged or combined or which will have received a conveyance or transfer as aforesaid, will succeed to and be substituted for the Corporation hereunder and such changes in phraseology and form (but not in substance) may be made in the Warrant Certificate and herein as may be appropriate in view of such amalgamation, arrangement, merger, business combination or transfer.

Article 7
AMENDMENTS

7.1	Amendment, etc.

Other than pursuant to Article 4.2 hereof, this Warrant Certificate may only be amended by a written instrument signed by the Corporation and the Holder.

Article 8
TransferS AND RESTRICTIONS

8.1	Transfer

Subject to applicable securities legislation and the rules, policies, notices and orders issued by applicable securities regulatory authorities, including the rules of the any stock exchange upon which the Shares may be listed, the Warrants evidenced hereby (or any portion thereof) may be assigned or transferred by the Warrant Holder to a third party (a “Transferee”) provided that the Holder delivers a duly completed and executed transfer form attached hereto as Schedule “C” to the Corporation.

The rights and obligations of the parties hereunder will be binding upon and enure to the benefit of their successors and permitted assigns.

8.2	Legending of Certificates

The Warrants have been (and any Shares issued upon exercise of the Warrants will be) issued pursuant to an exemption (an “Exemption”) from the registration and prospectus requirements of applicable securities law. To the extent that the Corporation relies on such Exemption, the securities will be subject to restrictions on resale and transferability contained in applicable securities laws.

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In the event that any of the securities which may be acquired hereunder are subject to a hold period, or any other restrictions on resale and transferability, the Corporation may place a legend on the certificates representing the securities as may be required under applicable securities laws (and United States securities laws if applicable) or the requirements of any stock exchange or other market, or as it may otherwise deem necessary or advisable.

Any certificate of Shares issued prior to ♦shall bear the following legend:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE ♦.

and where required pursuant to the policies of the TSX Venture Exchange:

WITHOUT PRIOR WRITTEN APPROVAL OF TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL ♦.

8.3	U.S. Restrictions

The Warrants represented hereby and securities which may be acquired hereunder have not been and will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”) or the securities laws of any state of the United States, and the Warrants represented hereby may not be exercised, offered or sold (directly or indirectly) in the United States to, or for the account or benefit of, any U.S. Person (as defined in Rule 902(k) of Regulation S under the 1933 Act, which definition includes, but is not limited to, an individual resident in the United States and an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or company organized or incorporated under the laws of the United States) (a “U.S. Person”) unless registered under the 1933 Act and the securities laws of all applicable U.S. states or unless an exemption from such registration requirements under the 1933 Act and applicable state securities laws is available, and the Holder has furnished an opinion of counsel of recognized standing in form and substance satisfactory to the Corporation and its counsel to such effect.

If the Warrants are exercised pursuant to 3.1 above and the Holder is (i) in the United States at the time of exercise, (ii) a U.S Person or exercising the Warrants on behalf of a U.S. Person, or (iii) executing or delivering the exercise form in the United States, then the certificates evidencing the Shares shall bear, until such time as the same is no longer required under the applicable requirements of the 1933 Act and the securities laws of all applicable states of the United States, the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY ACQUIRING SUCH SECURITIES, AGREES FOR THE BENEFIT OF ALPHA COGNITION INC. (THE “COMPANY”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY; (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; OR (C) IN ACCORDANCE WITH ANY OTHER REGISTRATION EXEMPTION EVIDENCED BY AN OPINION OF COUNSEL OF RECOGNIZED STANDING AND REASONABLY ACCEPTABLE TO THE COMPANY AND THE TRANSFER AGENT, AVAILABLE UNDER THE SECURITIES ACT AND APPLICABLE STATE LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA OR ELSEWHERE.

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A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY”, MAY BE OBTAINED FROM THE COMPANY’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE TRANSFER AGENT AND THE COMPANY, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF SEC REGULATION S UNDER THE SECURITIES ACT AND APPLICABLE FOREIGN LAW.”

and any certificate representing any Shares issued in exchange therefor or in substitution thereof will bear the same legend, provided, however, a new certificate bearing no legend may be obtained from the Corporation’s transfer agent upon delivery of the certificate evidencing such securities and a duly executed declaration, in a form satisfactory to the transfer agent and the Corporation, to the effect that the sale of the securities is being made in compliance with Rule 904 of Regulation S under the 1933 Act.

Article 9
NOTICE

9.1	Notice

Any notice to be given hereunder to the Holder will be given in writing and either delivered, mailed by prepaid first class post to the Holder at the address indicated on the Warrant, emailed to the Holder at the address indicated in the subscription agreement pursuant to which these Warrants were purchased (if applicable), or at such other address as the Holder may hereafter designate by notice in writing. If such notice is delivered, it will be deemed to have been given at the time of delivery; if such notice is sent by mail, it will be deemed to have been given 48 hours following the date of mailing thereof; if such notice is sent by email, it will be deemed to have been given at the time of transmission. In the event of a mail strike or disruption in postal service at or prior to the time a notice is deemed to have been received by mail, such notice will be delivered.

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SCHEDULE “B”

EXERCISE FORM

TO: ALPHA COGNITION INC.

Terms which are not otherwise defined therein will have the meanings ascribed to such terms in the Warrant Certificate held by the undersigned and issued by Alpha Cognition Inc. (the “Corporation”).

(1)	The undersigned hereby exercises the right to acquire __________________ Shares of the Corporation in accordance with and subject to the provisions of such Warrant Certificate and herewith makes payment of the purchase price in the amount of CAD$______________ in full for the said number of Shares, subject to adjustment in accordance with the terms of the Warrant Certificate.

(2)	The undersigned hereby represents, warrants and certifies to the Corporation that at the time of exercise (PLEASE CHECK [✓] ONE OF THE FOLLOWING):

A.	☐	The undersigned holder (i) at the time of exercise of these Warrants is not in the United States; (ii) is not a “U.S. person” as defined in Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and is not exercising these Warrants on behalf of a “U.S. person”; and (iii) did not execute or deliver this Exercise Form in the United States.

OR

B.	☐	The undersigned holder (i) is an “accredited investor”, as defined in Rule 501(a) under the U.S. Securities Act, who acquired the Warrants directly from the Corporation; (ii) is exercising the Warrants solely for its own account and not on behalf of any other person; and (iii) each of the representations and warranties made in connection with the issuance of the Warrants remains true and correct on the date of exercise of the Warrants.

OR

C.	☐	The undersigned holder has delivered to the Corporation an opinion of counsel in form and substance satisfactory to the Corporation (in its sole discretion) to the effect that the exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available.

The undersigned understands that unless box A above is checked, the certificate representing the Shares will bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available.

(3)	The undersigned hereby irrevocably directs that the said Shares be issued and delivered as follows:

Name(s) in Full	Address(es)	Number of Shares

Note: If further nominees are intended, please attach (and initial) a schedule giving these particulars.

If any Shares are to be issued to a person or persons other than the undersigned holder, the undersigned holder must pay all applicable transfer taxes or other government charges. If any Warrants represented by this Warrant Certificate are not being exercised, a new Warrant Certificate will be issued and delivered with the share certificates.

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DATED this _____ day of _______________, 20_____.

Signature Guaranteed (if applicable)	(Signature of registered holder or Authorized Signatory if a corporation)

If applicable, print Name and Office/Title of Signatory

Print full name of registered holder as on the Warrant Certificate

Print full address

Instructions:

1.	The registered Holder may exercise its right to receive Shares by completing this form and surrendering this form, the ORIGINAL Warrant Certificate representing the Warrants being exercised and the purchase price to the Corporation’s office at ♦. Cheques representing the purchase price should be made payable to the Corporation.

2.	If the Exercise Form indicates that Shares are to be issued to a person or persons other than the registered Holder of the Warrant Certificate, the signature of such Holder of the Exercise Form must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange.

3.	If the Exercise Form is signed by a trustee, exercise, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to the Corporation.

4.	If box (2)C above is checked, any opinion tendered must be from counsel of recognized standing in form and substance satisfactory to the Corporation. Holders planning to deliver an opinion of counsel in connection with the exercise of the Warrants should contact the Corporation in advance to determine whether any opinions tendered will be acceptable to the Corporation.

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SCHEDULE “C”

TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

______________________________________________________________________________________________

(Please print or typewrite name and address of assignee)

_______________________________________________________________________________________________

___________Warrant(s) represented by the within certificate, and do(es) hereby irrevocably constitute and appoint ________________________________________________________________________________ the attorney of the undersigned to transfer the said Warrants maintained on the books of Alpha Cognition Inc. with full power of substitution hereunder.

DATED this _____ day of _______________, 20_____.

Signature of Warrant Holder

Signature Guarantee	Name of Warrant Holder (please print)

The signature of the Warrant Holder to this assignment must correspond exactly with the name of the Warrant Holder as set forth on the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever, and the signature must be guaranteed by a Canadian chartered bank or by a Canadian trust company or by a medallion signature guarantee from a member of a recognized Medallion Signature Guarantee Program.

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SCHEDULE I

CAPITAL STRUCTURE OF ALPHA AND ITS SUBSIDIARY

Alpha

Security	Authorized	Issued
Alpha Common Shares	Unlimited		42,996,524
Alpha Class B Shares	Unlimited		Nil
Alpha Class C Preferred Shares	Unlimited		Nil
Alpha Class C Shares (Series A)	15,000,000		7,916,380
Options – Common Shares	N/A		10,069,365	(1)
Alpha Warrants	N/A		9,201,783	(2)
Alpha Convertible Promissory Notes	N/A	US$	2,000,000	(3)
Alpha Convertible Promissory Note Warrants	N/A	US$	2,000,000	(4)

Notes:

(1)	900,000 Alpha Options exercisable at a price of US$0.01 until February 1 2026; 691,057 Alpha Options exercisable at a price of US$0.01 until December 31, 2027; 4,600,000 Alpha Options exercisable at a price of US$0.01 until September 1, 2028; 3,800,000 Alpha Options exercisable at a price of US$0.01 until May 31, 2029; 39,154 Alpha Options exercisable at US$0.40 until June 1, 2029; and 39,154 Alpha Options exercisable at US$0.40 until July 22, 2030.

(2)	440,000 exercisable into Alpha Common Shares at a price of US$0.40 until July 5, 2023, and 8,761,783 exercisable into Alpha Common Shares at a price of US$0.40 until August 30, 2024.

(3)	Convertible into Alpha Common Shares at a price per Alpha Common Share equal to the lower of (a) a 20% discount to the price per Alpha Common Share implied by a Value Transaction (as defined in the Alpha Convertible Promissory Note); and (b) US$1.60. Expire October 27, 2021.

(4)	On or before October 30, 2020 are exercisable with payment of US$2,000,000 into Alpha Convertible Promissory Notes, or at the election of the holder, units on the same terms as the Concurrent Financing entitling the holder to ultimately receive one Crystal Post-Consolidated Common Share and one half of one Crystal Warrant.

Alpha Cognition USA Inc.

Security	Authorized	Issued
Common Shares	1,000	1,000	(1)

Notes:

(1)	Wholly-owned by Alpha Cognition Inc.

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SCHEDULE J

PRO FORMA CAPITAL STRUCTURE OF CRYSTAL FOLLOWING THE ARRANGEMENT

Security	Authorized	Issued (Approximate)
Crystal Post-Consolidated Shares	Unlimited	49,563,664	(1)(2)(3)
Crystal Restricted Voting Shares	Unlimited	7,000,000	(4)
Crystal Class B Preferred Shares	Unlimited	7,916,380
Crystal Options	N/A	119,047	(5)
Crystal Warrants	N/A	14,666,366	(6)
Alpha Options	N/A	10,069,365	(7)

Notes:

(1)	Includes 1,640,056 Crystal Post-Consolidated Shares held by Crystal Shareholders; 35,996,524 Crystal Post- Consolidated Shares issuable to holders of Alpha Common Shares as at the date of this Agreement, other than U.S. Restricted Shareholders; 2,135,417 Crystal Post-Consolidated Shares issuable on conversion of the Alpha Convertible Promissory Notes (see Note 2); 1,666,667 Crystal Post-Consolidated Shares underlying the Alpha Convertible Promissory Note Warrants (see Note 3); 8,125,000 Crystal Post-Consolidated Shares underlying the Subscription Receipts, assuming completion of the Concurrent Financing for gross proceeds of $13,000,000 and no exercise of the over-allotment option.
(2)	On Closing, the Alpha Convertible Promissory Notes will convert into approximately 2,135,417 Crystal Post-Consolidated Common Shares. This assumes the principal amount of US$2,000,000, plus 5% interest calculated from April 27, 2020 to October 30, 2020 (US$50,000), is converted at approximately US$0.96 per Crystal Post-Consolidated Share (being a 20% discount to the Concurrent Financing price of $1.60 per Subscription Receipt, using an exchange rate of US$0.75 per $1.00). Final interest amount and exchange rate to be determined on Closing.
(3)	Assuming exercise of the Alpha Convertible Promissory Note Warrants to purchase US$2,000,000 in units on the same terms as the Concurrent Financing, on Closing, approximately 1,666,667 Crystal Post-Consolidated Common Shares and 833,333 Crystal Warrants will be issuable in connection with the Alpha Convertible Promissory Note Warrants (using the Concurrent Financing price of $1.60 per Subscription Receipt, and an exchange rate of US$0.75 per C$1.00). Final exchange rate to be determined on Closing.
(4)	Issuable to the U.S. Restricted Shareholders as set forth in Section 1.1(b) of the Alpha Disclosure Letter. Subject to adjustment in accordance with Section 2.15(b) of the Agreement.
(5)	Exercisable into Crystal Post-Consolidated Shares at a price of $0.714 until September 21, 2023.
(6)	Includes 440,000 Crystal Warrants issued in exchange for Alpha Warrants exercisable into Crystal Post-Consolidated Shares at a price of US$0.40 until July 5, 2023; 8,761,783 Crystal Warrants issued in exchange for Alpha Warrants exercisable into Crystal Post-Consolidated Shares at a price of US$0.40 until August 30, 2024; 833,333 Crystal Warrants underlying the units issuable pursuant to the Alpha Convertible Promissory Note Warrants (see Note 3); and 4,062,500 Crystal Warrants underlying the Subscription Receipts and 568,750 Crystal Warrants issuable to the agents, assuming completion of the Concurrent Financing for gross proceeds of $13,000,000 and no exercise of the over-allotment option.
(7)	900,000 Alpha Options exercisable at a price of US$0.01 until February 1, 2026; 691,057 Alpha Options exercisable at a price of US$0.01 until December 31, 2027; 4,600,000 Alpha Options exercisable at a price of US$0.01 until September 1, 2028; 3,800,000 Alpha Options exercisable at a price of US$0.01 until May 31, 2029; 39,154 Alpha Options exercisable at US$0.40 until June 1, 2029; and 39,154 Alpha Options exercisable at US$0.40 until July 22, 2030.

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